    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON __________, 2003
                                                           REGISTRATION NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                          OLD FLORIDA BANKSHARES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             FLORIDA                         6712                  65-1113601
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL (I.R.S. EMPLOYER INCORPORATION OR ORGANIZATION) CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

                              6321 DANIELS PARKWAY
                                 P.O. BOX 61279
                            FORT MYERS, FLORIDA 33906
                                 (239) 561-6222
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           LARRY W. JOHNSON, PRESIDENT
                           AND CHIEF EXECUTIVE OFFICER
                              6321 DANIELS PARKWAY
                                 P.O. BOX 61279
                            FORT MYERS, FLORIDA 33906
                                 (239) 415-5001
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              --------------------

                                   COPIES TO:
           E. L. HERBERT, ESQ.                 RICHARD R. CHEATHAM, ESQ.
           WERNER & BLANK, LLC                 KILPATRICK STOCKTON LLP
           7205 W. CENTRAL AVENUE              1100 PEACHTREE STREET, SUITE 2800
           TOLEDO, OHIO 43617                  ATLANTA, GEORGIA 30309
           (419) 841-8051                      (404) 815-6570

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable following the effective date of the Registration Statement and upon the effective date of the merger of Marine Bancshares, Inc. with and into the Registrant pursuant to the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus included as Part I of this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                                CALCULATION OF REGISTRATION FEE
===============================================================================================
                                             Proposed maximum   Proposed maximum     Amount of
  Title of each class of      Amount to be       offering           aggregate      registration
securities to be registered  registered (1)  price per unit    offering price (2)     Fee (3)
-----------------------------------------------------------------------------------------------
Common Stock,                    863,675                           $8,830,375          $715
$.01 par value per share                          N/A
===============================================================================================

(1) Represents the estimated maximum number of common shares of the Registrant that the Registrant expects would be issuable to shareholders of Marine Bancshares, Inc. pursuant to the terms of the Agreement and Plan of Merger between the Registrant and Marine Bancshares, Inc., based on (i) 1,393,025 common shares of Marine Bancshares, Inc. outstanding, including common shares issuable upon exercise of outstanding options and warrants, (ii) an exchange ratio of .62 of a common share of Registrant for each common share of Marine Bancshares, Inc., and (iii) the exchange of all such common shares of Marine Bancshares, Inc. for common shares of Registrant at the exchange ratio.

(2) Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c), 457(f)(2), and 457(f)(3) under the Securities Act, the proposed maximum aggregate offering price is equal to the aggregate book value of the estimated number of common shares of Marine Bancshares, Inc. to be converted into the right to receive Registrant common shares in the merger, computed as of December 31, 2002, and assuming the exercise of all outstanding options and warrants to acquire common shares of Marine Bancshares, Inc.

(3) Calculated pursuant to Rules 457(c), 457(f)(2), and 457(f)(3) under the Securities Act.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, which includes this proxy statement/prospectus, is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Marine Bancshares
[Logo]

Dear Fellow Shareholders:

         You are cordially invited to attend a special meeting of the shareholders of Marine Bancshares, Inc. to be held on ____________________, 2003 at _______ a.m., local time, at _________________________, Florida. At the special meeting you will be asked to consider and vote upon a proposal to approve a merger agreement pursuant to which Marine Bancshares, Inc. will merge with and into Old Florida Bankshares, Inc.

         The boards of directors of Old Florida Bankshares, Inc. and Marine Bancshares, Inc. have each unanimously approved a merger agreement to combine our corporations. (Throughout the rest of this document we refer to Old Florida Bankshares, Inc. as Old Florida and Marine Bancshares, Inc. as Marine.) If the merger is completed, Marine will merge into Old Florida. Each common share of Old Florida that an Old Florida shareholder holds prior to the merger will continue to be one Old Florida common share after the merger. Each common share of Marine that a Marine shareholder holds prior to the merger will be converted into .62 of an Old Florida common share. Assuming the exercise of all Marine stock options and warrants, up to a total of 863,675 Old Florida common shares may be issued in connection with the merger. Instead of issuing fractional shares, Old Florida will make a cash payment equal to such fraction multiplied by $12.50. Following the merger, Marine will no longer exist as a separate entity. Immediately after the merger, Marine's subsidiary bank, Marine National Bank, will be merged into Old Florida Bank, which is Old Florida's subsidiary bank.

         There is no public market for Old Florida's common shares. Old Florida's common shares are not listed on any exchange or the NASDAQ or regularly quoted on the Over-The-Counter Electronic Bulletin Board.

         Old Florida and Marine cannot complete the merger unless the shareholders of Marine vote to adopt the merger agreement. YOUR VOTE IS VERY IMPORTANT. IF YOU DO NOT VOTE, THE EFFECT WILL BE A VOTE "AGAINST" ADOPTION OF THE MERGER AGREEMENT.

         The accompanying document provides you with detailed information concerning Old Florida, Marine, the merger and the merger agreement. We urge you to read this entire document carefully together with the appendices attached to it, which include the merger agreement. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 14 IN THIS DOCUMENT.

                                   Sincerely,

                                 Pierce T. Neese
                                    Chairman

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OLD FLORIDA COMMON SHARES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE OLD FLORIDA COMMON SHARES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY ANY FEDERAL OR STATE GOVERNMENTAL AGENCY.

         This document is dated________________, 2003 and is first being mailed to shareholders on or about _____________, 2003.

                      REFERENCES TO ADDITIONAL INFORMATION

         This proxy statement/prospectus incorporates important business and financial information about Old Florida and Marine that is not included or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents related to Old Florida and Marine that are incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate corporation:

        Old Florida Bankshares, Inc.           Marine Bancshares, Inc.
        6321 Daniels Parkway                   2325 Vanderbilt Beach Road
        P.O. Box 61279                         Naples, Florida 34109
        Fort Myers, Florida 33906              Attention: James S. Weaver,
        Attention: Nicholas J. Panicaro,                  President and Chief
                   Executive Vice President               Executive Officer
        (239) 561-6222                         (877) 593-6331

         PLEASE REQUEST DOCUMENTS NO LATER THAN [    ], 2003 IN ORDER TO RECEIVE
THEM BEFORE THE SPECIAL MEETING. If you request any documents, they will be mailed to you by first class mail, or another equally prompt means, by the next business day after your request is received.

                             MARINE BANCSHARES, INC.
                           2325 VANDERBILT BEACH ROAD
                              NAPLES, FLORIDA 34109

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

         A special meeting of shareholders of Marine Bancshares, Inc., a Florida
corporation, will be held at [         ], Florida, on [    ], [    ], 2003, at
[ ]:00 [_.m.], local time, for the following purposes:

         1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 31, 2002, by and between Marine and Old Florida Bankshares, Inc., a Florida corporation. Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each outstanding Marine common share (other than those as to which dissenters' rights are perfected under the Florida Business Corporation Act) will be converted into the right to receive Old Florida common shares as more fully described in the accompanying proxy statement/prospectus.

         2. To transact any other business which properly comes before the special meeting or any adjournment of the special meeting.

         THE BOARD OF DIRECTORS OF MARINE BANCSHARES, INC. UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER.

         We have fixed [    ], 2003 as the record date for determining those
shareholders entitled to vote at the special meeting and any adjournment of the special meeting. Accordingly, only shareholders of record as of the close of business on that date will be entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting.

         We cannot complete the merger unless the holders of at least a majority of the common shares of Marine outstanding on the record date vote to approve the merger agreement. Holders of common shares of Marine are entitled to assert dissenters' rights with respect to the merger under Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act, as more fully described under the section titled "Rights of Dissenting Shareholders" in this document.

         Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and promptly return it in the accompanying envelope, which requires no postage if mailed in the United States. You can revoke your proxy at any time before it is voted.

                                             By Order of the Board of Directors,

Naples, Florida
[    ], 2003                                     ____________________, Secretary

                                TABLE OF CONTENTS

Description                                                                                                                  Page
----------                                                                                                                   ----
Questions and Answers About the Merger ....................................................................................    4
Summary ...................................................................................................................    5
        Parties to the Merger .............................................................................................    6
               Old Florida ................................................................................................    6
               Marine .....................................................................................................    6
        Marine Special Meeting ............................................................................................    6
        The Merger ........................................................................................................    7
               Reasons for the Merger .....................................................................................    7
               Fairness Opinion of Marine's Financial Advisor .............................................................    8
               Exchange of Marine Common Shares ...........................................................................    8
               Fractional Shares ..........................................................................................    9
               Exchange of Marine Certificates
               Accounting Treatment .......................................................................................    9
               Federal Income Tax Consequences ............................................................................    9
               Interests of Marine's Directors and Officers in the Merger .................................................    9
               Resale of Old Florida Common Shares ........................................................................   10
               Regulatory Approvals .......................................................................................   10
        The Merger Agreement ..............................................................................................   10
               Representations and Warranties; Covenants ..................................................................   10
               Conditions to the Merger ...................................................................................   11
               Effective Time of the Merger ...............................................................................   11
               Amendment and Termination ..................................................................................   12
               Limitations on Considering Other Acquisition Proposals .....................................................   12
               Option Agreement ...........................................................................................   12
               Recommendation of the Board of Directors of Marine .........................................................   12
               Treatment of Marine Stock Options and Warrants .............................................................   12
        Rights of Dissenting Shareholders .................................................................................   13
        Comparison of Rights of Holders of Old Florida Common Shares and of Marine Common Shares ..........................   13
Risk Factors ..............................................................................................................   14
Cautionary Statement Regarding Forward-Looking Information ................................................................   18
The Marine Special Meeting ................................................................................................   19
        Matters to be Considered at the Marine Special Meeting ............................................................   19
        Voting at the Marine Special Meeting; Marine Record Date ..........................................................   19
Principal Shareholders of Old Florida .....................................................................................   20
Principal Shareholders of Marine ..........................................................................................   21
The Merger ................................................................................................................   22
        Background ........................................................................................................   22
        Reasons for the Merger ............................................................................................   23
        Fairness Opinion of Marine's Financial Advisor.....................................................................   24
        Effect on Outstanding Old Florida Common Shares and Exchange of Marine Common Shares ..............................   25
               Effect on Outstanding Old Florida Common Shares ............................................................   25
               Exchange of Marine Common Shares ...........................................................................   25
               No Fractional Old Florida Common Shares to Be Issued .......................................................   25
               Closing of Marine Share Transfer Books; Exchange of Certificates Evidencing Marine
                      Common Shares........................................................................................   26
               Rights of Holders of Marine Share Certificates Prior to Surrender...........................................   26
               Lost Share Certificates.....................................................................................   26
               Treatment of Outstanding Marine Options and Warrants .......................................................   26
               Post-Closing Capitalization ................................................................................   27
        Accounting Treatment ..............................................................................................   27
        Federal Income Tax Consequences of the Merger .....................................................................   27

        Interests of Marine's Directors and Officers in the Merger ........................................................   28
        Resale of Old Florida Common Shares Received in the Merger ........................................................   29
        Regulatory Approvals ..............................................................................................   29
        Existing Relationship between Old Florida and Marine ..............................................................   30
The Merger Agreement ......................................................................................................   30
        The Merger ........................................................................................................   30
        Conversion of Marine Common Shares ................................................................................   30
        Representations and Warranties ....................................................................................   30
        Conduct of Business Pending the Merger ............................................................................   32
        Conditions to the Consummation of the Merger ......................................................................   34
        Effective Time of the Merger ......................................................................................   36
        Amendment and Termination .........................................................................................   37
        Acquisition Proposals .............................................................................................   38
        Costs and Expenses; Indemnification ...............................................................................   38
Other Material Agreements Relating to the Merger ..........................................................................   39
        Option Agreement ..................................................................................................   39
        Noncompetition Agreements .........................................................................................   39
        Shareholder Agreement .............................................................................................   39
Recommendation and Vote ...................................................................................................   40
Rights of Dissenting Shareholders .........................................................................................   40
Old Florida Financial Information .........................................................................................   41
Old Florida Management's Discussion and Analysis of Financial Condition and Results of Operations .........................   42
Marine Financial Information...............................................................................................   52
Marine Management's Discussion and Analysis of Financial Condition and Results of 52Operations ............................   52
Unaudited Condensed Pro Forma Combined Financial Information ..............................................................   61
Business of Old Florida....................................................................................................   70
        General............................................................................................................   70
        Properties.........................................................................................................   71
        Legal Proceedings .................................................................................................   71
Management of Old Florida .................................................................................................   71
        Board of Directors ................................................................................................   71
        Executive Officers ................................................................................................   72
Old Florida Executive Compensation and Other Information ..................................................................   72
Description of Old Florida Shares .........................................................................................   75
Market for Old Florida Common Shares and Dividends ........................................................................   76
Market for Marine Common Shares and Dividends .............................................................................   77
Business of Marine ........................................................................................................   77
Comparison of Rights of Holders of Old Florida Common Shares and Holders of Marine Common Shares...........................   77
Supervision and Regulation of Old Florida and Old Florida Bank ............................................................   80
        Regulation of Old Florida .........................................................................................   81
        Regulation of Old Florida Bank ....................................................................................   83
Legal Matters..............................................................................................................   85
Experts....................................................................................................................   85
        Old Florida .......................................................................................................   85
        Marine.............................................................................................................   86
Where You Can Find More Information .......................................................................................   86

                                                 List of Appendices
                                                 ------------------
Appendix A      Agreement and Plan of Merger
Appendix B      Option Agreement
Appendix C      Shareholder Agreement
Appendix D      Fairness Opinion of T. Stephen Johnson & Associates, Inc.
Appendix E      Sections of the Florida Business Corporation Act Regarding Dissenters' Appraisal Rights
Appendix F      Old Florida Financial Statements
Appendix G      Marine Financial Statements

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.       WHY AM I RECEIVING THIS DOCUMENT?

A. Old Florida and Marine have agreed to the acquisition of Marine by Old Florida under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached and incorporated into this document as Appendix A.

         In order to complete the merger, Marine's shareholders must vote to approve the merger agreement. Marine will hold a special meeting of its shareholders to obtain this approval. This document contains important information about the merger, the merger agreement and the special meeting of Marine shareholders, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting.

         If the merger agreement is approved and the merger is completed, you will receive Old Florida common shares in exchange for your Marine common shares unless you exercise dissenters' rights. Therefore, this document contains information about Old Florida that will be important for you to consider in determining whether to vote to approve the merger agreement.

Q. WHAT WILL MARINE SHAREHOLDERS RECEIVE FOR THEIR MARINE COMMON SHARES IN THE MERGER?

A. When the merger is completed, Marine shareholders will receive .62 of an Old Florida common share for each of their common shares of Marine. Because the market price of the Old Florida common shares may change from day to day, Marine shareholders cannot be sure of the market value of the Old Florida common shares they will receive in the merger at the time they vote their Marine common shares. The market value of an Old Florida common share on December 31, 2002, the last trading day before the announcement of the signing of the merger agreement, was $12.50, based on the average of the bid and ask price per share as of that date. The market value of an Old Florida common share on [ ], 2003, the last trading day before the date of this proxy statement/prospectus, was $[ ], based on the average of the bid and ask price per share as of that date.

Q. WHAT WILL HAPPEN IF THE SHAREHOLDERS OF MARINE DO NOT ADOPT THE MERGER AGREEMENT?

A. If the merger agreement is not adopted by the shareholders of Marine, management and the board of directors of each corporation will continue to operate Old Florida and Marine as before, and each corporation may consider other strategic alternatives. However, Old Florida may have the right to exercise an option to acquire 218,500 common shares of Marine at a price of $8.00 per share if another party has publicly announced a proposal to acquire Marine.

Q.       WHAT DO I NEED TO DO NOW?

A. After you have carefully read this document, please indicate on your proxy card how you want to vote. Sign and date the proxy card and mail it in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your common shares may be represented and voted at the Marine special meeting.

         In order for us to complete the merger, the holders of at least a majority of the issued and outstanding Marine common shares must vote to adopt the merger agreement. THE BOARD OF DIRECTORS OF MARINE UNANIMOUSLY RECOMMENDS VOTING "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

Q. ARE THERE ANY RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER I VOTE FOR APPROVAL OF THE MERGER AGREEMENT?

A. Yes. You should read and carefully consider the risk factors set forth in the section in this document titled "Risk Factors" beginning on page 14.

Q. WHAT HAPPENS IF I DO NOT SEND IN MY PROXY CARD, IF I DO NOT INSTRUCT MY BROKER TO VOTE MY COMMON SHARES, OR IF I ABSTAIN FROM VOTING?

A. If you do not send in your proxy card, if you do not instruct your broker to vote your common shares, or if you abstain from voting, it will have the same effect as a vote "against" adoption of the merger agreement.

Q. IF MY BROKER HOLDS MY COMMON SHARES IN "STREET NAME," WILL MY BROKER VOTE MY COMMON SHARES FOR ME?

A. Your broker cannot vote your common shares without specific instructions from you. Unless you follow the directions your broker provides to you regarding how to instruct your broker to vote your common shares, your common shares will not be voted.

Q.       CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. You can change your vote at any time before your proxy is voted at the Marine special meeting. Just send in a later-dated, signed proxy card or a written notice of revocation to the person to whom you submitted your proxy card before the special meeting. You can also change your vote by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. If you have instructed your broker to vote your common shares, you must follow the directions received from your broker to change those instructions.

Q.       WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A. Old Florida and Marine are working toward completing the merger during the second quarter of 2003. We anticipate completing the merger shortly after the special meeting is held, assuming that the shareholders of Marine adopt the merger agreement.

Q.       WHO CAN ANSWER ANY OTHER QUESTIONS I MAY HAVE?

A.       If you have questions, you may contact Old Florida and Marine at:

             Old Florida Bankshares, Inc.         Marine Bancshares, Inc.
             6321 Daniels Parkway                 2325 Vanderbilt Beach Road
             P.O. Box 61279                       Naples, Florida 34109
             Fort Myers, Florida 33906            Attention: James S. Weaver,
             Attention: Nicholas J. Panicaro,                President and Chief
                        Executive Vice President             Executive Officer
             (239) 561-6222                       (877) 593-6331

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU MAY CONSIDER IMPORTANT. WE URGE YOU TO READ CAREFULLY THE ENTIRE DOCUMENT AND THE OTHER DOCUMENTS REFERRED TO IN THIS PROXY STATEMENT/PROSPECTUS TO FULLY UNDERSTAND THE PROPOSED MERGER. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF THAT ITEM.

         We propose a merger between Old Florida and Marine. If the holders of at least a majority of the issued and outstanding Marine common shares adopt the merger agreement, and if all other conditions to the consummation of the merger are satisfied, Marine will merge into Old Florida. Simultaneously, Marine's subsidiary, Marine National Bank, will merge with and into Old Florida Bank, a subsidiary of Old Florida. Old Florida will continue its corporate existence under Florida law as the surviving corporation of the merger.

PARTIES TO THE MERGER

OLD FLORIDA BANKSHARES, INC (SEE PAGE 70)
6321 Daniels Parkway
P.O. Box 61279
Fort Myers, Florida 33906
(239) 561-6222

         Old Florida is a Florida corporation registered as a financial holding company under the Bank Holding Company Act of 1956, and subject to regulation by the Board of Governors of the Federal Reserve System.

         Through its banking subsidiary, Old Florida Bank, a Florida state-chartered bank, Old Florida is engaged in a general commercial banking business in Lee County, Florida.

         As of December 31, 2002, Old Florida had total consolidated assets of approximately $108.1 million, total consolidated deposits of approximately $91.9 million and total consolidated shareholders' equity of approximately $12 million.

MARINE BANCSHARES, INC. (SEE PAGE 77)
2325 Vanderbilt Beach Road
Naples, Florida 34109
(877) 593-6331

         Marine, headquartered in Naples, Florida, is a Florida corporation registered as a bank holding company under the Bank Holding Company Act and subject to regulation by the Federal Reserve Board. Marine has one subsidiary, Marine National Bank, a national banking association.

         Through its subsidiary bank, Marine offers commercial banking services in Collier and Lee Counties, Florida.

         Marine had total consolidated assets of approximately $62.9 million, total consolidated deposits of approximately $50.1 million and total consolidated shareholders' equity of approximately $7 million as of December 31, 2002.

MARINE SPECIAL MEETING (SEE PAGE 19)

         Marine will hold a special meeting of shareholders on [    ], [    ],
2003, at [ ]:00 [_.m.], local time, at [          ], Florida. Only the holders
of record of the issued and outstanding Marine common shares at the close of
business on [    ], 2003 will be entitled to notice of, and to vote at, the
Marine special meeting and any adjournment of the Marine special meeting. As of the record date, there were 1,150,000 Marine common shares issued and outstanding, each of which will be entitled to one vote on each matter properly submitted for vote to the shareholders at the Marine special meeting.

         At the Marine special meeting, Marine will ask the Marine shareholders to consider and vote upon:

         -    a proposal to adopt the merger agreement; and

         - the transaction of any other business that properly comes before the Marine special meeting or any adjournment of the Marine special meeting.

         The affirmative vote of the holders of at least a majority of the issued and outstanding Marine common shares, voting in person or by proxy, is required to adopt the merger agreement. If a Marine shareholder abstains from voting or fails to return a properly executed proxy card, the effect will be a vote "AGAINST" adoption of the merger agreement. As of December 31, 2002, the directors and executive officers of Marine (10 individuals) and their respective affiliates in the aggregate beneficially owned 257,168 Marine common shares (excluding those subject to currently exercisable options and warrants), or 22% of the outstanding Marine common shares. All of the directors of Marine have agreed to vote their shares in favor of the merger.

         If a Marine shareholder returns a properly executed proxy card prior to the Marine special meeting and does not revoke the proxy prior to its use, the Marine common shares represented by that proxy card will be voted at the Marine special meeting, or any adjournment of the Marine special meeting. The Marine common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted "FOR" adoption of the merger agreement.

THE MERGER (SEE PAGE 22)

REASONS FOR THE MERGER (SEE PAGE 23)

         The board of directors of Marine believes that the merger with Old Florida is fair and in the best interests of Marine and its shareholders. In negotiating the terms of the merger, management of Marine considered a number of factors with a view to maximizing shareholder value in the intermediate and long term, including:

         -    the overall financial terms of the merger;

         -    current long-term industry developments and trends;

         -    competitive factors;

         - the business and financial condition and earnings prospectuss of Old Florida;

         - the competence, experience and integrity of Old Florida's management;

         - the adequacy of the consideration to be received by Marine's shareholders in the merger;

         -    the past performance of Marine, including its operating losses;

         -    the historical trading prices of the Marine common shares;

         -    future prospectus for Marine.

         The board of directors of Old Florida believes that the merger with Marine is fair and in the best interests of Old Florida and its shareholders. In negotiating the terms of the merger, management of Old Florida considered a number of factors with a view to maximizing shareholder value in the intermediate and long term, including:

         -    the earnings potential of the combined business;

         -    the strengthened capital base of the combined business;

         -    the potential realization of economies of scale;

         - the growth prospects within the existing market area of Marine National Bank; and

         - expansion of the community banking model successfully employed by Old Florida.

OPINION OF FAIRNESS MARINE'S FINANCIAL ADVISOR (SEE PAGE 24)

         T. Stephen Johnson & Associates, Inc. ("TSJ&A"), Marine's financial advisor, has delivered its written opinion to the board of directors of Marine to the effect that, as of February 28, 2003, the financial terms of Old Florida's offer to acquire Marine were fair to Marine and its shareholders. A copy of the opinion of TSJ&A, dated as of March 6, 2003, is attached as Appendix
D. The opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made and matters considered by TSJ&A as well as for a description of the limitations of the opinion.

EXCHANGE OF MARINE COMMON SHARES (SEE PAGE 25)

         At the effective time of the merger, all Marine common shares that are held by Marine as treasury shares will be canceled and retired and no Old Florida common shares or other consideration will be delivered in exchange for those Marine common shares. All of the remaining issued and outstanding Marine common shares, other than those as to which the holders have properly exercised dissenter's rights, will be converted into a number of Old Florida common shares equal to an exchange ratio of .62 of a common share of Old Florida for every Marine common share.

         The common shares of Old Florida and the common shares of Marine are not traded on any established securities market. The following table sets forth the bid and ask prices of Old Florida common shares on December 31, 2002 and the bid and ask prices of Marine common shares on December 31, 2002, the last trading day prior to the joint public announcement by Old Florida and Marine of the signing of the merger agreement. The table also sets forth the equivalent per share basis of Marine common shares, calculated by multiplying the bid and ask prices of Old Florida common shares on December 31, 2002 by the exchange ratio of .62.

Prices on December 31, 2002
for Old Florida common shares:
       Bid...................................................     $ 12.50
       Ask...................................................     $ 12.50

Prices on December 31, 2002 for Marine
common shares:
       Bid...................................................     $  6.25
       Ask...................................................     $  6.25

Equivalent per share basis of Marine common
shares:
       High..................................................     $  7.75
       Low...................................................     $  7.75

         OF COURSE, THE MARKET PRICE OF THE OLD FLORIDA COMMON SHARES WILL FLUCTUATE PRIOR TO THE MERGER. OLD FLORIDA AND MARINE ENCOURAGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE OLD FLORIDA COMMON SHARES.

         For additional information, see "Market for Old Florida Common Shares and Dividends" on page 76 and "Market for Marine Common Shares and Dividends" on page 77.

FRACTIONAL SHARES (SEE PAGE 25)

         Old Florida will not issue fractional common shares in the merger. In lieu of fractional shares, Old Florida will pay to each holder of Marine common shares who otherwise would be entitled to receive a fraction of an Old Florida common share, an amount in cash, rounded to the nearest cent, determined by multiplying the fractional share interest by $12.50.

EXCHANGE OF MARINE CERTIFICATES (SEE PAGE 26)

         As soon as reasonably practicable after the consummation of the merger, Old Florida Bank, exchange agent for the merger, will advise each Marine shareholder of the merger by letter of transmittal accompanied by instructions for surrendering the certificate or certificates evidencing the shareholder's Marine common shares to the exchange agent. CERTIFICATES FOR MARINE COMMON SHARES SHOULD NOT BE SENT TO OLD FLORIDA BANK UNTIL AFTER RECEIPT OF THE LETTER OF TRANSMITTAL AND SHOULD NOT BE RETURNED TO MARINE WITH THE ENCLOSED PROXY CARD.

ACCOUNTING TREATMENT (SEE PAGE 27)

         The merger will be accounted for under the purchase method. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that the purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Old Florida will allocate the excess purchase price to intangible assets, including goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposits and other intangibles with definite useful lives recorded by Old Florida in connection with the merger will be amortized to expense in accordance with these rules.

FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 27)

         The consummation of the merger is conditioned upon receipt of the opinion of Werner & Blank, LLC, legal counsel to Old Florida, to the effect that the merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986. Marine shareholders will not recognize a gain or loss upon the issuance of Old Florida common shares to them. A gain or loss will be recognized, however, in respect of cash received upon the exercise of dissenters' rights by Marine shareholders. A gain or loss will also be recognized by Marine shareholders with respect to any cash received in lieu of fractional shares. Neither the opinion of counsel nor the discussion of federal income tax consequences in this proxy statement/prospectus is binding upon either the Internal Revenue Service or the courts. You should consult your own tax advisor for a full understanding of the tax consequences of the merger.

INTERESTS OF MARINE'S DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 28)

         Some of Marine's directors and executive officers have agreements, stock options, warrants and other benefits that provide them with interests in the merger that are different from, or in addition to, your interests, including:

         - the accelerated vesting of all the directors' and officers' unvested stock options under Marine's stock option plans;

         - the conversion of options or warrants to buy Marine common shares held by directors and officers of Marine into options or warrants to buy Old Florida common shares;

         - severance payments to be made to James S. Weaver, President and Chief Executive Officer of Marine in connection with the termination of his employment after the merger;

         - two other executive officers of Marine have the right to severance payments;

         - the appointment of two directors of Marine, Pierce T. Neese and William L. McDaniel, Jr. as directors of Old Florida; and

         - the directors' and officers' receipt of indemnification and insurance coverage with respect to acts and omissions in their capacities as directors and officers of Marine prior to the merger.

         The board of directors of Marine was aware of the foregoing interests and other interests of directors and executive officers of Marine in the merger and considered them, among other matters, in adopting the merger agreement and approving the merger.

         For a more detailed discussion of these interests, see the section in this document titled "The Merger--Interests of Marine's Directors and Officers in the Merger" beginning on page 28.

RESALE OF OLD FLORIDA COMMON SHARES (SEE PAGE 29)

         The Old Florida common shares to be issued upon consummation of the merger have been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the "Securities Act", and will be freely transferable. However, common shares of Old Florida received by any person who is deemed to be an "affiliate" (as that term is defined under the Securities Act) of Marine prior to the merger or of Old Florida after the merger may be resold by that person only in compliance with the volume and manner-of-sale requirements of Rules 144 and 145 under the Securities Act or under an exemption from the registration requirements of the Securities Act. Affiliates of Old Florida will be governed by the additional provisions of Rule
144. Affiliates of Marine or Old Florida generally include individuals or entities that control, are controlled by, or are under common control with, that corporation and may include certain officers and directors of that corporation as well as principal shareholders of that corporation.

REGULATORY APPROVALS (SEE PAGE 29)

         Consummation of the merger is subject to prior receipt by Old Florida and Marine of all necessary regulatory approvals. The merger of Marine and Old Florida is subject to prior approval by the Board of Governors of the Federal Reserve System, unless it waives its right to approve the merger based upon the merger of Marine National Bank and Old Florida Bank having been approved by the Federal Deposit Insurance Corporation (the "FDIC"). The merger of Marine National Bank and Old Florida Bank is subject to prior approval of the FDIC and Florida Department of Financial Services.

         The merger may not proceed in the absence of the required regulatory approvals. There can be no assurance that all such regulatory approvals will be obtained or as to the dates of such approvals. The merger may not be consummated for a period of 30 days after receipt of the final approval under federal law, unless no adverse comment has been received from the Department of Justice, in which case the transaction may be consummated on or after the 15th day after such final approval.

         Old Florida Bank filed its bank merger applications with the FDIC and Florida Department of Financial Services on March ___, 2003. Assuming approvals are obtained for the bank merger, Old Florida intends promptly after obtaining the FDIC approval of the bank merger to file notice of that approval with the Federal Reserve System, and to request in the alternative either the waiver of the need for approval of the merger or the approval of the merger by the Federal Reserve.

THE MERGER AGREEMENT (SEE PAGE 30)

REPRESENTATIONS AND WARRANTIES; COVENANTS (SEE PAGE 30)

         In the merger agreement, Old Florida and Marine each have made representations and warranties to the other. In addition, Old Florida and Marine each have made covenants, including covenants related to the conduct of business between the date of the merger agreement and the effective time of the merger.

CONDITIONS TO THE MERGER (SEE PAGE 34)

         The consummation of the merger is subject to satisfaction or waiver of a number of conditions. These include:

         -    adoption of the merger agreement by Marine shareholders;

         -    absence of any legal prohibitions against the merger;

         - material compliance by Old Florida and Marine with their obligations under the merger agreement;

         - receipt of all required regulatory approvals and expiration of all applicable waiting periods;

         - receipt of a legal opinion regarding treatment of the merger as a reorganization under Section 368(a) of the Internal Revenue Code;

         - dissenting shares must represent no more than 20% of the outstanding Marine common shares;

         - the truth and correctness of the representations and warranties of Old Florida and Marine in all material respects;

         - the total equity of Marine (as defined in the merger agreement) being at least $6,750,000 at month end immediately following the later of the receipt of regulatory approvals and adoption of the merger agreement by Marine shareholders;

         - the effective registration with the SEC of the Old Florida common shares to be offered in the merger and the receipt of all necessary authorizations from state securities regulators for the offer of the Old Florida common shares in the merger; and

         - the receipt by each party of a legal opinion from the other party's lawyers regarding the enforceability of the merger agreement and other matters, and the receipt by Old Florida of certified copies of the resolutions of Marine directors and shareholders approving the merger.

EFFECTIVE TIME OF THE MERGER

         We expect that the merger will be completed as soon as practicable following the approval of the merger agreement by the shareholders of Marine at the special meeting, if all other conditions have been satisfied or waived. We currently anticipate that the merger will be completed during the second quarter of 2003, however, we cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible.

AMENDMENT AND TERMINATION  (SEE PAGE 37)

         Old Florida and Marine may agree in writing to amend or terminate the merger agreement at any time without completing the merger, even after Marine shareholders have approved it. In addition, either Marine or Old Florida may decide to terminate the merger agreement:

         -    upon specified breaches by the other party;

         -    if the shareholders of Marine do not approve the merger agreement;

         -    if the merger has not been completed by September 30, 2003;

         -    if a regulatory authority fails to approve the merger; or

         - upon the occurrence or the failure to occur of other conditions described in the merger agreement and described in greater detail later in this proxy statement/prospectus.

LIMITATIONS ON CONSIDERING OTHER ACQUISITION PROPOSALS (SEE PAGE 38)

         Marine and Old Florida have each agreed not to solicit, initiate, encourage or consider any acquisition proposal, such as a business combination or other similar transaction, with another party while the merger is pending. Each party also has agreed to promptly inform the other if it is approached by any third party with any acquisition proposal or any request or inquiry that could lead to an acquisition proposal.

OPTION AGREEMENT (SEE PAGE 39)

To induce Old Florida to enter into the merger agreement, Marine entered into an option agreement with Old Florida, dated December 31, 2002, under which Marine granted Old Florida an option to purchase up to 218,500 Marine common shares, or 19% of the outstanding Marine common shares, at $8.00 per share. This option may be exercised by Old Florida upon the happening of certain events, for example, if Marine enters into an agreement to merge with a company other than Old Florida. Old Florida intends this option to increase the likelihood that the merger between Old Florida and Marine will be completed in accordance with their merger agreement. It will likely discourage competing offers for Marine.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF MARINE (SEE PAGE 40)

         The board of directors of Marine believes that consummation of the proposed merger is in the best interests of Marine and its shareholders. Accordingly, the board of directors of Marine recommends that you vote "FOR" adoption of the merger agreement.

TREATMENT OF MARINE STOCK OPTIONS AND WARRANTS (SEE PAGE 26)

         Each option or warrant to buy Marine common shares that is outstanding and not yet exercised immediately before the merger is completed will be converted into an option or warrant, as the case may be, to buy Old Florida common shares. The number of Old Florida common shares subject to each converted option or warrant, as well as the exercise price of that option or warrant, will be adjusted to reflect the exchange ratio. The other terms of each converted option and warrant will be substantially the same as those of the original Marine option or warrant.

RIGHTS OF DISSENTING SHAREHOLDERS (SEE PAGE 40)

         Under applicable Florida law, you have the right to dissent from the merger and to receive payment in cash for the appraised fair value of your Marine common shares. In order to do this, you must:

         - deliver to Marine before the special meeting written notice of your intent to exercise your dissenters' rights with respect to your Marine common shares if the merger becomes effective;

         -    not vote your shares in favor of approval of the merger agreement;
              and

         - follow the statutory procedures for perfecting dissenters' rights under Florida law, which are described in the section titled "Rights of Dissenting Shareholders" beginning on page ___.

         Merely voting against approval of the merger agreement will not preserve your dissenters' rights. The relevant sections of the Florida law governing this process are reprinted in their entirety and attached to this document as Appendix E. Your failure to comply precisely with all procedures required by Florida law may result in the loss of your dissenters' rights.

         Under the merger agreement, if the number of dissenting shares exceeds 20% of the number of outstanding Marine common shares, Old Florida and Marine are not obligated to complete the merger.

COMPARISON OF RIGHTS OF HOLDERS OF OLD FLORIDA COMMON SHARES AND OF MARINE COMMON SHARES (SEE PAGE 77)

         After the merger, Marine shareholders will become shareholders of Old Florida and the articles and bylaws of Old Florida will govern their rights as shareholders. Several differences exist between the articles and bylaws of Marine and the articles and bylaws of Old Florida which affect the rights of the shareholders of those corporations. Examples of differences include provisions affecting nomination of directors and voting on certain significant corporate transactions. Since Marine and Old Florida are both Florida corporations, Florida law will continue to govern the rights of Marine shareholders after the merger.

                                  RISK FACTORS

         In addition to the other information included in this document and incorporated by reference in this document, you should consider carefully the risk factors described below in deciding how to vote on the merger proposal. You should keep these risk factors in mind when you read forward-looking statements in this document. Please refer to the section in this document titled "Cautionary Statement Regarding Forward-Looking Information" beginning on page 18.

                          RISKS RELATING TO THE MERGER

         SINCE THE MARKET PRICE OF THE OLD FLORIDA COMMON SHARES FLUCTUATES, MARINE SHAREHOLDERS CANNOT BE SURE OF THE MARKET VALUE OF THE OLD FLORIDA COMMON SHARES THEY WILL RECEIVE IN THE MERGER.

         - At the time the merger is completed, each Marine common share will be converted into .62 of an Old Florida common share. This exchange ratio will not be adjusted in the event of any increase or decrease in the price of the Old Florida common shares or the Marine common shares. As a result, the value of the Old Florida common shares received by Marine shareholders in the merger may be higher or lower than the market value of the Old Florida common shares at the time the Marine shareholders vote on the merger agreement.

         THE MERGER MAY FAIL TO QUALIFY AS A REORGANIZATION FOR FEDERAL INCOME TAX PURPOSES, RESULTING IN YOUR RECOGNITION OF TAXABLE GAIN OR LOSS IN RESPECT OF YOUR MARINE SHARES.

         - Old Florida and Marine intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Although the Internal Revenue Service, or IRS, will not provide a ruling on the matter, as a condition to closing, Marine will obtain a legal opinion from Werner & Blank, LLC that the merger will constitute a reorganization for federal income tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, you generally would recognize gain or loss on each Marine common share surrendered in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the .62 of an Old Florida common share received in exchange for that share upon completion of the merger. In addition, the merger would be treated as a sale of all the assets of Marine to Old Florida with a corporate level tax liability owed by Old Florida for the period in which the merger occurs.

         MARINE'S DIRECTORS ARE OBLIGATED TO VOTE THEIR SHARES IN FAVOR OF THE MERGER.

         - The directors of Marine collectively owning 257,168 outstanding shares, or approximately 22% of Marine common shares outstanding as of the record date for Marine's special meeting of shareholders are bound by a shareholder agreement. In the shareholder agreement, each shareholder who holds shares that are bound by the agreement has agreed to vote his respective shares in favor of the merger. As a result, the merger will be approved if an additional 317,833 common shares of Marine held by parties who are not bound by the shareholder agreement are voted in favor of the merger.

         FAILURE TO ACHIEVE EXPECTED COST SAVINGS AND UNANTICIPATED COSTS RELATING TO THE MERGER COULD REDUCE OLD FLORIDA'S FUTURE EARNINGS PER SHARE.

         - Old Florida believes that it has reasonably estimated the likely cost savings, the likely costs of integrating the operations of Old Florida and Marine, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If the expected savings are not realized or unexpected costs are incurred, the merger could have a significant dilative effect on the combined company's earnings per share. In other words, if the merger is completed, the earnings per share of Old Florida common stock could be less than they would have been if the merger had not been completed.

         FAILURE TO INTEGRATE OPERATIONS FOLLOWING THE MERGER COULD REDUCE OLD FLORIDA'S FUTURE EARNINGS PER SHARE.

         - The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies' operations include:

              -    integrating personnel with diverse business backgrounds;

              -    combining back-office functions; and

              -    combining different corporate cultures.

         - The integration of the departments, systems, business units, operating procedures and information technologies of Old Florida and Marine will present a significant challenge to management. There can be no assurance that Old Florida will be able to integrate and manage these operations effectively or maintain or improve the historical financial performances of Old Florida and Marine. The failure to successfully integrate these systems and procedures could have a material adverse effect on the results of operations and financial condition of the combined company.

         THE OPTION FOR MARINE COMMON SHARES HELD BY OLD FLORIDA AND THE RESTRICTIONS ON SOLICITATION CONTAINED IN THE MERGER AGREEMENT MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE MARINE.

         - Until the completion of the merger, Marine is prohibited from soliciting, initiating, encouraging, or with some exceptions, entering into any discussions or inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Old Florida. In addition, Marine has granted Old Florida an option for 218,500 Marine common shares that is exercisable under certain circumstances. Please read the Option Agreement attached to this document as Appendix B. These provisions could discourage other companies from trying to acquire Marine even though those other companies might be willing to offer greater value to Marine shareholders than Old Florida has offered in the merger.

                     RISKS RELATED TO OLD FLORIDA'S BUSINESS

         If the merger is completed, you will receive Old Florida common shares in exchange for your Marine common shares, unless you exercise statutory dissenters' rights. As a result of the merger, Old Florida will combine its current business with the business of Marine. Accordingly, you should consider carefully the risks and uncertainties relating to the businesses of Old Florida and Marine operating as a combined company following the merger.

         OLD FLORIDA WILL OPERATE IN COMPETITIVE BANKING MARKETS AND IT MAY NOT BE ABLE TO ATTRACT AND RETAIN BANKING CUSTOMERS.

         - Old Florida will face significant competition for banking services in Collier and Lee Counties, Florida, its primary market. Competition may limit its ability to attract and retain customers. Old Florida will face competition from the following:

              - other banking institutions, including large Florida and other commercial banking organizations;

              -    savings banks;

              -    credit unions;

              -    other financial institutions; and

              - non-bank financial service companies serving the Fort Myers and Naples, Florida metropolitan areas.

         - In particular, Old Florida's competitors will include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits than Old Florida Bank, which enables them to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Old Florida Bank also will face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in their respective market areas. If Old Florida Bank is unable to attract and retain banking customers it may be unable to continue its loan growth and level of deposits and its results of operations and financial condition may otherwise be materially adversely affected.

         FLUCTUATIONS IN INTEREST RATES MAY NEGATIVELY IMPACT OLD FLORIDA'S OPERATING INCOME.

         - Old Florida's main source of income from operations will be net interest income earned by its subsidiary, Old Florida Bank, which is equal to the difference between the interest income received on loans, investment securities and other interest-bearing assets and the interest expense incurred in connection with deposits, borrowings and other interest-bearing liabilities. Old Florida Bank's net interest income can be affected by changes in market interest rates. These rates are highly sensitive to many factors beyond Old Florida Bank's control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. Old Florida Bank has adopted asset and liability management policies to try to minimize the potential adverse effects of changes in interest rates on its net interest income, primarily by altering the mix and maturity of loans, investments and funding sources. However, even with these policies in place, Old Florida cannot assure you that changes in interest rates will not negatively impact its operating results.

         - An increase in interest rates could have a negative impact on Old Florida's business by reducing the ability of borrowers to repay their current loan obligations to Old Florida Bank, which could result in increased loan defaults, foreclosures and write-offs, necessitating further increases to Old Florida Bank's allowance for loan losses. Increases in interest rates also may reduce the demand for loans and, as a result, the amount of loan and commitment fees. Continued decreases in rates beyond current levels may also negatively impact Old Florida's business by reducing net interest margins because Old Florida Bank may be unable to reduce deposit or lending rates on deposits or loans any further. To the extent such a decrease in rates causes the average yield on assets to decrease, Old Florida's net interest margin may also decrease. In addition, fluctuations in interest rates may result in disintermediation, which is the flow of funds away from depository institutions into direct investments that pay a higher rate of return, and may affect the value of Old Florida Bank's investment securities and other interest-earning assets.

         DEFAULTS IN THE REPAYMENT OF LOANS COULD ADVERSELY AFFECT OLD FLORIDA'S PROFITABILITY.

         - If Old Florida Bank's customers default in the repayment of their loans its profitability could be adversely affected. A borrower's default on its obligations under one or more of Old Florida Bank's loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of the loan. If collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, Old Florida Bank may have to write-off the loan in whole or in part. Although Old Florida Bank may acquire any real estate or other assets that secure the defaulted loan through foreclosure or other similar remedies, the amount owed under the defaulted loan may exceed the value of the assets acquired.

         OLD FLORIDA BANK'S ALLOWANCE FOR LOAN LOSSES MAY BE INADEQUATE.

         - Old Florida's management periodically evaluates its allowance for loan losses based on available information, including the quality of its loan portfolio, economic conditions, the value of the underlying collateral and the level of its non-accruing loans. Increases in this allowance results in an expense for the period. If, as a result of general economic conditions or an increase in non-performing loans, management determines that an increase in Old Florida's allowance for loan losses is necessary, Old Florida would incur additional expenses.

         - In addition, as an integral part of their examination process, bank regulatory agencies periodically review Old Florida's allowance for loan losses and the value Old Florida attributes to real estate acquired through foreclosure or other similar remedies. These regulatory agencies may require Old Florida to adjust its determination of the value for these items. These adjustments could negatively impact Old Florida's results of operations or financial condition.

         A DOWNTURN IN THE LOCAL ECONOMIES OR REAL ESTATE MARKETS COULD NEGATIVELY IMPACT OLD FLORIDA'S BUSINESS.

         - Because Old Florida serves primarily individuals and smaller businesses located in Collier and Lee Counties, Florida, the ability of its customers to repay their loans is impacted by the economic conditions in these areas. In addition, a substantial portion of Old Florida's loans are secured by real estate. Consequently, Old Florida's ability to continue to originate real estate loans may be impaired by adverse changes in local and regional economic conditions in the real estate markets. These events also could have an adverse effect on the value of Old Florida's collateral and, due to the concentration of its collateral in real estate, on its financial condition.

         REGULATION AND LEGISLATION MAY ADVERSELY AFFECT OLD FLORIDA'S BANKING OPERATIONS.

         - Financial holding companies and state and federally chartered banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. Old Florida is subject to the Bank Holding Company Act of 1956, as amended, and to regulation and supervision by the Federal Reserve Board. Old Florida Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation, or FDIC, and the Florida Department of Financial Services. The cost of compliance with regulatory requirements may adversely affect Old Florida's results of operations or financial condition.

                   Federal and state laws and regulations govern numerous matters including:

                  - changes in the ownership or control of banks and bank holding companies;

                  -    maintenance of adequate capital;

                  -    the financial condition of a financial institution;

                  - permissible types, amounts and terms of extensions of credit and investments;

                  -    permissible activities;

                  -    the level of reserves against deposits; and

                  -    restrictions on dividend payments.

         - The Federal Reserve, FDIC and Florida Department of Financial Services possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by bank holding companies and banks subject to their regulation. These and other restrictions limit the manner in which Old Florida may conduct its business and obtain financing.

         - Furthermore, Old Florida's banking business will be affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve. Changes in monetary or legislative policies may affect the interest rates Old Florida must offer to attract deposits and the interest rates Old Florida can charge on its loans, as well as the manner in which Old Florida offers deposits and makes loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions, including Old Florida Bank.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         This document contains forward-looking statements about the merger and about Old Florida's and Marine's respective financial condition, results of operations, plans, objectives, future performance and business. This includes information relating to:

         - benefits, revenues and earnings estimated to result from the merger; and

         -    estimated costs of combining Old Florida and Marine.

         It also includes statements using words like "believes," "expects," "intends," "anticipates" or "estimates" or similar expressions.

         These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including those discussed under "Risk Factors" above and the following:

         - income, interest and non-interest, following the merger is lower than expected;

         - the costs of providing compensation and benefits to Old Florida's employees increase;

         - competition increases in the banking industry or Old Florida's markets;

         - costs or difficulties related to the integration of Marine's business are greater than expected;

         -    there are adverse changes in general economic conditions;

         - technological changes are more difficult or expensive to implement than anticipated;

         -    there are adverse changes in the securities markets; and

         -   Old Florida suffers the loss of key personnel.

         There is also the risk that Old Florida incorrectly analyzes these risks and forces, or that the strategies Old Florida develops to address them are unsuccessful.

         Because these forward-looking statements involve risks and uncertainties, actual results may differ significantly from those predicted in these forward-looking statements. You should not place a lot of weight on these statements. These statements speak only as of the date of this document or, in the case of any document incorporated by reference, the date of that document.

         All subsequent written and oral forward-looking statements attributable to Old Florida or Marine or any person acting on behalf of Old Florida or Marine are qualified by the cautionary statements in this section. Old Florida and Marine have no obligation to revise these forward-looking statements.

                           THE MARINE SPECIAL MEETING

         This proxy statement/prospectus is furnished to the shareholders of Marine in connection with the solicitation on behalf of the board of directors of Marine of proxies for use at the Marine special meeting to be held at
[        ], Florida, on [    ], [    ], 2003 at [ ]:00 [_.m.], local time, or
any adjournment of the Marine special meeting. This proxy statement/prospectus and the accompanying form of proxy card were first mailed to Marine shareholders
on or about [    ], 2003.

MATTERS TO BE CONSIDERED AT THE MARINE SPECIAL MEETING

         At the Marine special meeting, Marine shareholders will be asked to consider and vote upon the adoption of the merger agreement. Marine shareholders also will consider and vote upon any other business which properly comes before the Marine special meeting.

         The Marine board of directors has unanimously approved the merger agreement and recommends that the Marine shareholders vote "FOR" adoption of the merger agreement.

VOTING AT THE MARINE SPECIAL MEETING; MARINE RECORD DATE

         Only holders of record of Marine common shares at the close of business
on [    ], 2003 will be entitled to notice of, and to vote at, the Marine special meeting. As of that date, there were 1,150,000 Marine common shares issued and outstanding. Each Marine common share entitles the holder to one vote on each matter to be submitted to the Marine shareholders at the Marine special meeting. A majority of the issued and outstanding Marine common shares constitutes a quorum for the Marine special meeting.

         Marine common shares represented by signed proxy cards or voting instructions that are returned to Marine will be counted toward the quorum in all matters. Broker non-votes will also count toward the establishment of a quorum. BECAUSE THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING MARINE COMMON SHARES IS REQUIRED TO ADOPT THE MERGER AGREEMENT, THE EFFECT OF AN ABSTENTION OR BROKER NON-VOTE IS THE SAME AS A "NO" VOTE.

         If a Marine shareholder signs and returns the accompanying proxy card to Marine prior to the Marine special meeting and does not revoke it, the proxy will be voted in accordance with the instructions contained on the card. If a Marine shareholder does not give any instructions, the individuals designated as proxies in the accompanying proxy card will vote "FOR" adoption of the merger agreement. In that event, the Marine shareholder will not have the right to dissent from the merger and demand payment of the "fair cash value" of that shareholder's Marine common shares.

         The Marine board of directors is not currently aware of any matters other than those referred to above which will come before the Marine special meeting. If any other matter should be presented at the Marine special meeting for action, the individuals named in the accompanying proxy card will vote the Marine common shares represented thereby in their own discretion.

         A Marine shareholder may revoke a proxy at any time before it is actually voted at the Marine special meeting by delivering written notice of revocation to the Secretary of Marine, 2325 Vanderbilt Beach Road, Naples, Florida 34109, by submitting a later-dated proxy, or by attending the Marine special meeting and voting in person. ATTENDANCE AT THE MARINE SPECIAL MEETING WILL NOT, IN AND OF ITSELF, CONSTITUTE A REVOCATION OF A PROXY.

         Old Florida and Marine will share the cost of preparing, printing and mailing proxy materials to the Marine shareholders. Proxies may be solicited personally or by telephone, mail or telegraph. Officers or employees of Marine may assist with personal or telephone solicitation and will receive no additional compensation for doing so.

Marine will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of Marine common shares.

                      PRINCIPAL SHAREHOLDERS OF OLD FLORIDA

         The following table provides information regarding the beneficial ownership of Old Florida common shares as of December 31, 2002, for each of the current directors of Old Florida, each of the executive officers of Old Florida, all directors and executive officers of Old Florida as a group, and each person known by Old Florida to beneficially own more than 5% of the outstanding Old Florida common shares. As of December 31, 2002, none of the directors or executive officers of Old Florida held Marine common shares.

                  Amount and Nature of Beneficial Ownership (1)

                                               Old Florida Common
                                               Shares Which Can Be
                                                  Acquired Upon
Name of Beneficial          Old Florida        Exercise of Options
Owner or Number of         Common Shares           Exercisable
Of Persons in Group        Presently Held         Within 60 Days            Total   Percent of Class (2)
-------------------        --------------      -------------------          -----   --------------------
Charles C. Bundschu III         35,000                6,480                   41,480          3.39%
Joseph E. D'Jamoos              35,000                6,480                   41,480          3.39%
Frank H. Galeana               232,000               29,353                  261,353         20.98%
Elmo J. Hurst                   76,090               15,869                   91,959          7.46%
Karl L. Johnson                 22,000                5,517                   27,517          2.25%
Larry W. Johnson                21,250               29,751                   51,001          4.09%
Nicholas J. Panicaro             2,500               15,000                   17,500          1.42%

All current directors and      423,840              108,450                  532,290         40.17%
 officers as a group
 (7 persons)

(1) Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to all of the Old Florida common shares reflected in the table. All fractional Old Florida common shares have been rounded to the nearest whole common share.

(2) The percent of class is based on 1,216,595 Old Florida common shares outstanding and entitled to vote on December 31, 2002, and the number of Old Florida common shares, if any, as to which the named individual has the right to acquire beneficial ownership upon the exercise of options exercisable within 60 days of that date.

                        PRINCIPAL SHAREHOLDERS OF MARINE

         The following table furnishes information regarding the beneficial ownership of Marine common shares as of December 31, 2002, for each of the current directors of Marine, each of the executive officers of Marine, all directors and executive officers of Marine as a group, and each person known by Marine to beneficially own more than 5% of the outstanding Marine common shares. As of December 31, 2002, none of the directors or executive officers of Marine held Old Florida common shares.

                  Amount and Nature of Beneficial Ownership (1)

                                                         Marine
                                                     Common Shares
                                                       Which Can Be
                                                      Acquired Upon
                                                       Exercise of
                                      Marine           Options or
    Name of Beneficial                Common            Warrants                     Percentage
    Owner or Number                   Shares           Exercisable                   Ownership
    of Persons in Group           Presently Held     Within 60 Days      Total      of Marine (2)
    -------------------           --------------     --------------      -----      -------------
Pierce T. Neese                     109,668 (3)          76,975         186,643         15.21%
Earl G. Hodges                       50,000              32,500          82,500          6.98%
William L. McDaniel, Jr.             20,000              13,000          33,000          2.84%
Donald W. Ketterhagen, M.D.           9,000               7,800          16,800          1.45%
Donald T. Keeter                     63,500                              63,500          5.52%
John P. Hurley                        5,000                               5,000            *
James S. Weaver                                          10,000          10,000            *
David Carpenter                                          10,000          10,000            *
Jetta Russell                                            10,000          10,000            *
Guy Harris                                               10,000          10,000            *

All current directors and           257,168              170,275        427,443         32.38%
executive officers as a group
(10 persons)

--------------

         * Represents ownership of less than 1% of the outstanding common shares of Marine.

(1) Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to all of the Marine common shares reflected in the table.

(2) The percentage of Marine common shares owned is based on 1,150,000 Marine common shares outstanding and entitled to vote on December 31, 2002, and the number of Marine common shares, if any, as to which the named individual has the right to acquire beneficial ownership upon the exercise of options or warrants exercisable within 60 days of that date.

(3)  Includes 62,298 shares subject to shared voting or investment power.

                                   THE MERGER

         This section of the proxy statement/prospectus contains a summary of the material terms of the merger. The following description summarizes all of the material terms of the merger; however, we do not address every provision of the merger agreement and qualify our description by reference to the merger agreement. A copy of the merger agreement is attached and incorporated into this document as Appendix A. Old Florida and Marine urge you to read the merger agreement in its entirety.

         Under the terms of the merger agreement, at the effective time of the merger, Marine will merge into Old Florida and the separate existence of Marine will end. At that time, each issued and outstanding Marine common share, other than those as to which dissenters' rights are perfected, will be converted into ..62 of an Old Florida common share. Any Marine common shares owned by Marine as treasury shares will be canceled and retired and no Old Florida common shares or other consideration will be delivered in exchange for those Marine common shares. For more information, see "The Merger - Effect on Outstanding Old Florida Common Shares and Exchange of Marine Common Shares - Exchange of Marine Common Shares" on page 25. As discussed further below, the consideration to be received by the Marine shareholders in the merger was determined by arm's-length negotiations between the management of Old Florida and Marine.

         Old Florida has provided all information contained in this proxy statement/prospectus relating to Old Florida and Marine has provided all information relating to Marine. The party providing the information is responsible for the accuracy of that information.

BACKGROUND

         The terms and conditions of the merger agreement were determined through arm's-length negotiations between the management and boards of directors of Marine and Old Florida. The following is a brief summary of those negotiations.

         On October 11, 2002, Larry Johnson, the President of Old Florida, contacted Pierce Neese, the Chairman of Marine, to inquire as to the potential interest that Marine might have with respect to exploring a potential business combination transaction with Old Florida. On October 22, 2002, Messrs. Johnson, Panicaro and Hurst, a director of Old Florida, met with Messrs. Neese and Keeter, a director of Marine, to discuss the merits of a merger between Marine and Old Florida. On October 29, 2002, Marine and Old Florida entered into a confidentiality agreement, and subsequently exchanged financial and other information, for the purpose of evaluating a possible transaction.

         The parties began the negotiation of the merger agreement, and conducted additional due diligence of each other through November and December 2002. Old Florida's board of directors approved the terms and form of the transaction on November 18, 2002 and authorized Mr. Johnson to negotiate the final terms of the merger agreement. Marine's board of directors reviewed the terms and form of the transaction on November 19, 2002 and authorized Mr. Neese to negotiate the final terms of the merger agreement. During December, 2002, Mr. Johnson and Nicholas J. Panicaro, Executive Vice President and Chief Financial Officer of Old Florida and Mr. Neese, along with Old Florida and Marine's legal advisors, continued their negotiation of a definitive merger agreement. Old Florida's board of directors approved the definitive merger agreement at a December 16, 2002 meeting, and authorized management, in consultation with its advisors, to finalize and execute the merger agreement. Marine's board of directors approved the merger agreement on December 31, 2002. Marine and Old Florida executed the merger agreement in the afternoon of December 31, 2002. On January 2, 2003, Old Florida and Marine issued a joint press release announcing the merger.

REASONS FOR THE MERGER

         The decision of the Old Florida board of directors and the Marine board of directors to approve the merger agreement and the decision of the Marine board of directors to recommend that Marine's shareholders adopt the merger agreement is the result of each board of directors' individual assessment of the opportunities to enhance shareholder value as a result of the merger.

         The board of directors of Marine believes that the merger with Old Florida is fair and in the best interest of Marine and its shareholders and recommends that the Marine shareholders vote "FOR" adoption of the merger agreement. The Marine board of directors considered all of the following factors in approving the merger agreement and believes that each of the factors represents an important reason why it is recommending that its shareholders vote in favor of adopting the merger agreement:

         -    the overall financial terms of the merger;

         -    current long-term industry development and trends;

         -    competitive factors;

         - the business and financial condition and earnings prospectuss of Old Florida;

         - the competence, experience and integrity of Old Florida's management;

         - the adequacy of the consideration to be received by Marine's shareholders in the merger;

         -    Marine's past performance including its operating losses;

         -    the historical trading prices of the Marine common shares; and

         -    future prospectus for Marine.

         In negotiating the terms of the merger, management of Old Florida considered a number of factors with a view to maximizing shareholder value in the intermediate and long term, including:

         -    the earnings potential of the combined business;

         -    the strengthened capital base of the combined business;

         -    the potential realization of economies of scale;

         - the growth prospectus within the Naples, Florida market area of Marine National Bank; and

         - expansion of the community banking model successfully employed by Old Florida.

         Old Florida's management believes the Naples, Florida market served by Marine has similar potential for product and service delivery. Old Florida's management expects that Marine's Naples, Florida market will be receptive to the Old Florida approach to banking and accordingly, will provide levels of profitability comparable to those of Old Florida Bank in its existing market.

         The Naples, Florida market has enjoyed a similar growth rate as the current market served by Old Florida Bank, and is a desirable market area extension for Old Florida.

         The combined capital base of the corporations should allow for significant and necessary investment in evolving technology. In order to remain competitive with regional and super regional banking companies, Old

Florida and Marine believe it is critical to have the capacity to invest in computer hardware and software, physical facilities and other delivery methods in order to attract and retain customers. Such investments, made within the context of a larger organization, would be shared by a larger base of customers, and the investments on a relative basis would be more affordable. Old Florida and Marine expect to realize economies of scale and to enhance shareholder value by the combination.

FAIRNESS OPINION OF MARINE'S FINANCIAL ADVISOR

         T. Stephen Johnson & Associates, Inc. ("TSJ&A") is an investment banking and financial services firm located in Atlanta, Georgia. As part of its investment banking business, TSJ&A engages in the review of the fairness of bank acquisition transactions from a financial perspective and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions and other transactions. Neither TSJ&A nor any of its affiliates has a material financial interest in Marine or Old Florida. TSJ&A was selected to advise Marine's board of directors based upon its familiarity with Marine, the regional community banking industry and its knowledge of the banking industry as a whole. No instructions were given or limitations imposed by Marine's board of directors upon TSJ&A regarding the scope of its investigation or the procedures it followed in rendering its opinion.

         TSJ&A has rendered its opinion to the board of directors of Marine that the consideration to be received by the holders of Marine common stock under the merger agreement is fair to such shareholders from a financial point of view. A copy of the fairness opinion, which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix D to this proxy statement and should be read in its entirety. The summary of the fairness opinion set forth herein is qualified in its entirety by reference to the text of the fairness opinion. TSJ&A has been paid a fee of $10,000 for rendering this opinion.

         In arriving at its fairness opinion, TSJ&A reviewed the merger as described below. TSJ&A also reviewed certain publicly available business and unaudited financial information relating to Marine and Old Florida. TSJ&A considered the financial terms of certain other recent comparable community bank acquisition transactions, as further discussed below. TSJ&A also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, TSJ&A did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. TSJ&A did not make an independent evaluation or appraisal of the assets of Marine or Old Florida.

         In connection with rendering the fairness opinion, TSJ&A performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by TSJ&A in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, TSJ&A believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinon. In performing its analyses, TSJ&A made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Marine's or Old Florida's control. The analyses performed by TSJ&A are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company or transaction considered as a comparison in the analyses is identical to Marine, Old Florida or the Merger. Accordingly, an analysis of the results of such comparisons is not mathematical: rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the public trading value of the companies involved in such comparisons. In addition, the analyses do not purport to be appraisals or reflect the process by which or the prices at which businesses actually may be sold or the prices at which any securities may trade at the present time or at any time in the future.

MERGER ANALYSIS

         The merger consideration to be received by Marine shareholders is based on an exchange ratio of .62 shares of Old Florida common shares for each share of Marine owned. This transaction value equals 1.00 times December 31, 2002 book value and to equal 11.15 percent of assets and 13.98 percent of deposits as of December 31, 2002.

COMPARABLE TRANSACTIONS ANALYSIS

         TSJ&A reviewed the merger as of March 1, 2003, for the purpose of determining purchase premiums that could be used in comparing the merger with other announced transactions. TSJ&A reviewed the purchase premiums paid in transactions that were announced since January 1, 2002 involving selling institutions with that have reported a net loss for each of the last three years. A listing of these transactions is included with the fairness opinion. On average, the comparable transactions reported an announced deal price to book value of 1.064 times, a purchase as a percent of assets of 7.36 percent and a purchase price as a percent of deposits of 8.86 percent. Median figures of the comparable transactions reported an announced deal price to book value of 1.0816 times, a purchase price as a percent of assets of 4.45 percent and a purchase price as a percent of deposits of 4.95 percent. The merger ranks well within the range of the comparable transactions.

ENTERPRISE ANALYSIS

         TSJ&A reviewed the financial results for Old Florida and also developed a combined balance sheet and income statement as of December 31, 2002 of the two companies. Old Florida has a history of positive earnings and on a combined basis the two companies would have reported a net loss of only $.03 per share for the year. Based on this review, TSJ&A determined the Marine shareholders would have a better chance of future success combined with Old Florida rather than remaining independent.

EFFECT ON OUTSTANDING OLD FLORIDA COMMON SHARES AND EXCHANGE OF MARINE COMMON SHARES

EFFECT ON OUTSTANDING OLD FLORIDA COMMON SHARES

         Each issued and outstanding Old Florida common share will continue to be one Old Florida common share after consummation of the merger.

EXCHANGE OF MARINE COMMON SHARES

         At the effective time of the merger, any Marine common shares that are held by Marine as treasury shares will be canceled and retired and no Old Florida common shares or other consideration will be delivered in exchange for those Marine common shares. All of the remaining Marine common shares, other than those as to which the holders have properly exercised dissenters' rights, will be converted into Old Florida common shares.

         Each outstanding share of Marine will entitle the holder to receive .62 of an Old Florida share in the merger. At December 31, 2002, there were 1,150,000 Marine common shares outstanding. The merger agreement prohibits Marine from issuing any additional common shares, except for the 243,025 Marine common shares that are subject to outstanding options and warrants. If necessary, the exchange ratio will be proportionately adjusted to prevent dilution as a result of a share split, share dividend, recapitalization or similar transaction with respect to the outstanding Old Florida common shares prior to the effective date of the merger.

NO FRACTIONAL OLD FLORIDA COMMON SHARES TO BE ISSUED

         Old Florida will not issue scrip or fractional interests in Old Florida common shares in the merger. In lieu of fractional interests, Old Florida will pay the cash value of the fraction to each holder of Marine common shares who otherwise would have been entitled to a fraction of a Old Florida common share, upon surrender of the holder's certificates representing Marine common shares. The shareholder will receive an amount of cash, rounded to the nearest cent, determined by multiplying the fractional share interest by $12.50.

CLOSING OF MARINE SHARE TRANSFER BOOKS; EXCHANGE OF CERTIFICATES EVIDENCING MARINE COMMON SHARES

         Marine will close its share transfer books in respect of the Marine common shares beginning three business days prior to the effective date of the merger.

         As soon as practicable after the effective time of the merger, each Marine shareholder will be advised of the effectiveness of the merger by letter accompanied by a letter of transmittal and instructions for use to surrender the certificate or certificates representing Marine common shares to Old Florida's exchange agent, Old Florida Bank.

         The letter of transmittal will be used to exchange Marine certificates for Old Florida common shares and cash in lieu of any fractional share interest. If any certificate representing Old Florida common shares is to be issued in a name other than that in which the Marine certificate surrendered for exchange is registered, the certificate so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting the exchange must pay to Old Florida or Old Florida Bank, any applicable transfer or other taxes required by reason of the issuance of the Old Florida certificate. CERTIFICATES FOR MARINE COMMON SHARES SHOULD NOT BE FORWARDED TO OLD FLORIDA UNTIL AFTER RECEIPT OF THE LETTER OF TRANSMITTAL AND SHOULD NOT BE RETURNED TO MARINE WITH THE ENCLOSED PROXY CARD.

RIGHTS OF HOLDERS OF MARINE SHARE CERTIFICATES PRIOR TO

         Upon surrender to Old Florida of Marine certificates and a properly completed letter of transmittal, the holder of the Marine certificates will be entitled to receive in exchange for the Marine certificates a certificate or certificates representing the Old Florida common shares, and cash in lieu of any resulting fractional share interest, to which the holder is entitled. Unless and until the shareholder surrenders the Marine certificates together with a properly completed letter of transmittal, no dividend payable to holders of record of Old Florida common shares as of any time after the effective time of the merger will be paid to that holder. Upon surrender of the holder's outstanding Marine certificates to Old Florida Bank together with a properly completed letter of transmittal, the former Marine shareholder will receive the dividends, without interest, that have become payable as of that time with respect to the Old Florida common shares to be issued upon surrender and conversion.

LOST SHARE CERTIFICATES

         Any Marine shareholder who has lost or misplaced a certificate for any of the holder's Marine common shares should immediately call Guy Harris at (239) 593-6300 for information regarding the procedures to be followed in order to obtain Old Florida common shares in exchange for the holder's Marine common shares.

TREATMENT OF OUTSTANDING MARINE OPTIONS AND WARRANTS

         As of December 31, 2002, there were eleven unexercised Marine stock options and warrants outstanding covering an aggregate of 243,025 Marine common shares. Each option and warrant to acquire Marine common shares outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically upon the completion of the merger into an option or warrant to purchase Old Florida common shares, with the following adjustments:

         - the number of Old Florida common shares subject to the converted options and warrants will be equal to the number of Marine common shares subject to the original option multiplied by the exchange ratio of .62; and

         - the exercise price per Old Florida common share subject to the converted option and warrant will be equal to the exercise price under the original Marine option or warrant divided by the exchange ratio of .62.

         The other terms and conditions of each converted option and warrant will be the same as the original Marine option or warrant.

POST-CLOSING CAPITALIZATION

         Following the merger, Old Florida will have approximately 1,929,595 million common shares outstanding. Shareholders of Old Florida before the merger will own approximately 63% of the total shares outstanding after the merger and Marine's current shareholders will own approximately 37%. These percentages do not take into account the exercise of any outstanding stock options or warrants that would result in the issuance of additional common shares of Old Florida.

ACCOUNTING TREATMENT

         The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Marine's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Old Florida. Any excess of the purchase price for Marine over the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Old Florida in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Old Florida issued after the merger will reflect the results attributable to the acquired operations of Marine beginning on the date of completion of the merger. The unaudited per share pro forma financial information contained herein has been prepared using the purchase method of accounting. See "Unaudited Condensed Pro Forma Combined Financial Information" on page 61.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         Marine will receive an opinion of Werner & Blank, LLC as of the closing date to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and accordingly, for federal income tax purposes, shareholders of Marine who exchange their Marine common shares solely for Old Florida common shares in the merger will not recognize any gain or loss, except to the extent that those shareholders receive cash in lieu of a fractional share.

         The merger agreement provides that neither Old Florida nor Marine will intentionally take or cause to be taken any action, whether before or after the effective time of the merger, which would disqualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Werner & Blank, LLC will base its opinion on facts, representations and assumptions set forth in the opinion, the merger agreement and certificates of officers of Marine and Old Florida, which will not have been independently investigated or verified.

         A dissenting shareholder of Marine who receives payment for common shares in cash will recognize capital gain or loss, if the common shares were held as a capital asset at the effective time of the merger, equal to the difference between the cash received and the holder's basis in the common shares, provided the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code. A sale of common shares pursuant to an exercise of dissenters' rights will not constitute a "dividend" if, as a result of the exercise, the shareholder owns no common shares in Old Florida as the surviving corporation in the merger, either actually or constructively within the meaning of Section 318 of the Internal Revenue Code.

         If you are not in favor of the merger but do not wish to exercise dissenters' rights, you may, in the alternative, attempt to sell your Marine common shares in the open market at the then current market price.

         THIS DISCUSSION DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER OR THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS WHO MAY BE SUBJECT TO SPECIAL RULES, INCLUDING, FOR EXAMPLE, FOREIGN SHAREHOLDERS. THIS DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS UNDER THE INTERNAL REVENUE CODE AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINION OF COUNSEL DESCRIBED ABOVE IS NOT BINDING UPON THE INTERNAL REVENUE SERVICE, AND THE PARTIES WILL NOT SEEK OR OBTAIN ANY RULINGS OF THE INTERNAL REVENUE SERVICE. OLD FLORIDA AND

MARINE CAN PROVIDE NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE TAX CONSEQUENCES OF THE MERGER DESCRIBED ABOVE. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO A MARINE SHAREHOLDER WHO ACQUIRED MARINE COMMON SHARES UPON EXERCISE OF A STOCK OPTION OR OTHERWISE AS COMPENSATION. OLD FLORIDA AND MARINE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND ANY PROPOSED CHANGES IN THOSE TAX LAWS.

INTERESTS OF MARINE DIRECTORS AND OFFICERS IN THE MERGER

         Some of the members of Marine's management and board of directors may be deemed to have interests in the merger that are in addition to their interests as shareholders of Marine generally. The board of directors was aware of these interests and considered them in recommending that Marine shareholders approve the merger agreement and the transactions contemplated by the merger agreement.

AGREEMENTS WITH EXECUTIVE OFFICERS OF MARINE

         Employment Agreement. Prior to the merger, James S. Weaver, president and chief executive officer of Marine and Marine National Bank, entered into an employment agreement with Marine National Bank, dated March 15, 2002. Under this agreement, Mr. Weaver is currently paid an annual base salary of $125,000. The agreement is for a term ending March 31, 2005, but with the approval of two-thirds of its directors, Marine National Bank may terminate the employment of Mr. Weaver at its discretion, on the condition that Mr. Weaver will be entitled to a lump sum payment equal to six months' base salary. The agreement further provides that in the event of a change in control (which would include consummation of the proposed merger with Old Florida) followed by notice from Mr. Weaver within thirty days of the closing of the merger, Mr. Weaver may elect to terminate the agreement and receive a severance payment equal to twice the sum of this annual base salary and any bonus received in the year preceding the merger.

         It is anticipated that the employment of Mr. Weaver will terminate upon consummation of the merger. The value of the severance payment under the employment agreement to Mr. Weaver is approximately $250,000. Marine National Bank has also entered into agreements with Mr. David Carpenter and Ms. Jetta Rusell under which each is entitled to a lump sum severance payment equal to six months base salary on termination of employment following the merger. The amounts of these payments would be $40,878 for Mr. Carpenter and $34,800 for Ms. Russell.

OTHER BENEFITS

         Stock Options and Warrants. The directors and executive officers of Marine hold stock options or warrants to acquire a total of 220,275 Marine common shares. These options or warrants have vested or will vest in connection with the closing of the merger. Each option or warrant to purchase Marine common shares that is outstanding immediately before the merger is completed will be converted into an option or warrant to buy Old Florida common shares as described above at page 26 under "Treatment of Outstanding Marine Options and Warrants".

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

         Old Florida has agreed to indemnify each of the officers, directors and employees of Marine and each Marine subsidiary to the full extent Marine or any Marine subsidiary would have been required to indemnify that individual under Florida law and the governing documents of Marine and the Marine subsidiaries. The merger agreement also provides for the continuation of director and officer liability insurance for these individuals for a period of three years. For more information, see "The Merger Agreement - Costs and Expenses; Indemnification" on page 38.

BOARD OF DIRECTORS

         Old Florida has agreed in the merger agreement to appoint Pierce T. Neese and William L. McDaniel, Jr., to the board of directors of Old Florida and Old Florida Bank promptly following the effective time of the merger.

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RESALE OF OLD FLORIDA COMMON SHARES RECEIVED IN THE MERGER

         The Old Florida common shares to be received by Marine shareholders in the merger have been registered under the Securities Act on the registration statement of which this document is a part and, except as described in this paragraph, may be freely traded without restriction. The Old Florida common shares to be issued in the merger and received by persons who are considered to be "affiliates," as that term is used in Rule 145 under the Securities Act, of Marine before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act. Affiliates of Marine for this purpose include individuals or entities that control, are controlled by, or are under common control with, Marine and are expected to include the directors and executive officers of Marine and certain entities affiliated with these directors and executive officers. These affiliates or their brokers risk being characterized as "underwriters" when they sell Old Florida common shares received in the merger. The U.S. securities laws require registration of shares sold by underwriters. An affiliate and its broker can avoid being characterized as an underwriter and, therefore, avoid the Securities Act registration requirements by selling shares in compliance with Rule 145. This document does not cover resales of Old Florida common shares received by any person upon the effectiveness of the merger, and no person is authorized to make any use of this document in connection with any such resale.

         Marine has agreed to use its reasonable best efforts to cause each person who may be deemed an affiliate of Marine for purposes of Rule 145 to deliver Old Florida a letter agreement intended to ensure compliance with the Securities Act.

         PERSONS WHO MIGHT BE DEEMED AFFILIATES OF MARINE SHOULD CONSULT WITH THEIR LEGAL ADVISORS PRIOR TO MAKING ANY OFFER OR SALE OF OLD FLORIDA COMMON SHARES RECEIVED IN THE MERGER.

REGULATORY APPROVALS

         Consummation of the merger is subject to prior receipt by Old Florida and Marine of all necessary regulatory approvals. The Federal Reserve Board must approve the merger of Marine into Old Florida, unless it waives the right to approve the merger, which it may do based on the approval of the subsidiary banks' merger by the FDIC.

         The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Marine shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

         Old Florida and Marine will not complete the merger before they receive all requisite regulatory approvals and all applicable waiting periods have expired and any conditions imposed in the regulatory approvals have been complied with. Old Florida and Marine cannot guarantee that they will obtain all approvals or that those approvals will not impose conditions which would have a material adverse effect on the business, operations, assets or financial condition of Old Florida and the Old Florida subsidiaries taken as a whole or otherwise materially impair the value to Old Florida of Marine and Marine National Bank as a whole. If a regulatory agency imposes this type of condition, the merger agreement permits the boards of directors of Old Florida and Marine to abandon the merger.

         Old Florida and Marine cannot assure you as to when, or if, they will obtain necessary regulatory approvals. If the merger is not completed by September 30, 2003, either Old Florida or Marine may terminate the merger agreement. For more information, see "The Merger Agreement - Amendment and Termination" on page 37.

EXISTING RELATIONSHIP BETWEEN OLD FLORIDA AND MARINE

         Except in connection with the merger agreement and the transactions contemplated by the merger agreement, Marine has not conducted business with, nor has it had any business relationship with, Old Florida prior to the transactions described in the merger agreement, other than the purchase and sale of loan participation interests in the ordinary course of business on terms that are customary for such transactions.

                              THE MERGER AGREEMENT
THE MERGER

         The merger agreement provides that, subject to the adoption of the merger agreement by the shareholders of Marine and the satisfaction or waiver of the other conditions to the merger, Marine will merge into Old Florida. Following completion of the merger, Marine will no longer exist as a separate corporation. The merger agreement provides for Old Florida and Marine to implement the merger by causing a certificate of merger to be filed with the Florida Department of State, consistent with the applicable provisions of the merger agreement.

         The material provisions of the merger agreement are briefly summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is reprinted as Appendix A to this proxy statement/prospectus and incorporated in this proxy statement/prospectus by this reference. Old Florida and Marine urge you to read the merger agreement in its entirety for a more complete description of the merger.

CONVERSION OF MARINE COMMON SHARES

         At the effective time of the merger, each Marine common share outstanding immediately prior to the effective time of the merger, other than those as to which dissenters' rights are perfected, will be converted into approximately .62 of an Old Florida common share. All Marine common shares owned by Marine as treasury shares will be canceled and retired, and no Old Florida common shares or other consideration will be delivered in exchange for those shares. For more information, see "The Merger - Effect on Outstanding Old Florida Common Shares and Exchange of Marine Common Shares" on page 25.

REPRESENTATIONS AND WARRANTIES

         In the merger agreement, Marine has made representations and warranties concerning the following items:

         - due organization, good standing and authority to carry on business of Marine and Marine National Bank;

         -    capital structure of Marine;

         - corporate power and authority to enter into the merger agreement and consummate the merger and enforceability of the merger agreement and related matters;

         - financial statements and reports and absence of undisclosed liabilities;

         - absence of any material adverse change to Marine or its subsidiaries;

         -    loans;

         -    allowance for loan losses;

         -    regulatory filings by Marine and its subsidiaries;

         -    taxes of Marine and its subsidiaries;

         -    property of Marine and its subsidiaries;

         -    legal proceedings involving Marine or its subsidiaries;

         - absence of regulatory proceedings involving Marine or its subsidiaries;

         - absence of conflicts of the merger agreement with applicable laws, contracts and corporate documents;

         - no commissions, finder's fees or similar payments payable in connection with the merger (Old Florida provided to Marine a waiver of certain provisions of the merger agreement so that Marine could obtain the fairness opinion of its financial advisor.);

         -    employment agreements and compliance with employment laws;

         - employee benefit plans and compliance with provisions of the Employee Retirement Income Security Act of 1974;

         -    compliance with laws;

         - accuracy and completeness of information supplied by Marine for inclusion in the registration statement on Form S-4 of which this proxy statement/prospectus is a part;

         -    insurance;

         - required governmental and third-party proceedings in connection with the merger;

         -    material contracts and absence of defaults;

         -    environmental matters;

         -    compliance with takeover laws;

         -    risk management instruments;

         -    complete and accurate books and records;

         -    repurchase agreements;

         -    accuracy of representations and warranties;

         Old Florida has made representations and warranties concerning the following items:

         - due organization, good standing and authority to carry on business of Old Florida and Old Florida Bank;

         -    capital structure of Old Florida;

         - corporate power and authority to enter into the merger agreement and consummate the merger and enforceability of the merger agreement and related matters;

         - financial statements and reports and absence of undisclosed liabilities;

         - absence of any material adverse change to Old Florida or its subsidiaries;

         -    loans;

         -    allowance for loan losses;

         -    regulatory filings by Old Florida and its subsidiaries;

         -    taxes of Old Florida and its subsidiaries;

         -    property of Old Florida and its subsidiaries;

         -    legal proceedings involving Old Florida or its subsidiaries;

         - absence of regulatory proceedings involving Old Florida or its subsidiaries;

         - absence of conflicts of the merger agreement with applicable laws, contracts and corporate documents;

         - no commissions, finder's fees or similar payments payable in connection with the merger, other than to Austin Associates, LLC;

         -    employment agreements and compliance with employment laws;

         - employee benefit plans and compliance with provisions of the Employee Retirement Income Security Act of 1974;

         -    compliance with laws;

         - accuracy and completeness of information supplied by Old Florida for inclusion in the registration statement on Form S-4 of which this proxy statement/prospectus is a part;

         -    insurance;

         - required governmental and third-party proceedings in connection with the merger;

         -    material contracts and absence of defaults;

         -    environmental matters;

         -    compliance with takeover laws;

         -    risk management instruments;

         -    complete and accurate books and records;

         -    repurchase agreements;

         -    accuracy of representations and warranties;

         Old Florida and Marine believe that the representations and warranties contained in the merger agreement are customary in transactions similar in nature to the merger. For more information, see Article V of the merger agreement, which is attached as Appendix A to this document.

CONDUCT OF BUSINESS PENDING THE MERGER

         The merger agreement requires Marine to conduct its business and the business of Marine National Bank in the ordinary and usual course consistent with past practice. Under this covenant, the merger agreement specifically prohibits Marine from:

         - taking any action which would be inconsistent with any representation or warranty of Marine in the merger agreement; and

         - engaging in any lending activities other than in the ordinary course of business.

         The merger agreement also requires Marine not to take, and to cause Marine National Bank not to take, any of the following actions without the consent of Old Florida:

         - selling, transferring, mortgaging, pledging, encumbering or subjecting to any lien, any of its assets, except in the ordinary course of business;

         - making any capital expenditures which individually exceed $5,000 or $15,000 in the aggregate;

         - conducting its business other than in the ordinary course or taking any action which would have an adverse effect upon its ability to perform its obligations under the merger agreement;

         - declaring, paying or setting aside for payment any dividends or making any distributions on its capital shares, other than dividends from Marine National Bank to Marine;

         - purchasing, redeeming, or otherwise acquiring any of its common shares;

         - issuing or granting any option or other right to acquire any of its shares;

         - effecting any split, recapitalization, readjustment or other share reclassification;

         -    amending its governing documents;

         - merging or consolidating with any other person or otherwise reorganizing, except for the merger;

         - acquiring all or any portion of, the assets, business, deposits or properties of any other entity, except by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in the ordinary course of business and consistent with past practices;

         - entering into, establishing, adopting or amending any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement, or similar arrangement, related to the plan or arrangement, in respect of any director, officer or employee of Marine or its subsidiaries, or taking any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable under those plans or arrangements. Marine, however, may:

              - take any of these actions in order to satisfy either applicable law or previously disclosed contractual obligations existing as of December 31, 2002 or regular annual renewal of insurance contracts; and

              - terminate its defined contribution 401(k) retirement plan at any time before the effective time of the merger, with benefit distributions deferred until the Internal Revenue Service issues a favorable determination with respect to the terminating plan's tax-qualified status upon termination. In this event, Marine and Old Florida will cooperate in good faith to apply for approval and to agree upon associated plan termination amendments that will, among other things, provide for the application of all assets of a terminating plan for its participants, and allow plan participants not only to receive lump-sum distributions of their benefits, but also to transfer those benefits to the Old Florida 401(k) plan that Old Florida maintains for its employees and employees of its subsidiaries;

         - paying any wage or salary increase or bonus, other than normal pay increases to employees whose annual base salary does not exceed $40,000 consistent with past practices, or entering into or amending or renewing any employment, consulting, severance or similar agreements or arrangements with any officer, director or employee, except, in each case, for changes required by law or to satisfy previously disclosed contractual obligations existing as of December 31, 2002;

         - entering into or terminating any contracts, other than loan and deposit contracts, requiring the payment or receipt of $5,000 or more in any 12-month period, or amending or modifying in any material respect any of its existing material contracts;

         - incurring any indebtedness for money borrowed or incurring any material obligation or liability other than in the ordinary course of business;

         - implementing or adopting any change in its accounting principles, practices or methods, other than as required by generally accepted accounting principles;

         -    taking any action that would result in:

              - any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger,

              -    any of the conditions to the merger not being satisfied, or

              - a violation of any provision of the merger agreement, except as required by law or regulation;

         -    except as required by applicable law or regulation:

              - implementing or adopting any material change in its interest rate risk management and other risk management policies, procedures or practices,

              - failing to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or

              - failing to use reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

         -    entering into any agreement to do any of the foregoing.

         The merger agreement also requires Marine and Marine National Bank to:

         - maintain their property and facilities in their present condition and working order, ordinary wear and tear excepted;

         - use commercially reasonable efforts to maintain and preserve their respective business organizations intact, and maintain the respective relationships of employees, customers, suppliers, and others having business relationships with them;

         - maintain insurance coverage with reputable insurers, which in respect of amounts, types and risks insured, were maintained by them as of December 31, 2002;

         - provide reasonable access by Old Florida to information of Marine and Marine National Bank;

         - timely file all tax returns and pay any tax shown on those tax returns as due;

         The merger agreement requires each of Old Florida and Marine:

         - to use their reasonable best efforts to take all actions necessary to satisfy all of the conditions to the merger, to comply with all applicable legal requirements, to make all necessary filings, to obtain all necessary governmental and third party consents and to otherwise consummate the merger;

         - to take all necessary steps to exempt the agreement and the merger from the requirements of any takeover law;

         - to notify the other party in writing if it becomes aware of any fact, condition or occurrence that would:

              - cause or constitute a breach of any representation, warranty or covenant in the merger agreement; or

              - have a material adverse effect on the company providing the notification, either individually or in the aggregate, with other facts, conditions or occurrences.

         - not to take any action subsequent to the date of the merger agreement that would adversely affect the characterization of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

         Old Florida also has agreed:

         - to provide reasonable access by Marine to information of Old Florida and each of its subsidiaries; and

         - to indemnify the officers, directors and employees of Marine and each of Marine's subsidiaries and to provide certain employee benefits, as described below.

         After the effective time of the merger, employees of Marine and Marine National Bank who continue their employment with Old Florida or Old Florida Bank will be entitled to participate in Old Florida's employee benefit plans of general applicability. Old Florida will give those employees credit for years of service for purposes of eligibility and vesting, but not for benefit accrual purposes, in Old Florida's employee benefit plans, and the employees will not be subject to any exclusion or penalty for pre-existing conditions, any waiting period or similar limitations, except to the extent that they also apply to employees of Old Florida and Old Florida Bank. Old Florida will honor all employment agreements that were disclosed to it by Marine in connection with entering into the merger agreement.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

         The obligation of each of Old Florida and Marine to consummate the merger is subject to a number of conditions, including the following:

         - the adoption of the merger agreement by the requisite vote of the Marine shareholders, with dissenting shares representing no more than 20% of the Marine common shares;

         - all necessary regulatory approvals have been obtained in connection with the merger and all statutory waiting periods have expired;

         - no regulatory approvals contain any conditions, restrictions or requirements which either Old Florida or Marine reasonably determines would either before or after the effective time of the merger, have a material adverse effect on Old Florida or prevent Old Florida from realizing the economic benefits of the merger and related transactions;

         - no court or other governmental or regulatory authority has issued, enforced, threatened or commenced a proceeding with respect to any statute, rule, regulation, or entered any judgment, decree, injunction or other order prohibiting or delaying consummation of the transactions contemplated by the merger agreement;

         - the Form S-4 registration statement of which this proxy statement/prospectus forms a part has become effective and no stop order suspending the effectiveness of the registration statement has been issued and no proceedings for that purpose initiated or threatened by the SEC;

         - all permits and other authorizations required under state securities laws to consummate the transactions contemplated by the merger agreement and issue the Old Florida common shares to be issued in the merger have been received;

         The obligation of Old Florida to consummate the merger is also subject to a number of additional conditions, including the following:

         - the representations and warranties of Marine contained in the merger agreement are true and correct in all material respects as of the closing of the merger, or in the case of representations and warranties made as of a specified date earlier than the closing date of the merger, on and as of that date, and Marine has delivered a certificate to Old Florida to that effect;

         - Marine has performed all obligations required by Marine under the merger agreement and Marine has delivered a certificate to Old Florida to that effect;

         - Old Florida has received the opinion of Kilpatrick Stockton LLP, legal counsel to Marine, stating that:

              - Marine is a corporation duly incorporated and in good standing under the laws of the State of Florida;

              - the merger agreement was duly executed by Marine and with stated exceptions, constitutes the binding obligation of Marine and is enforceable in accordance with its terms against Marine; and

              - assuming Marine shareholders approval of the merger, upon the filing of the articles of merger with the Florida Department of State, the merger will become effective.

         - Old Florida has received articles of merger signed by Marine in appropriate form for filing with the Florida Department of State.

         - Old Florida has received certificates from Marine regarding authorization of the merger by its directors and shareholders.

         - Marine's total shareholders' equity is not less than $6,750,000 as of the month end immediately following the later to occur of receipt of regulatory approval for the merger and Marine shareholder approval.

         The obligation of Marine to consummate the merger is also subject to a number of additional conditions, including the following:

         - the representations and warranties of Old Florida contained in the merger agreement are true and correct in all material respects as of the closing of the merger, or in the case of representations and warranties made as of a specified date earlier than the closing date of the merger, on and as of that date, and Old Florida has delivered a certificate to Marine to that effect;

         - Old Florida has performed all obligations required by Old Florida under the merger agreement and Old Florida has delivered a certificate to Marine to that effect;

         - Marine has received the opinion of Werner & Blank, LLC, legal counsel to Old Florida, stating that the merger constitutes a tax free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and no gain or loss will be recognized by shareholders of Marine who receive Old Florida common shares in exchange for Marine common shares and cash in lieu of fractional share interests, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests;

         - Marine has received the opinion of Werner & Blank, LLC, legal counsel to Old Florida, stating that:

              - Old Florida is a corporation duly incorporated and in good standing under the laws of the State of Florida;

              - the merger agreement was duly executed by Old Florida and with stated exceptions, constitutes the binding obligation of Old Florida and is enforceable in accordance with its terms against Old Florida;

              - the Old Florida common shares issued in the merger will be duly authorized, fully paid and nonassessible; and

              - upon the filing of the articles of merger with the Florida Department of State, the merger will become effective.

         Where the law permits, Old Florida or Marine could decide to complete the merger even though one or more conditions was not satisfied. By law, neither Old Florida nor Marine can waive (1) the condition of adoption of the merger agreement by Marine's shareholders or (2) any court order or law having the effect of making illegal or otherwise prohibiting the consummation of the merger. Whether any of the conditions would be waived would depend upon the facts and circumstances as determined by the reasonable business judgment of the board of directors of Old Florida or Marine.

EFFECTIVE TIME OF THE MERGER

         Upon satisfaction or waiver of all conditions under the merger agreement, Old Florida and Marine will cause an appropriate certificate of merger to be filed with the Florida Department of State. The merger will become effective upon the filing of the certificate of merger or at a time after the filing that Old Florida and Marine agree to in writing and state in the certificate of merger. Old Florida and Marine anticipate that the merger will be completed by the end of the second quarter of 2003.

         The closing of the transactions contemplated by the merger agreement will take place on a day designated by Old Florida which is not:

         - earlier than the third business day after the last of the conditions described in the merger agreement has been satisfied or waived in accordance with the terms of the merger agreement, or

         - later than the last business day of the month in which that third business day occurs.

However, the date chosen by Old Florida may not fall after September 30, 2003 or after the date or dates on which any regulatory authority approval or extension expires. Old Florida and Marine are also free to agree to close the transactions on a different date.

AMENDMENT AND TERMINATION

         Old Florida and Marine may amend the merger agreement at any time before or after the Old Florida special meeting or the Marine special meeting. However, after approval of the matters to be considered at the Marine special meeting of shareholders, Marine may not make an amendment which by law requires further approval by the Marine shareholders, unless that further approval is obtained.

         Old Florida and Marine may agree in writing to terminate the merger agreement at any time before completion of the merger, even if the shareholders of both Old Florida and Marine have adopted it.

         Either Marine or Old Florida may decide to terminate the merger agreement if:

         - the merger has not been completed by September 30, 2003, unless the failure to complete the merger arises out of or results from the knowing action or inaction of the party seeking to terminate;

         - the shareholders of Marine fail to adopt the merger agreement by the requisite vote at the Marine special meeting of shareholders or an adjournment of the Marine special meeting;

         -    a governmental authority fails to approve the merger; or

         - conditions to the party's obligation to complete the merger are not met as required by the merger agreement.

Old Florida may decide to terminate the merger agreement if Marine breaches any representation, warranty, covenant or other agreement contained in the merger agreement within 30 days following receipt of written notice of the breach or cannot cure the breach within that time, except that the breach individually or in the aggregate, must have or be reasonably likely to have a materially adverse effect.

Marine may decide to terminate the merger agreement if Old Florida breaches any representation, warranty, covenant or other agreement in the merger agreement and does not cure the breach within 30 days following receipt of written notice of the breach, or cannot cure the breach within that time, except that the breach, individually or in the aggregate, must have or be reasonably likely to have a materially adverse effect.

         In the event of termination, the merger agreement will become void except that provisions regarding the accuracy of information provided for this document, press releases, confidentiality, and the effect of termination of the merger agreement will survive termination. The Option Agreement between Marine and Old Florida will terminate in accordance with its terms. See the section in this document titled "Other Material Agreements Related to the Merger" beginning at page 39.

ACQUISITION PROPOSALS

         Marine and Old Florida have each agreed, during the term of the merger agreement, that it will not and will not permit its or any of its subsidiaries' directors, officers, employees, agents or other representatives to, directly or indirectly:

         - solicit or encourage any inquiries or the making of any offer or proposal regarding an acquisition proposal; or

         - participate in any discussions or negotiations with, or provide any confidential information to any person (other than the other party to this agreement), concerning an acquisition proposal

         Notwithstanding the prohibitions described above, Marine and Old Florida each may furnish information to, and negotiate or otherwise engage in discussions with any person with respect to an acquisition proposal if its board of directors determines in good faith, after consultations with independent legal counsel, that it is required by its fiduciary duties to do so.

         Under the merger agreement, each of Marine and Old Florida is obligated to notify the other promptly in writing of the receipt of any acquisition proposal (including the substance of the proposal and the identity of the other individual or entities involved). In addition, each of Marine and Old Florida must promptly inform the other of any material developments with respect to the acquisition proposal.

         Under the merger agreement an "acquisition proposal" is defined as to both Marine and Old Florida:

         - a tender or exchange offer involving Marine or any of its subsidiaries, or Old Florida or any of its subsidiaries;

         - a proposal for a merger, consolidation or other business combination involving Marine or any of its subsidiaries, or Old Florida or any of its subsidiaries; or

         - a proposal or offer to acquire 10% or more of the common shares, assets or deposits of Marine or any of its subsidiaries, or Old Florida or any of its subsidiaries.

COSTS AND EXPENSES; INDEMNIFICATION

         Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs and expenses, except that Old Florida and Marine will share all expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus equally and Old Florida will pay all fees due to regulatory authorities and the SEC in connection with the transactions contemplated by the merger agreement.

         Following the merger, Old Florida has agreed to indemnify the present officers, directors and employees of Marine and each Marine subsidiary against costs and expenses incurred in relation to claims arising before the merger to the fullest extent Marine or any Marine subsidiary would have been permitted to indemnify that person under Florida law and the governing documents of Marine. In addition, for a period of three years after the effective time of the merger, Old Florida will provide directors' and officers' liability insurance on terms no less favorable than those in effect as of December 31, 2002, to indemnify the present and former officers and directors of Marine and the Marine subsidiaries with respect to claims against those individuals arising from facts or events which occurred prior to the effective time of the merger. Old Florida will not be required to pay more than 200% of the amount spent by Marine as of December 31, 2002, in order to maintain or procure that insurance, but if that limit is met, Old Florida must use its reasonable best efforts to maintain or obtain as much comparable insurance as can be obtained up to the 200% limit.

                OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

OPTION AGREEMENT

         To induce Old Florida to enter into the merger agreement, Marine granted Old Florida an option to purchase up to 218,500 Marine common shares, or 19% of Marine's outstanding common shares, at $8.00 per share. Marine granted this option to Old Florida under an option agreement dated as of December 31, 2002. The option will likely discourage competing offers for Marine. Old Florida obtained it to increase the likelihood that the merger with Marine will be completed. Old Florida may exercise the option if:

         - any person, group or entity commences a tender offer or files a registration statement for an exchange offer that if completed, would enable it to own or control 10% or more of Marine's common shares;

         - Marine proposes to enter into or enters into an agreement (i) to merge with someone other than Old Florida, (ii) to sell 10% or more of its assets, or (iii) to issue shares representing 10% or more of its shareholder voting power;

         -    another person acquires 10% or more of Marine's common shares; or

         - the Marine shareholders do not approve the merger at the special meeting of Marine shareholders, the meeting is not held, or Marine's board of directors withdraws its unanimous recommendation of the merger to Marine's shareholders in a manner adverse to Old Florida, in each case after another person publicly announces its proposal to merge with Marine or acquire 10% or more of its shares or assets, or files a regulatory application for that purpose.

         The option terminates on September 30, 2003, or earlier upon the occurrence of certain events, such as denial of regulatory approval for the merger.

         You are urged to read the option agreement in its entirety. The option agreement is attached to this document as Appendix B.

NONCOMPETITION AGREEMENTS

         Each director of Marine (except Mr. Weaver who owns no outstanding shares) has entered into a shareholder noncompetition agreement with Old Florida dated as of December 31, 2002. Under the noncompetition agreement, each of those Marine directors has agreed not to compete with Old Florida in Collier and Lee Counties, Florida, for a period of one year following the merger. Mr. Weaver's employment agreement with Marine contains similar provisions prohibiting him from competing in Collier and Lee Counties for one year following termination of his employment.

SHAREHOLDER AGREEMENT

         In connection with the execution of the merger agreement, Marine's directors entered into a shareholder agreement with Marine and Old Florida dated as of December 31, 2002. In the shareholder agreement, each of Marines' directors (with the exception of Mr. Weaver who owns no outstanding Marine common shares) agreed to vote all of his Marine common shares:

         - in favor of the adoption of the merger agreement and the approval of the merger; and

         -    against any proposal or transaction that would impede the merger.

         In the shareholder agreement, each of Marine's directors (with the exception of Mr. Weaver who owns no outstanding Marine shares) also agreed not to dispose of or encumber his Marine common shares and to cooperate with and assist Old Florida and Marine to obtain all regulatory approvals required to complete the merger, and to use his best efforts to cause Marine to perform its obligations under the merger agreement and to recommend the approval of the merger and the merger agreement to shareholders of Marine. Marine's directors owned approximately 22% of the total outstanding Marine common shares as of the record date for the special meeting of Marine's shareholders.

         You are urged to read the shareholder agreement in its entirety. The shareholder agreement is attached to this document as Appendix C.

RECOMMENDATION AND VOTE

         The board of directors of Marine believes that the consummation of the proposed merger is in the best interest of Marine and its shareholders. The affirmative vote of the holders of a majority of the outstanding Marine common shares is required for the merger agreement to be adopted.

         THE MARINE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MARINE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

                        RIGHTS OF DISSENTING SHAREHOLDERS

         The following discussion is not a complete description of the law relating to appraisal rights available under Florida law. This description is qualified by the full text of the relevant provisions of the Florida Business Corporation Act, which are reprinted in their entirety as Appendix E to this proxy statement/prospectus. If you desire to exercise appraisal rights, you should review carefully the Florida Business Corporation Act and are urged to consult a legal advisor before electing or attempting to exercise these rights.

         Under the Florida Business Corporation Act ("FBCA"), shareholders of Marine have the right to dissent from the merger, and obtain payment of the fair value of their shares. If the merger is completed, holders of Marine common shares as of [The Record Date] who follow the procedures specified by Florida law will be entitled to receive in cash the "fair value" of their shares as of the day before the special meeting. Such value is exclusive of any appreciation in anticipation of the merger, unless such exclusion would be inequitable, but includes "a fair and equitable" rate of interest thereon. Shareholders who elect to follow such procedures are called "dissenting shareholders" in this document.

         A vote in favor of the merger agreement by a holder of Marine common shares will result in the waiver of the shareholder's right to demand payment for his or her shares under Florida law.

         Under Florida law, a shareholder of Marine may dissent from the merger by following the procedures described below:

         - the dissenting shareholder must deliver to Marine, prior to the special meeting called for the approval of the merger, written notice of his or her intent to demand payment for his or her shares;

         - the dissenting shareholder must refrain from voting in favor of the merger;

         - within ten (10) days after the date of the special meeting, Marine will give written notice of authorization of the merger by the shareholders to such dissenting shareholder; and

         - within twenty (20) days after the giving of notice to the dissenting shareholder, the dissenting shareholder must file with Marine a notice of election and a demand for payment of the fair value of his or her shares.

         Any dissenting shareholder filing an election to dissent shall deposit his or her certificates for Marine common shares with Marine simultaneously with the filing of the election to dissent. A shareholder may dissent as to less than all of the Marine common shares held by him or her, and in such event, he or she is treated as two separate shareholders. Once Marine offers to pay the dissenting shareholder for his or her shares, the notice of election cannot be withdrawn, except with the consent of Marine. However, the right of a dissenting shareholder to be paid the fair value of his or her shares will cease if:

         -    the demand is withdrawn;

         -    the proposed merger is abandoned;

         - no demand or petition for determination of fair value by a court has been made or is filed within the time provided by law; or

         - a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by Florida law.

         Within ten (10) days after the later of the expiration of the period in which the dissenting shareholder may file his or her notice of election to dissent or the effective time of the merger, Marine is required to make a written offer to each dissenting shareholder to purchase the Marine common shares at a price deemed by the surviving corporation to be the fair value of those shares.

         If, within thirty (30) days after the making of that offer, any shareholder accepts the offer, payment will be made within ninety (90) days after the later of the date the offer was made or the consummation of the merger. However, if within that thirty (30) day period the surviving corporation and the dissenting shareholder are unable to agree on a price, then the surviving corporation, within thirty (30) days after receipt of written demand from such dissenting shareholder given within sixty (60) days after the effective time of the merger, shall, or at its election within such period may, file an action in a court of competent jurisdiction in the county in which Marine maintained its registered office, requesting that the fair value of the shares of Marine common stock be determined. If Marine or the surviving corporation fails to file such proceedings, any dissenting shareholder may do so in the name of Marine. All dissenting shareholders, except for those that have agreed upon a value with the surviving corporation, are deemed to be parties to the proceeding. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The surviving corporation shall pay each dissenting shareholder the amount found to be due within ten (10) days after final determination of the proceedings. Upon payment of such judgment, the dissenting shareholder will cease to have any interest in the shares of Marine common shares.

         Any judgment rendered in any dissent proceeding may, at the discretion of the court, include an allowance for interest at such rate as the court may deem fair and equitable. The court will determine the cost and expense of any such dissent proceeding and such costs and expenses will be assessed against the surviving corporation. However, all or any part of such cost and expense may be apportioned and assessed against the dissenting shareholders, in such amount as the court deems equitable, if the court determines that the surviving corporation made an offer to the dissenting shareholders and the shareholders' failure to accept such offer was arbitrary, vexatious or not in good faith. The expenses awarded by the court shall include compensation for, and reasonable expenses of, any appraiser but shall not include the fees and expenses of counsel or experts employed by any party. If the fair value of the shares of Marine common stock, as determined by the proceeding, materially exceeds the amount which the corporation initially offered to pay, or if no offer was made, the court, in its discretion, may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation for any expert attorney or expert employed by the shareholder in the proceeding.

                        OLD FLORIDA FINANCIAL INFORMATION

         Old Florida's audited consolidated balance sheets as of December 31, 2002 and 2001, and its audited consolidated statements of earnings, cash flows and changes in stockholders' equity for the years then ended are set forth in Appendix F included as part of this proxy statement/prospectus.

                OLD FLORIDA MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's discussion and analysis of Old Florida's financial condition and results of operation for its fiscal years ended December 31, 2002 and 2001, is set forth below. This discussion and analysis is intended to assist you in understanding Old Florida's financial condition and results of operations. You should read this commentary in conjunction with the consolidated financial statements and the related notes and the other statistical information included elsewhere in this document.

GENERAL

         Old Florida Bank is a state-chartered commercial bank incorporated under the laws of the State of Florida. The deposits of the bank are insured by the FDIC. The bank currently provides a variety of banking services to small and middle-market businesses and individuals through its two banking offices located in Lee County, Florida.

         Old Florida Bankshares, Inc. was incorporated on July 1, 2001. The bank's stockholders exchanged their common shares for shares of Old Florida as the holding company for the bank. As a result, all of the previously issued $5 par value common shares of the bank were exchanged for 1,216,595 shares of the $0.01 par value common shares of Old Florida. The holding company's acquisition of Bank was accounted for similar to a pooling of interests and, accordingly, the financial data for periods presented include the results of the bank.

CRITICAL ACCOUNTING POLICIES

         Our financial condition and results of operations are sensitive to accounting measurements and estimates of matters that are inherently uncertain. When applying accounting policies in areas that are subjective in nature, we must use our best judgement to arrive at the carrying value of certain assets. The most critical accounting policy we applied is related to the valuation of the loan portfolio and allowance for loan losses.

         A variety of estimates impact the carrying value of the loan portfolio including the calculation of the allowance for loan losses, valuation of underlying collateral, the timing of loan charge-offs and the amount and amortization of loan fees and deferred origination costs.

         The allowance for loan losses is the most difficult and subjective judgment. The allowance is established and maintained at a level that we believe is adequate to cover losses resulting from the inability of borrowers to make required payments on loans. Estimates for loan losses are arrived at by analyzing risks associated with specific loans and the loan portfolio, current trends in delinquencies and charge-offs, the views of our regulators, changes in the size and composition of the loan portfolio and peer comparisons. The analysis also requires consideration of the economic climate and direction, change in the interest rate environment, which may impact a borrower's ability to pay, legislation impacting the banking industry and economic conditions specific to our service area. Because the calculation of the allowance for loan losses relies on estimates and judgments relating to inherently uncertain events, results may differ from our estimates.

         The calculation of the loan portfolio and allowance for loan losses is also discussed as part of Note 1 to Old Florida's consolidated financial statements set forth in Appendix F to this document. The significant accounting policies are discussed in Note 1 to the consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

         A state-chartered commercial bank is required under Florida law and FDIC regulations to maintain a liquidity reserve of at least 15 % of its total transaction accounts and 8 % of its total nontransaction accounts subject to certain restrictions. The reserve may consist of cash-on-hand, demand deposits due from correspondent banks, and other investments and short-term marketable securities. At December 31, 2002, The bank significantly exceeded its regulatory liquidity requirements.

         The bank's primary source of funds during the year-ended December 31, 2002, was from:

         - An increase in deposits of $11 million, which are used primarily to originate net loans of $14 million.

         At December 31, 2002, The bank had outstanding commitments to originate loans totaling $2 million and commitments to borrowers under available lines of credit totaling $18 million.

         The bank's primary source of funds during the year ended December 31, 2001, was from:

         -    Proceeds from Federal Home Loan Bank advances of $3 million; and

         - An increase in deposits of $1 million, which were used primarily to originate net loans of $6 million.

At December 31, 2001, the bank had outstanding commitments to originate loans totaling $8 million.

CREDIT RISK

         The bank's primary business includes making commercial loans, primarily secured by commercial real estate, and to a lesser extent single family residential loans and consumer loans. That activity entails potential loan losses, the magnitude of which depends on a variety of economic factors affecting borrowers which are beyond the control of the Bank. While underwriting guidelines and credit review procedures have been instituted to protect the bank from avoidable credit losses, some losses will inevitably occur. At December 31, 2002, the bank had no nonperforming loans and no foreclosed real estate.

         The following table sets forth information with respect to activity in the bank's allowance for loan losses (dollars in thousands):

                                                                      YEAR ENDED
                                                                      DECEMBER 31,
                                                                      ------------
                                                                   2002           2001
                                                                   ----           ----
Average loans outstanding ..................................       77,430        69,834
                                                                =========       ========
Allowance at beginning of period ...........................     $    825       $    745
Charge-offs:
       Commercial ..........................................            0              0
       Residential real estate .............................            0              0
       Consumer ............................................     $      9              0
                                                                ---------       --------
       Total loans charged-off .............................     $      9              0
Recoveries .................................................            0              0
                                                                ---------       --------
Net (charge-offs) recoveries ...............................    ($      9)             0

Provision for loan losses charged to operating expenses ....     $    149       $     80
                                                                ---------       --------
Allowance at end of period .................................     $    965       $    825
                                                                =========       ========
Net (charge-offs) recoveries to average loans outstanding ..          .01              0
                                                                =========       ========
Allowance as percent of total loans ........................         1.09%          1.11%
                                                                =========       ========
Allowance as percent of nonperforming loans ................       N/A             N/A

Total loans at end of period ...............................     $ 88,533       $ 74,034
                                                                =========       ========

NONPERFORMING ASSETS

         The bank places all loans past due 90 days or more on nonaccrual status, unless the loan is both well collateralized and in the process of collection. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection.

         At December 31, 2002 and 2001, the bank had no nonaccruing loans.

LOAN PORTFOLIO COMPOSITION

The bank has commercial real estate loans which comprise the largest group of loans in the bank's loan portfolio. Commercial real estate loans amounted to $79 million or 89% of the total loan portfolio as of December 31, 2002.

         The following table sets forth the composition of the bank's loan portfolio (dollars in thousands):

                                                               At December 31,
                                                               ---------------
                                                        2002                      2001
                                               ----------------------------------------------
                                                             % of                       % of
                                                Amount       Total       Amount         Total
                                               --------      -----      --------        -----
Commercial real estate .....................   $ 78,928        89%      $ 62,094         84%
Commercial .................................   $  3,778         4%      $  4,123          6%
Residential real estate ....................   $  4,370         5%      $  5,686          8%
Equity lines of credit and second mortgage..   $    807         1%      $  1,017          1%
Consumer ...................................   $    650         1%      $  1,114          1%
                                               ========      =====      ========        ===
       Subtotal ............................   $ 88,533       100%      $ 74,034        100%
Subtract:
  Net deferred loan fees ...................       (296)                    (300)
  Allowance for loan losses ................       (965)                    (825)
                                               --------                 --------
  Loans, net ...............................   $ 87,272                 $ 72,909
                                               ========                 ========

The following table shows the contractual maturities of Old Florida Bank's loan portfolio at December 31, 2002. Loans that have adjustable rates are shown as amortizing to final maturity rather than when the interest rates are next subject to change. The table does not include prepayments or scheduled principal repayments.

                            Mortgage Loans                                       Total
                            --------------         Consumer       Commercial     Loans
                         Residential    Other        Loans          Loans      Receivable
                         -----------    -----    --------------   ----------   ----------
                                                 (In thousands)
Amount due:
Within 1 year              $    82      $ 200         $  39        $ 20,371     $ 20,692

1 to 3 years                    29          0           413          10,483       10,925
3 to 5 years                 1,305        607            81          12,443       14,436
5 to 10 years                    0          0           117          35,238       35,355
10 to 20 years               2,954          0             0           4,171        7,125
Over 20 years                    0          0             0               0            0
                           -------      -----         -----        --------     --------

Total due after 1 year       4,288        607           611          62,335       67,841
                           -------      -----         -----        --------     --------

Total amounts due          $ 4,370      $ 807         $ 650        $ 82,706     $ 88,533
                           =======      =====         =====        ========     ========

LOANS DUE AFTER DECEMBER 31, 2003. The following table sets forth at December 31, 2002, the dollar amount of all loans due after December 31, 2003, classified according to whether such loans have fixed or adjustable interest rates.

                                    Due after December 31, 2003
                                 Fixed       Adjustable      Total
                                 -----       ----------      -----
                                          (In thousands)
Mortgage loans:
         Residential            $     0       $ 4,288       $ 4,288
         Other                      495           112           607

Consumer loans                      611             0           611
Commerical loans                 18,981        43,354        62,335
                                -------       -------       -------

         Total                  $20,087       $47,754       $67,841
                                =======       =======       =======

                              INVESTMENT PORTFOLIO

SECURITIES

         According to Financial Accounting Standards No. 115, a securities portfolio is categorized as "held to maturity," "available for sale" or "trading." Securities held to maturity represent those securities which the bank has the positive intent and ability to hold to maturity and are carried at amortized cost. Securities available for sale represent those securities which may be sold for various reasons including changes in interest rates and liquidity considerations. These securities are reported at fair market value with unrealized gains and losses being reported as a separate component of stockholders equity. Trading securities are held primarily for resale and are recorded at their fair values. Unrealized gains or losses on trading securities are included immediately in earnings. The bank does not maintain a trading securities portfolio.

         The amortized cost and estimated fair value of investment securities available for sale at December 31, 2002 and 2001, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties. Mortgage backed securities amortize in accordance with the terms of the underlying mortgages, including prepayments as a result of refinancings and other early payouts. The bank had no securities at either date classified as "held to maturity".

                                              December 31, 2002                       December 31. 2001
                                              -----------------                       -----------------
                                   Amortized     Estimated     Yield to      Amortized      Estimated    Yield to
                                     Cost        Fair Value    Maturity        Cost         Fair Value   Maturity
                                     ----        ----------    --------        ----         ----------   --------
U.S. Government Agencies:
          Less Than 1 year          $    0         $    0           0         $   500        $   506       5.75%
          1 to 5 years                 974            995        5.42%          1,985          1,976       4.68%
          5 to 10 years                997          1,013        5.05%            499            509       5.75%
          After 10 years                 0              0           0               0              0          0
Collateralized Mortgage
Obligations                          1,328          1,341        4.16%          4,264          4,304       5.51%
Mortgage Backed Securities           5,465          5,585        5.15%          1,146          1,163       6.23%
                                    ------         ------                     -------        -------
          Total                     $8,764         $8,934        5.02%        $ 8,394        $ 8,458       5.43%
                                    ======         ======                     =======        =======

SECURITIES PORTFOLIO.

         The following table sets forth the carrying value of the bank's securities portfolio (dollars in thousands):

                                                                                        AT DECEMBER 31,
                                                                                        ---------------
                                                                                       2002        2001
                                                                                       ----        ----
Securities Available for Sale:
         U.S. Government mortgage-backed securities.............................      $5,585      $1,163
         U.S. Government agency securities......................................      $2,008      $2,991
         Collateralized Mortgage Obligations....................................      $1,341      $4,304
                                                                                      ------      ------
                  Total.........................................................      $8,934      $8,458
                                                                                      ======      ======

         As of December 31, 2002 and 2001, we had short-term investments consisting of federal funds sold and interest bearing deposits in other banks of $3.8 million and $5.8 million, respectively. Generally, the federal funds are sold on an overnight basis to other banks.

DEPOSITS

         Core deposits, which exclude time deposits of $100,000 or more and brokered deposits, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $70.0 million as of December 31, 2002 and $60.9 million as of December 31, 2001.

         The average balance of our deposits and the average rates paid on such deposits for the years ended December 31, 2002 and 2001 are as follows (in thousands):

                                               For the Year Ended        For the Year Ended
                                               December 31, 2002         December 31, 2001
                                               ------------------        ------------------
                                               Amount        Rate        Amount       Rate
                                               ------        ----        ------       ----
Non-Interest Bearing Demand                   $ 8,675           -       $ 6,767          -
Interest Bearing Demand and
  Savings                                      36,819        1.30%       30,629       3.14%
Time Deposits                                  43,270        4.37%       40,715       6.66%

         The maturity distribution of our time deposits of $100,000 or more as of December 31, 2002 and 2001 is as follows (in thousands):

                                                 December 31, 2002        December 31, 2001
                                                 -----------------        -----------------
Three months or less                                  $ 4,021                  $ 2,813
Over three through twelve months                        6,571                    8,608
Over twelve months                                     11,287                    7,888
                                                      -------                  -------
         Total                                        $21,879                  $19,309
                                                      =======                  =======

         The banking industry uses two key ratios to measure relative profitability of net interest income: net interest rate spread and net interest margin. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread ignores the impact of noninterest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percent of average total earning assets and takes into account the positive impact of investing noninterest-bearing deposits and our capital, to the extent not invested in non-earning assets.

         Our net interest spread was 3.57% for 2002 and 2.73% in 2001, while our net interest margin was 4.08% for 2002 and 3.57% in 2001. Our net interest margin increased in 2002 because of our ability to reprice deposits lower, while many loan rates reached their contractual floors, and remained relatively stable.

         The following table shows the relationship between interest income and expense and the average balances of interest earning assets and interest bearing liabilities (in thousands).

                                                  FOR THE YEAR ENDED                      FOR THE YEAR ENDED
                                                  DECEMBER 31, 2002                       DECEMBER 31, 2001
                                                  ------------------                      ------------------
                                           AVERAGE     INCOME/      YIELD/        AVERAGE          INCOME/     YIELD/
                                           BALANCE     EXPENSE      RATE          BALANCE          EXPENSE      RATE
                                           -------     -------      ----          -------          -------      ----
ASSETS

Interest earning assets:
   Federal funds sold and interest
     bearing deposits                     $  7,315     $   75       1.03%         $ 6,812          $  229      3.36%
   Investment securities                    10,333        576       5.57%           8,191             502      6.13%
   Loans                                    77,430      6,064       7.83%          69,834           6,151      8.81%
                                          --------     ------                     -------          ------
     Total interest earning assets          95,078     $6,715       7.06%          84,837          $6,882      8.11%
                                                       ------                                      ------
All other assets                             7,297                                  6,573
                                          --------                                -------
Total assets                              $102,375                                $91,410
                                          ========                                =======

LIABILITIES AND SHAREHOLDERS EQUITY

                                                  FOR THE YEAR ENDED                      FORTHE YEAR ENDED
                                                   DECEMBER 31 2002                       DECEMBER 31, 2001
                                                   ------------------                     -----------------
                                           AVERAGE        INCOME/   YIELD/       AVERAGE         INCOME/      YIELD/
                                           BALANCE        EXPENSE   RATE         BALANCE         EXPENSE       RATE
                                           -------        -------   ----         -------         -------      ------
Interest-bearing deposits                 $  80,089       $2,815    3.51%        $71,344         $3,846       5.39%
Other borrowings                              1,157           20    1.73%            254              6       2.36%
                                          ---------       ------                 -------         ------
   Total interest-bearing liabilities        81,246        2,835    3.49%         71,598          3,852       5.38%
                                          ---------       ------                                 ------
Other non-interest bearing liabilities        9,416                                8,898

Stockholders' equity                         11,713                               10,914
                                          ---------                              -------
   Total liabilities and stockholders'
     equity                               $ 102,375                              $91,410
                                          =========                              =======
Net interest spread                                                 3.57%                                     2.73%
Net interest income                                       $ 3,880                                $3,030
                                                          =======                                ======

Net interest margin on average
  earning asset                                                     4.08%                                     3.57%

         Changes in interest income and interest expense can result from variances in both volume and rates. The following table describes the impact on the bank's net interest income resulting from changes in average balances and average rates for the periods indicated. The changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

                                                                YEAR ENDED DECEMBER 31,
                                                                     2002 VS 2001
                                                              INCREASE (DECREASE) DUE TO
                                                    -------------------------------------------------
                                                                              RATE/
                                                     RATE         VOLUME      VOLUME           TOTAL
                                                     ----         ------      ------           -----
Interest earning assets:
   Federal funds sold and
   Interest bearing deposits                          (158)          17         (13)            (154)
Investment securities                                  (46)         131         (11)              74
Loans                                                 (684)         669         (72)             (87)
                                                    ------          ---        ----           ------

         Total                                        (888)         817         (96)            (167)

Interest bearing liabilities
   Deposits                                         (1,341)         471        (161)          (1,031)
   Other                                                (2)          21          (5)              14
                                                    ------          ---        ----           ------

         Total                                      (1,343)         492        (166)          (1,017)
                                                    ------          ---        ----           ------

   Net change in net
     Interest income                                   455          325          70              850
                                                    ======          ===        ====           ======

                         REGULATORY CAPITAL REQUIREMENTS

         As of December 31, 2002, the most recent notification from the regulatory authorities categorized the bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percents as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The bank's actual capital amounts and percentages are also presented in the table (dollars in thousands).

                                                            FOR CAPITAL      FOR WELL
                                                             ADEQUACY       CAPITALIZED
                                         ACTUAL              PURPOSES         PURPOSES
                                         ------              --------       -----------
                                  AMOUNT       PERCENT       PERCENT          PERCENT
                                  ------       -------       -------          -------
AS OF DECEMBER 31, 2002:
  Total capital (to Risk-
  Weighted Assets)              $ 12,287        13.35%         8.00%           10.00%
  Tier I Capital (to Risk-
  Weighted Assets                 11,322        12.30          4.00             6.00
  Tier I Capital
  (to Average Assets)             11,322        10.96          4.00             5.00

AS OF DECEMBER 31, 2001:
  Total capital (to Risk-
  Weighted Assets)                11,779        15.20          8.00            10.00
  Tier I Capital (to Risk-
  Weighted Assets)                10,954        14.14          4.00             6.00
  Tier I Capital
  (to Average Assets)             10,954        11.65          4.00             5.00

MARKET RISK

         Market risk is the risk of loss from adverse changes in market prices and rates. The bank does not engage in trading or hedging activities and does not invest in interest-rate derivatives or enter into interest rate swaps. The bank's market risk arises primarily from interest-rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest-rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in the Notes to the Consolidated Financial Statements.

         The bank's primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on the bank's net interest income and capital, while adjusting the bank's asset-liability structure to obtain the maximum yield-cost spread on that structure. The bank relies primarily on its asset-liability structure to control interest rate risk. However, a sudden and substantial change in interest rates may adversely impact the bank's earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

         The bank uses modeling techniques to simulate changes in net interest income under various rate scenarios. Important elements of these techniques include the mix of floating versus fixed rate assets and liabilities, and the scheduled, as well as expected, repricing and maturing volumes and rates of the existing balance sheet.

ASSET AND LIABILITY STRUCTURE

         As part of its asset and liability management, the bank has emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to aid in managing the bank's earnings. Management believes that these processes and procedures provide the bank with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in tighter controls and less exposure to interest-rate risk.

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as rate sensitive assets/rate sensitive liabilities. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

         In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, the bank's management continues to monitor asset and liability management policies to better match the maturities and repricing terms of its interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of

         - emphasizing the origination of adjustable-rate loans, which carry a floor rate of interest;

         -        maintaining a stable core deposit base; and

         - maintaining a significant portion of liquid assets (cash and short-term securities).

         The bank's cumulative positive gap at the one year measurement period was $25.1 million at December 31, 2002.

         GAP analysis is not a precise indicator of our interest rate sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities. Since all instruments do not react the same way or at the same time to changes in market rates. For this reason a greater emphasis is placed on the simulation model data.

         The following table sets forth certain information relating to the bank's interest-earning assets and interest bearing liabilities at December 3l, 2002, that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):

                                                       MORE      MORE THAN    MORE THAN    MORE
                                                    THAN THREE   SIX MONTHS   ONE YEAR   THAN FIVE    OVER
                                           THREE    MONTHS TO      TO ONE      TO FIVE   YEARS TO     TEN
                                           MONTHS   SIX MONTHS      YEAR        YEARS    TEN YEARS    YEARS       TOTAL
                                           ------   ----------      ----        -----    ---------    -----       -----
Loans                                    $ 38,607    $ 27,639    $ 11,781    $  9,181    $  1,325    $      0    $ 88,533

Securities available for sale.........        701         662       1,227       5,191       1,153           0       8,934
Fed Funds Sold & Interest Bearing
Deposits                                    3,809           0           0           0           0           0       3,809
Federal Home Loan Bank Stock                    0           0           0           0           0         169         169

         Total-rate-sensitive assets..   $ 43,117    $ 28,301    $ 13,008    $ 14,372    $  2,478    $    169    $101,445
                                         ========    ========    ========    ========    ========    ========    ========
Deposit accounts
         Savings NOW and money-
            market deposits ..........   $ 34,746    $      0    $      0    $      0    $  4,093    $      0    $ 38,839
         Time Deposits ...............      7,146       7,146       7,211      24,379           0           0      45,882
         Federal Home Loan Bank
            advances .................          0       3,000           0           0         360           0       3,360
         Other borrowings ............          0           0           0           0           0    $      0           0
                                         --------    --------    --------    --------    --------    --------    --------
             Total rate-sensitive
                  liabilities ........   $ 41,892    $ 10,146       7,211    $ 24,379    $  4,453           0    $ 88,081
                                         --------    --------    --------    --------    --------    --------    --------
GAP repricing differences ............   $  1,225    $ 18,155    $  5,797    $(10,007)   $ (1,975)   $    169    $ 13,364
                                         ========    ========    ========    ========    ========    ========    ========
Cumulative GAP .......................   $  1,225    $ 19,380      25,177    $ 15,170    $ 13,195    $ 13,364
                                         ========    ========    ========    ========    ========    ========
Cumulative GAP/total assets ..........       1.13%      17.91%      23.28%      14.02%      12.20%      12.35%
                                         ========    ========    ========    ========    ========    ========

Significant assumptions used in preparing the table above:

(1) Adjustable-rate loans are included in the period in which their interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayments, according to their contractual maturities. (2) Securities are scheduled according to the earlier of their contractual maturity or the date in which the interest rate is scheduled to increase. The effects of possible prepayments that may result from the issuer's right to call a security before its contractual maturity date are not considered. (3) Interest checking and money market deposits are regarded as ready accessible withdrawable accounts. Savings are scheduled through expected retention date; and certificates of deposit are scheduled through their maturity dates.

              COMPARISON OF YEARS ENDED DECEMBER 31, 2002 AND 2001

GENERAL

         Net earnings for the year ended December 31, 2002, were $389 thousand compared to net earnings of $208 thousand for the year ended December 31, 2001. The increase in net earnings is primarily due to an increase in net interest income.

INTEREST INCOME AND EXPENSE

          Interest income decreased $167 thousand from $6.9 million for the year ended December 31, 2001 to $6.7 million for the year ended December 31, 2002. The decrease was primarily due to the drop in interest rates during the year, and the repricing of existing variable rate loans.

         Interest expense decreased $1 million in 2002 compared to 2001. The decrease was due to interest rates falling throughout the year, and the ability to reprice maturities at lower rates.

PROVISION FOR LOAN LOSSES

         The provision for loan losses is charged to operations to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amounts of nonperforming loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectibility of the loan portfolio. There was a $149 thousand provision recorded for the year ended December 31, 2002, compared to $80 thousand in 2001. At December 31, 2002, the allowance for loan losses was $965 thousand. While management believes that its allowance for loan losses is adequate as of December 31, 2002, future adjustments to the bank's allowance for loan losses may be necessary if economic conditions differ substantially from the assumptions used in making the initial determination.

NONINTEREST INCOME

         Noninterest income increased from $195 thousand in 2001 to $268 thousand in 2002 primarily due to increased service charges on deposit accounts in 2002 compared to 2001 due to our continued emphasis on obtaining customer transaction accounts and related fee income.

NONINTEREST EXPENSE

         Total noninterest expense increased $585 thousand for the year ended December 31, 2002, compared to 2001. Employee compensation and benefits increased $379 thousand, and our data processing fees increased $78 thousand due to increases in fees at contract renewal.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the bank are monetary in nature. As a result, interest rates have a more significant impact on the bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

RECENT PRONOUNCEMENTS

         In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others" ("FIN45"), which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires Old Florida to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospectusive basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to materially affect the consolidated financial statements.

                          MARINE FINANCIAL INFORMATION

         Marine's audited balance sheets as of December 31, 2002 and 2001 and its audited statements of income, cash flows and changes in shareholders' equity for the years then ended are set forth in Appendix G included as part of this proxy statement/prospectus

                   MARINE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's discussion and analysis of Marine's financial condition and results of operation for its fiscal years ended December 31, 2002 and 2001 is set forth below. This discussion and analysis is intended to assist you in understanding Marine's financial condition and results of operations. You should read this commentary in conjunction with the financial statements and the related notes and the other statistical information included elsewhere in this document, as well as with an understanding of Marine's short operating history.

                                    OVERVIEW

BACKGROUND

         Marine was incorporated in January 1997 to serve as a holding company for Marine National Bank. For approximately the first 33 months of operation, Marine's main activities centered on applying for a national bank charter, applying to become a bank holding company, preparing the banking facilities, hiring and training bank personnel, and raising capital in an initial public offering to fund the start-up of Marine National Bank. On October 12, 1999, Marine National Bank commenced operations

         During the development stage, from January 23, 1997 to October 12, 1999, Marine's net loss amounted to approximately $1,023,000

         All financial information presented herein reports our results in accordance with accounting principles generally accepted in the United States and other applicable regulations.

CRITICAL ACCOUNTING POLICIES

         The accounting principles we follow and our methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates that, in the case of the determination of our allowance for loan losses, have been critical to the determination of our financial position, results of operations and cash flows.

NET INTEREST INCOME

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

         We reported a net loss for the year ended December 31, 2002 of $440,000, compared to a net loss of $342,000 for the year ended December 31, 2001. Net interest income was $1.6 million in 2002 compared to $1.3 million in 2001. Other income was $201,000 for the year ended December 31, 2002 as compared to $195,000 in 2001. Other expenses for the year ended 2002 totaled $2.0 million, compared to $1.8 million in 2001.

         In 2002, average interest earning assets increased to $57.0 million, or 91.0% of total assets. This increase was primarily due to the increase in investment securities. Average loans outstanding for 2002 were $31.8 million. Average interest-bearing liabilities for 2002 increased to $52.5 million.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

         We reported a net loss for the year ended December 31, 2001 of $342,000, compared to a net loss of $1,709,000 for the year ended December 31, 2000. Net interest income was $1,288,000 in 2001 compared to $827,000 in 2000. Other income was $195,000 for the year ended December 31, 2001 as compared to $(33,000) in 2000. Other expenses for 2001 totaled $1,785,000, compared to $2,323,000 in 2000.

         In 2001, average interest earning assets increased to $50.7 million, or 89.6% of total assets. This increase was primarily due to the increase in loans outstanding. Average loans outstanding for 2001 were $33.1 million. Average interest-bearing liabilities for 2001 increased to $46.8 million.

         Net interest income is the single largest contributor to earnings. Net interest income is the interest we earn on loans and investments, reduced by the interest we pay on deposit accounts. Net interest income was negatively impacted during 2001 by the decline in interest rates, particularly during the second half of the year. While we initially benefited from the declining rate environment in terms of acquiring new loan business, as rates continued to decline it became increasingly difficult to grow net interest income at a pace consistent with our asset growth. Our loan portfolio, which experienced a decline in rates, is largely funded by fixed rate certificates of deposit, which did not experience immediate rate declines. Each decline in rates therefore resulted in a relative decline in net interest income due to this mismatch in what we had to pay versus what we received. Toward the end of 2001, however, we did experience some benefit of the lower rate environment, as CD's issued when we first opened began repricing at lower rates. Significant management time and attention is focused on monitoring, measuring and managing earnings in various rate environments.

         The banking industry uses two key ratios to measure relative profitability of net interest income: net interest rate spread and net interest margin. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread ignores the impact of noninterest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percent of average total earning assets and takes into account the positive impact of investing noninterest-bearing deposits and our capital, to the extent not invested in non-earning assets.

         Our net interest spread was 2.56% for 2002 and 2.04% in 2001, while our net interest margin was 2.86% for 2002 and 2.54% in 2001. Our net interest margin increased in 2002 because of our ability to better match our rates paid on interest bearing liabilities in relation to our interest earning assets.

         The following tables show the relationship between interest income and expense and the average balances of interest earning assets and interest bearing liabilities (in thousands).

                                                        FOR THE YEAR ENDED                    FOR THE YEAR ENDED
                                                        DECEMBER 31, 2002                      DECEMBER 31, 2001
                                                ---------------------------------     ----------------------------------
                                                AVERAGE     INCOME/        YIELD/     AVERAGE       INCOME/      YIELD/
                                                BALANCE     EXPENSE         RATE      BALANCE       EXPENSE       RATE
                                                -------     -------         ----      -------       -------      -----
ASSETS
Interest earning assets:

     Federal funds sold and interest
          bearing deposits                      $  3,268    $     96        2.94%     $   7,342      $   379       5.17%
     Investment securities                        21,960       1,231        5.60%        10,264          671       6.54%
     Loans                                        31,812       2,307        7.25%        33,090        2,844       8.60%
                                                --------    --------                  ---------      -------

         Total interest earning assets            57,040    $  3,634        6.37%        50,696        3,894       7.68%
                                                            --------                                 -------
All other assets                                   5,660                                  5,853
                                                --------                              ---------

Total assets                                    $ 62,700                              $  56,549
                                                ========                              =========

                                                        FOR THE YEAR ENDED                     FOR THE YEAR ENDED
                                                        DECEMBER 31, 2002                       DECEMBER 31, 2001
                                                ---------------------------------     -----------------------------------
                                                AVERAGE      INCOME/       YIELD/      AVERAGE       INCOME/       YIELD/
                                                BALANCE      EXPENSE        RATE       BALANCE       EXPENSE       RATE
                                                --------     -------        ----       -------       -------       ----
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing demand and savings
     deposits                                     16,929         404        2.39%        10,899          371       3.41%
Time deposits                                     29,714       1,380        4.63%        30,467        1,928       6.33%
Other borrowings                                   5,836         217        3.72%         4,833          308       6.37%
                                                  ------       -----                     ------        -----

     Total interest-bearing liabilities           52,479       2,001        3.81%        46,199        2,607       5.64%
                                                  ------       -----                                   -----

Other non-interest bearing liabilities             3,047                                  3,062
Stockholders' equity                               7,174                                  7,288
                                                  ------                                 ------

     Total liabilities and stockholders'
       equity                                     62,700                                 56,549
                                                  ======                                 ======

Net interest spread                                                         2.56%                                  2.04%

Net interest income                                            1,633                                   1,287
                                                               =====                                   =====

Net interest margin on average earning
   assets                                                                   2.86%                                  2.54%

         Changes in interest income and interest expense can result from variances in both volume and rates. The following table describes the impact on Marine's net interest income resulting from changes in average balances and average rates for the periods indicated. The changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

VOLUME/RATE ANALYSIS
(in thousands)

                                                                INCREASE (DECREASE) DUE TO CHANGES IN:

                                                       2002 OVER 2001                        2001 OVER 2000
                                                 VOLUME      RATE       TOTAL         VOLUME         RATE      TOTAL
                                                 ------      ----       -----         ------         ----      -----
Interest income on:
  Loans (including loan fees)                    $(106)      (431)      (537)        $ 1,538         (227)     1,311
  Investment securities                            669       (109)       560            (955)         (55)    (1,010)
                                                                        ====
  Federal funds sold                              (159)      (124)      (283)            (64)         (63)      (127)
                                                 -----       ----       ----         -------         ----     ------

        Total interest earning assets              404       (664)      (260)           (519)        (345)       174
                                                 -----       ----       ----         -------         ----     ------

Interest expense on:
    Interest-bearing deposits                      258       (773)      (515)            160         (453)      (293)
    Other borrowed funds                            55       (146)       (91)             12           (5)         7
                                                 -----       ----       ----         -------         ----     ------
        Total interest-bearing liabilities         313       (919)      (606)            172         (458)      (286)
                                                 -----       ----       ----         -------         ----     ------
Increase (decrease) in net interest
   income                                        $  91        255        346         $   347          113        460
                                                 =====       ====       ====         =======         ====     ======

OTHER INCOME AND OTHER EXPENSES

         Noninterest Income. Noninterest income consists predominately of service charges on deposit accounts, secondary market mortgage origination fees, gains and losses from the sale of investment securities and other miscellaneous revenues and fees. Because fees from the origination of mortgage loans often reflect market conditions, our noninterest income may tend to have more fluctuations on a quarter to quarter basis than does net interest income.

         Noninterest expense. Noninterest expense consists of salaries and employee benefits, equipment and occupancy expenses, and other operating expenses. Our primary component of noninterest expense is salaries and employee benefits.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

         Noninterest income and Noninterest expense

         Other operating income for the twelve months ended December 31, 2002 totaled $201,000, representing service charges on deposit accounts of $48,000, mortgage origination fees of $118,000, gains on sales of investment securities of $23,000, and other miscellaneous income of $12,000. This is an increase from $195,000 in 2001. Operating expenses in 2002 were $2.0 million, a $181,000 increase compared with 2001 levels, primarily due to additional personnel and occupancy expense.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

         Noninterest income and Noninterest expense

         Other operating income for the twelve months ended December 31, 2001 totaled $195,000, representing service charges on deposit accounts of $43,000, mortgage origination fees of $91,000, gains on sales of investment securities of $52,000 and other miscellaneous income of $9,000. This is an increase from $(33,000) in 2000, when we experienced an 83,000 loss on the sale of securities. Operating expenses in 2001 were $1,785,000, a $538,000 decrease compared with 2000 levels, primarily due to certain personnel costs being recognized in 2000 relating to employment terminations.

CHANGES IN FINANCIAL CONDITION

         Total assets at December 31, 2002 were $62.9 million, representing a $3.9 million, or 7%, increase from December 31, 2001. Deposits increased $3.1 million, or 7%, from December 31, 2001. Net loans decreased $1.8 million, or 5%, from December 31, 2001. The allowance for loan losses at December 31, 2002 totaled $566,000, representing 1.7% of total loans compared to the December 31, 2001 total of $261,000, which represented .75% of total loans. Cash and cash equivalents increased $4.9 million from December 31, 2001 due to the overall growth of our balance sheet and our need to maintain a necessary level of liquidity related to this growth.

LOAN PORTFOLIO

         Because loans typically provide higher interest yields than do other types of earning assets, our intent is to channel a substantial percentage of earning assets into loans. Total net loans outstanding at December 31, 2002 and 2001 were $32.8 million and $34.6 million, respectively.

         Major classifications of loans (in thousands) as of December 31, 2002 and 2001 are summarized as follows:

                                                          December 31, 2002             December 31, 2001
                                                          -----------------             -----------------
                                                       Amount       % of total        Amount     % of total
                                                       ------       ----------        ------     ----------
Commercial and commercial real estate                 $19,766          59.22%         $22,009       62.97%

Real estate - mortgage                                  9,593          28.75%          10,554       30.20%
Lines of credit                                           498           1.49%             621        1.78%
Consumer                                                3,518          10.54%           1,768        5.05%
                                                      -------         ------          -------      ------
Total loans                                            33,375         100.00%          34,952      100.00%
                                                                      ======                       ======
Less: Unearned income and deferred loan fees               56                              67
      Allowance for loan losses                           566                             261
                                                      -------                         -------
Total net loans                                       $32,753                         $34,624
                                                      =======                         =======

         The largest component of our loan portfolio was commercial and commercial real estate loans, which represented 59.22% and 62.97% of the loan portfolio as of December 31, 2002 and 2001, respectively. Of the $19.8 million in commercial loans, $14.3 million are commercial loans secured by commercial properties. Due to the short time frame the portfolio has existed, the current loan mix may not be indicative of the ongoing make-up of the portfolio. In order to reduce risk, our goal is to maintain a reasonably diversified portfolio.

Maturities of all loans as of December 31, 2002 are summarized as follows:

                                              1 Year or          1 to 5              Over
                                                Less              Years             5 Years             Total
Commercial and commercial real estate       $ 5,121,890       $  8,524,706        $ 6,119,656        $19,766,252
Real Estate - mortgage                        3,681,693          3,069,965          2,840,660          9,592,318
Lines of credit                                 141,992            176,816            179,476            498,284
Consumer                                      1,051,262          1,461,508          1,005,403          3,518,173
                                            -----------       ------------        -----------        -----------
Total Loans                                 $ 9,996,837       $ 13,232,995        $10,145,195        $33,375,027
                                            -----------       ------------        -----------        -----------

         We classify loans as non-accrual generally when they are past due in principal or interest payments for more than 90 days or it is otherwise not reasonable to expect collection of principal and interest under the original terms. Exceptions are allowed for 90-day past-due loans when such loans are well secured and in process of collection. Generally, payments received on non-accrual loans are applied directly to principal. We have adopted the principles of Financial Accounting Standards Board ("FASB") SFAS No. 114 and No. 118 relating to accounting for impaired loans. A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of collateral if the loan is collateral dependent. As of December 31, 2002 and 2001, we had no non-accrual loans or loans past due greater than 90 days.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

         Management's judgment in determining the adequacy of the allowance for loan losses is based on evaluations of the collectibility of loans in the portfolio. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower's ability to pay, overall portfolio quality, and reviews of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates loans in different grading categories. Grades five, six and seven, which represent criticized or classified loans (loans with greater risk of loss potential), are assigned allocations of loss based on published regulatory guidelines. These loans are inadequately protected by the current net worth or paying capacity of the borrower or the collateral pledged. Loans classified in this manner have well-defined weaknesses that jeopardize liquidation of the debt. Loans graded one through four are stratified by type and allocated loss ranges based on management's perception of the inherent loss for the strata. The combination of these results are compared monthly by management to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses.

         We use an external loan review function to place loans into various loan grading categories, which assists in developing lists of potential problem loans. These loans are continuously monitored by the loan review function to ensure early identification of any deterioration. The reserves are reviewed by the Board on a quarterly basis in compliance with regulatory requirements. Because of our limited operating history, our current reserving process is somewhat speculative and may be influenced by factors not directly relevant to projectable loan losses in our loan portfolio. As the loan portfolio matures, a more comprehensive methodology, which considers risk by loan types, as well as our loss history, will be employed. Management attempts to maintain an allowance that is deemed adequate based on the evaluation of specific credits along with the overall condition of the portfolio.

         As of December 31, 2002, the allowance for loan losses was $566,000, or 1.70% of outstanding loans, as compared to $261,000, or .75% of outstanding loans at December 31, 2001.

         We provided $308,000, and $40,000 for the years ended December 31, 2002 and 2001, respectively, to the allowance for loan losses for potential problem loans.

         The following presents an analysis of the allowance for loan losses, including charge-off activity.

                                                              December 31, 2002       December 31, 2001
                                                              -----------------       -----------------
Balance at Beginning of Period                                    $ 261,116               $  230,000
                                                                  ---------               ----------
Charge-offs:
     Commercial and commercial real estate                                0                        0
     Real estate - mortgage                                               0                        0
     Lines of credit                                                      0                        0
     Consumer                                                         3,430                    8,884
                                                                  ---------               ----------
                                                                      3,430                    8,884
                                                                  ---------               ----------

Recoveries:
     Commercial and commercial real estate                                0                        0
     Real estate - mortgage                                               0                        0
     Lines of credit                                                      0                        0
     Consumer                                                           147                        0
                                                                  ---------               ----------
                                                                        147                        0
                                                                  ---------               ----------

Net charge-offs                                                      (3,283)                  (8,884)
                                                                  ---------               ----------

Provision charged to operations                                     308,086                   40,000
                                                                  ---------               ----------

Balance at end of period                                          $ 565,919               $  261,116
                                                                  =========               ==========

Ratio of net charge-offs during the period to                         (0.01)%                    0.0%
     average loans outstanding during the
     period

INVESTMENT PORTFOLIO

         The investment securities portfolio as of December 31, 2002 and 2001 was $19.0 million and $17.9 million, respectively. The increase in the investment portfolio was due to the overall growth of our balance sheet and related liquidity needs. We believe the investment portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds.

         The amortized cost and estimated fair value of investment securities available for sale at December 31, 2002 and 2001, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties. Mortgage backed securities amortize in accordance with the terms of the underlying mortgages, including prepayments as a result of refinancings and other early payouts.

                                               December 31, 2002                             DECEMBER 31, 2001
                                               -----------------
                                       Amortized     Estimated      Yield to        Amortized     Estimated     Yield to
                                         Cost        Fair Value     Maturity          Cost       Fair Value     Maturity
                                       ---------     ----------     --------        ---------    ----------     --------
U.S. Government Agencies:
         Less than 1 year             $    504       $   508          2.77%          $     -       $     -           -
         1 to 5 years                    1,500         1,507          2.81%                -             -           -
         5 to 10 years                   1,000         1,000          5.20%            1,000         1,000        6.40%
         After 10 years                  4,000         4,114          6.35%           11,997        11,796        6.36%

Collateralized Mortgage
Obligations                              3,408         3,420          3.67%            4,172         4,215        6.79%
Mortgage Backed Securities               8,401         8,504          4.38%              844           864        6.42%
                                      --------       -------          ----           -------       -------        ----

             Total                    $ 18,813       $19,053          4.55%          $18,013       $17,875        6.47%
                                      ========       =======          ====           =======       =======        ====

         As of December 31, 2002 and 2001, we had short-term investments consisting of federal funds sold, securities purchased under agreements to resell and interest bearing deposits in other banks of $4.6 million and $0, respectively. Generally, the federal funds and securities purchased under agreements to resell are sold on an overnight basis to other banks.

DEPOSITS

         Core deposits, which exclude time deposits of $100,000 or more and brokered deposits, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $37.3 million as of December 31, 2002 and $32.8 million as of December 31, 2001.

         The average balance of our deposits and the average rates paid on such deposits as of December 31, 2002 and 2001 are as follows (in thousands):

                                             December 31, 2002       December 31, 2001
                                             -----------------       -----------------
                                             Amount      Rate         Amount     Rate
                                             ------      ----         ------     ----
Non-Interest Bearing Demand                 $  2,212        -        $ 1,928        -
Interest Bearing Demand and
   Savings                                  $ 16,929     2.39%       $10,899     3.41%
Time Deposits                               $ 29,714     4.63%       $30,467     6.33%

         The maturity distribution of our time deposits of $100,000 or more as of December 31, 2002 and 2001 is as follows (in thousands):

                                               December 31, 2002        December 31, 2001
                                               -----------------        -----------------
Three months or less                             $   1,134                  $   3,793
Over three through twelve months                     4,763                      7,490
Over twelve months                                   6,929                      2,972
                                                 ---------                  ---------
        Total                                    $  12,826                  $  14,255
                                                 =========                  =========

LIQUIDITY

         We must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, we keep cash on hand, maintain account balances with correspondent banks, and purchase and sell federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match these maturities to meet liquidity needs. It is our policy to monitor our liquidity to meet regulatory requirements and local funding requirements. We believe our current level of liquidity is adequate to meet our needs.

         Our primary source of liquidity is a stable base of deposits. We raise deposits by providing deposit services in our market and through deposit brokers. Scheduled repayments on loans, and interest and maturities of our investments also provide liquidity. All of our securities have been classified as available-for-sale. If necessary, we have the ability to sell a portion of our investment securities to manage our interest sensitivity gap or liquidity. We may also utilize cash and due from banks and federal funds sold to meet liquidity needs.

         At December 31, 2002, we had unused lines of credit totaling $14 million. Those lines of credit included $4 million available for the purchase of overnight federal funds from two correspondent financial institutions and $10 million available under a line of credit agreement secured by marketable securities. As of December 31, 2002, we had no outstanding balances under these arrangements.

         Our cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash and cash equivalents increased by $4.9 million to $5.6 million during the year ended December 31, 2002, and decreased by $7.8 million to $688,000 during the year ended December 31, 2001. The increase in 2002 was primarily attributable to the overall growth of our balance sheet and our need to maintain a necessary level of liquidity related to this growth. The decrease for 2001 was attributable to management's efforts to grow interest earning assets. Cash provided (used) by operations totaled $102,000 and ($68,000), respectively, for the years ended December 31, 2002 and 2001. Net cash provided by financing activities for the years ended December 31, 2002 and 2001 totaled $4.2 million and $5.0 million, respectively, which was primarily made up of $3.1 million and $8.3 million, respectively, of increased deposits. Cash provided (used) by investing activities for the years ended December 31, 2002 and 2001 totaled $629,000 and ($12.8) million, respectively. Net loans decreased in 2002 by $1.6 million and increased in 2001 by $4.2 million. Proceeds from the sale of investment securities available-for-sale were $7.0 million and $1.8 million in 2002 and 2001, respectively, and proceeds from maturities, paydowns and calls of investment securities were $15.5 million and $10.7 million, respectively.

INTEREST RATE SENSITIVITY

         Asset/liability management is the process by which we monitor and control the mix and maturities of our assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and interest sensitive liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to minimize interest rate risk and manage net interest income in changing interest rate environments.

         We use income simulation modeling as our primary tool to measure interest rate risk and to manage our interest rate sensitivity. Simulation modeling considers not only the impact of changing market rates of interest on future net interest income, due to its affect on our interest-earning assets and interest-bearing liabilities, but also other potential causes of variability such as changes in earning asset levels, mix, yield, and general market conditions by simulating various increasing and decreasing interest rates. In managing our interest rate sensitivity, our simulation modeling allows us to focus on the maturity of assets and liabilities and their repricing characteristics during periods of changing interest rates. This process allows us to manage both our assets and liabilities to respond quickly to changes in interest rates, thereby minimizing the effects of interest rate movements on our net interest income.

         Another monitoring technique that we employ is the measurement of our interest sensitivity "gap", which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Our net interest income generally would benefit from rising interest rates when we have an asset-sensitive gap position. Conversely, our net interest income generally would benefit from decreasing interest rates of interest when we have a liability-sensitive gap position.

         To measure our interest sensitivity gap, we continually evaluate the asset mix of our balance sheet in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, we focus on expanding the various funding sources. The interest rate sensitivity position as of December 31, 2002 is presented in the following table (in thousands). The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity. The table may not be indicative of our rate sensitivity position at other points in time.

                                                      One year            After one but       After five
                                                      or less           within five years        years        Total
                                                      -------           -----------------     ----------      -----
Rate sensitive assets:
  Investment portfolio                               $    248               $  6,281           $12,524       $19,053
  Short term investments                                4,831                      -                 -         4,831
  Loans                                                16,355                 14,398             2,566        33,319
                                                     --------               --------           -------       -------
Total rate sensitive assets                            21,434                 20,679            15,090        57,203
                                                     --------               --------           -------       -------

Rate sensitive liabilities:
  Interest bearing deposits                            23,964                 24,234               -          48,198
  FHLB advances                                         4,800                     -                -           4,800
                                                     --------               --------           -------       -------
Total rate sensitive liabilities                       28,764                 24,234               -          52,998

Interest sensitive gap                                 (7,330)                (3,555)           15,090

Cumulative interest sensitivity gap                  $ (7,330)              $(10,885)          $ 4,205

Ratio of cumulative interest sensitivity
  gap to total earning assets                          (12.81%)                  .19%             7.35%
                                                     ========               ========           =======

         As indicated in the table above, during the first year approximately 54% of the interest bearing liabilities will reprice within one year while 38% of the interest earning assets will reprice within the same period. The table also highlights that Marine is liability sensitive in the first 12 months and within the next five years (as indicated by a negative gap) and cumulatively asset sensitive after five years (as indicated by a positive gap).

         Our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Varying interest rate environments can create unexpected changes in the prepayment of assets and liabilities that are not reflected in the interest rate sensitivity analysis. For this reason, we place greater emphasis on the simulation modeling analysis discussed above.

CAPITAL ADEQUACY

         We are subject to various regulatory capital requirements administered by the federal banking agencies. As of December 31, 2002, we maintained capital ratios in the "well capitalized" classification.

         The following tables present our regulatory capital position at December 31, 2002:

Risk-Based Capital Ratios
    Tier 1 Tangible Capital, actual                                  15.60%
    Tier 1 Tangible Capital minimum requirement                       4.00%
                                                                     -----
    Excess                                                           11.60%
                                                                     =====

    Total Capital, actual                                            16.85%
    Total Capital minimum requirement                                 8.00%
                                                                     -----
    Excess                                                            8.85%
                                                                     =====

Leverage Ratio
    Tier 1 Tangible Capital to Adjusted Total
      Assets, actual                                                 10.31%
    Minimum leverage requirement                                      4.00%
                                                                     -----
    Excess                                                            6.31%
                                                                     =====

IMPACT OF INFLATION AND CHANGING PRICES

         The effect of relative purchasing power over time due to inflation has not been taken into effect in our financial statements. Rather, the statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles in the United States of America.

         Because most of the assets and liabilities of a financial institution are monetary in nature, the effect of changes in interest rates will have a more significant impact on our performance than will the effect of changing prices and inflation in general. Interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude.

          UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show you the pro forma impact of the merger on the historical financial position and results of operations of Old Florida. The unaudited pro forma condensed combined statement of income reflects the consolidation of the results of operations of Old Florida and Marine for the 12 months ended December 31, 2002.

         In accordance with the merger agreement, each common share of Marine will be converted in the merger into the right to receive .62 of an Old Florida common share plus cash in lieu of any fractional share.

         The unaudited pro forma condensed combined financial information reflects the merger based on preliminary purchase accounting adjustments. Estimates relating to the fair value of certain assets, liabilities and other items have been made as more fully described in the notes to the unaudited pro forma condensed combined financial information. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the effective date of the merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial information.

         The combined company expects to achieve substantial merger benefits through operating cost savings. The unaudited condensed combined statement of income, which does not reflect any direct costs or potential savings which are expected to result from the consolidation of operations of Old Florida and Marine, is not necessarily indicative of the results of future operations. No assurances can be given with respect to the ultimate level of cost savings or other merger synergies to be realized.

         The following information should be read in conjunction with and is qualified in its entirety by the historical financial information that Old Florida and Marine have presented in the proxy statement/prospectus. See the sections in this document titled "Old Florida Financial Information" and "Marine Financial Information" beginning at pages 41 and 52, and Appendices F and G.

         The unaudited pro forma condensed combined financial information is intended for information purposes and is not necessarily indicative of the future financial position or future results of the combined company or of the financial position or the results of operations of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented.

                            PRO FORMA PER SHARE DATA

         The following table summarizes the historical consolidated and pro forma net earnings and net worth of Old Florida and Marine after giving effect to the proposed acquisition at and for the year ended December 31, 2002. The pro forma data is based on the aggregate purchase price of $8,913,000, represented by 713,000 Old Florida common shares, for all of the outstanding shares of Marine at January 1, 2002 and for the year ended December 31, 2002. Marine shares may be exchanged for Old Florida common shares, using an exchange ratio of .62 of a share of Old Florida for each Marine share tendered. The information presented below is provided for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been consummated at the date and for the period indicated or which may be obtained in the future. This information should be read in conjunction with the separate consolidated financial statements and notes thereto of both Old Florida and Marine, the respective Management's Discussion and Analysis of Financial Condition and Results of Operations of both Old Florida and Marine and the other unaudited pro forma financial information, all included elsewhere in this Proxy Statement/Prospectus.

                                                                                                 AT OR FOR THE
                                                                                                  YEAR ENDED
                                                                                               DECEMBER 31, 2002
                                                                                               -----------------
                                                                                             (DOLLARS IN THOUSANDS)
Shares outstanding at end of period:
         Assumed number of shares of Old Florida common stock issued..................                 713,000
         Shares of common stock of Old Florida before acquisition.....................               1,216,595
                                                                                                 -------------

         Pro forma shares of Old Florida common stock outstanding
              after acquisition......................................................                1,929,595
                                                                                                 =============

Consolidated net earnings (loss):
         Old Florida - historical.....................................................           $         389
         Marine - historical..........................................................                    (440)
         Adjustments for the acquisition..............................................                     200(1)
                                                                                                 -------------

              Combined entity - pro forma after acquisition...........................           $         149
                                                                                                 =============

Consolidated stockholders' equity:
         Old Florida - historical....................................................            $      11,974
         Marine - historical..........................................................                   7,010
         Net issuance of Old Florida common stock.....................................                   8,913(2)
         Adjustments for the acquisition..............................................                  (7,010)(3)
                                                                                                 -------------

              Combined entity - pro forma after acquisition...........................           $      20,887
                                                                                                 =============

Consolidated basic net earnings (loss) per share:

         Old Florida - historical (d).................................................           $         .32
                                                                                                 =============
         Marine - historical (e)......................................................           $        (.38)
                                                                                                 =============
         Old Florida - proforma after acquisition.....................................           $         .08
                                                                                                 =============
         Marine - proforma after acquisition (h)......................................           $         .05
                                                                                                 =============

                                                                                                 AT OR FOR THE
                                                                                                  YEAR ENDED
                                                                                               DECEMBER 31, 2002
                                                                                               -----------------
                                                                                             (DOLLARS IN THOUSANDS)
Consolidated diluted net earnings (loss) per share:
         Old Florida - historical(4)..................................................           $         .32
                                                                                                 =============
         Marine - historical(5).......................................................           $        (.38)
                                                                                                 =============
         Old Florida - proforma after acquisition.....................................           $         .08
                                                                                                 =============
         Marine - proforma after acquisition(8).......................................           $         .05
                                                                                                 =============

Dividends per share:
         Old Florida - historical.....................................................           $           -
                                                                                                 =============
         Marine - historical..........................................................           $           -
                                                                                                 =============
         Marine - proforma after acquisition..........................................           $           -
                                                                                                 =============

Consolidated book value per share:
         Old Florida - historical(6)..................................................           $        9.84
                                                                                                 =============
         Marine - historical(7).......................................................           $        6.10
                                                                                                 =============
         Old Florida - proforma after acquisition.....................................           $       10.82
                                                                                                 =============
         Marine - proforma after acquisition(8).......................................           $        6.71
                                                                                                 =============

-----------------

(1) Reflects pro forma adjustments as detailed on the pro forma combined statement of operations.

(2) Reflects the issuance of 713,000 Old Florida common shares at an assumed price of $12.50 per share as the consideration issued in the acquisition.

(3)      Represents elimination of stockholders' equity of Marine.

(4) Computed using 1,216,595 for basic and 1,230,523 for diluted for December 31, 2002 weighted-average shares outstanding.

(5) Computed using 1,150,000 for basic and diluted for December 31, 2002 weighted-average shares outstanding.

(6) Computed using 1,216,595 at December 31, 2002 common shares outstanding.

(7) Computed using 1,150,000 at December 31, 2002 common shares outstanding.

(8) Computed using the related Old Florida's proforma after acquisition amount multiplied by the exchange ratio.

                   PRO FORMA CONDENSED COMBINED CAPITALIZATION

         The following table sets forth the capitalization of Old Florida at December 31, 2002 and the pro forma capitalization of Old Florida, after giving effect to the proposed acquisition assuming 713,000 shares of Old Florida shares are issued in the acquisition. The information presented below should be read in conjunction with the separate consolidated financial statements and notes thereto of Old Florida and Marine, the respective Management's Discussion and Analysis of Financial Condition and Results of Operations of Old Florida and Marine, and other unaudited pro forma financial information, all included elsewhere in this Proxy Statement/Prospectus.

                                                                   AT DECEMBER 31, 2002
                                              ----------------------------------------------------------------
                                                                                 PROFORMA
                                                                               ADJUSTMENTS
                                                                             FOR ACQUISITION           PRO
                                                                             ---------------
                                              OLD FLORIDA     MARINE        DEBIT       CREDIT        FORMA
                                              -----------     ------        -----       ------        -----
                                                                   (DOLLARS IN THOUSANDS)
Stockholders' equity:
     Common stock                               $    12     $     11      $    11(1)   $     7(2)    $      19
     Additional paid-in capital............      12,426       10,831       10,831(1)     8,906(2)       21,332
     Accumulated deficit...................        (577)      (3,980)                    3,980(1)         (577)
     Accumulated other comprehensive
           income..........................         113          148          148(1)         -             113
                                                -------     --------      -------      -------       ---------

           Total stockholders' equity......     $11,974     $  7,010      $10,990      $12,893       $  20,887
                                                =======     ========      =======      =======       =========

-----------------

(1)      Reflects the elimination of the stockholders' equity of Marine.

(2) Reflects the issuance of 713,000 shares of Old Florida Common Stock at an assumed price of $12.50 per share as the consideration issued in the acquisition.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

         The following Pro Forma Condensed Combined Balance Sheet reflects the consolidated balance sheet of Old Florida as of December 31, 2002, after giving effect to the proposed acquisition of Marine by Old Florida. The transaction will be accounted for as a purchase and is based on assumptions explained herein and in the Notes to Pro Forma Condensed Combined Balance Sheet and Statement of Operations. The information presented below should be read in conjunction with the separate consolidated financial statements and notes thereto of Old Florida and Marine, the respective Management's Discussion and Analysis of Financial Condition and Results of Operations of Old Florida and Marine and the other unaudited pro forma financial information, all included elsewhere in this Proxy Statement/Prospectus.

                                                                                            ADJUSTMENTS
                                                                                          FOR ACQUISITION
                                                                     OLD                  ---------------
                                                                   FLORIDA        MARINE       DEBIT        CREDIT       PROFORMA
                                                                   -------        ------       -----        ------       --------
                                                                                              (IN THOUSANDS)
    ASSETS

Cash and cash equivalents..................................      $      6,613   $    5,571          -       $     -     $   12,184
Securities available for sale..............................             8,934       19,053          -             -         27,987
Other investments..........................................                 -          268          -             -            268
Loans receivable, net......................................            87,272       32,753        148(2)          -        120,173
Premises and equipment, net................................             4,131        4,504         68(4)        234(8)       8,469
Federal Home Loan Bank stock, at cost......................               169          350          -             -            519
Accrued interest receivable and other assets...............               767          353          -             -          1,120
Deferred tax asset.........................................               262          (84)     1,486(6)        339(7)
                                                                                                   88(8)                     1,413
Core deposit intangible....................................                 -            -      1,304(5)          -          1,304
                                                                 ------------   ----------    -------       -------     ----------
        Total..............................................      $    108,148   $   62,768    $ 3,094       $   573     $  173,437
                                                                 ============   ==========    =======       =======     ==========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Demand deposits........................................      $      7,206   $    1,941    $     -       $           $    9,147
    Savings, NOW and money market deposits.................            38,839       20,124          -             -         58,963
    Time deposits..........................................            45,882       28,074          -           550(3)      74,506
                                                                 ------------   ----------    -------       -------     ----------
        Total deposits.....................................            91,927       50,139          -           550        142,616

Federal Home Loan Bank advances............................             3,360        4,800          -            68(3)       8,228
Other liabilities..........................................               887          819          -             -          1,706
                                                                 ------------   ----------    -------       -------     ----------
        Total liabilities..................................            96,174       55,758          -           618        152,550
                                                                 ------------   ----------    -------       -------     ----------

Stockholders' equity:
    Preferred stock........................................                 -            -          -             -              -
    Common stock...........................................                12           11         11(9)          7(1)          19
    Additional paid-in capital.............................            12,426       10,831     10,831(9)      8,906(1)      21,332
    Accumulated deficit....................................              (577)      (3,980)         -         3,980(9)        (577)
    Accumulated other comprehensive income.................               113          148        148(9)          -            113
                                                                 ------------   ----------    -------       -------     ----------

        Total stockholders' equity.........................            11,974        7,010     10,990        12,893         20,887
                                                                 ------------   ----------    -------       -------     ----------

        Total..............................................      $    108,148   $   62,768     10,990        13,511        173,437
                                                                 ============   ==========    =======       =======     ==========

Book value per share.......................................      $       9.84   $     6.10                              $    10.82
                                                                 ============   ==========                              ==========

Common shares outstanding..................................         1,216,595    1,150,000                               1,929,595
                                                                 ============   ==========                              ==========

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

         The following Pro Forma Condensed Combined Statement of Operations reflect the consolidated results of operations of Old Florida for the year ended December 31, 2002, after giving effect to the proposed acquisition of all of the outstanding stock of Marine by Old Florida in a transaction which will be accounted for as a purchase. The statement is based on the assumptions explained herein and in the Notes to the Pro Forma Condensed Combined Balance Sheet and Statement of Operations. The Pro Forma Condensed Combined Statement of Operations does not necessarily reflect the results of operations as they would have been if Old Florida and Marine had constituted a single entity during the year ended December 31, 2002. The information presented below should be read in conjunction with the separate consolidated financial statements and notes thereto of Old Florida and Marine, the respective Management's Discussion and Analysis of Financial Condition and Results of Operations of Old Florida and Marine, and the other unaudited pro forma financial information, all included elsewhere in this Proxy Statement Prospectus

                                                                                 YEAR ENDED DECEMBER 31, 2002
                                                                --------------------------------------------------------
                                                                                                PROFORMA
                                                                                              ADJUSTMENTS
                                                                                            FOR ACQUISITION
                                                             OLD                            ---------------           PROFORMA
                                                           FLORIDA        MARINE           DEBIT         CREDIT       COMBINED
                                                           -------        ------           -----         ------       --------
                                                                                      ($ IN THOUSANDS)
Interest income:
    Loans.............................................   $    6,064     $     2,307     $        50(10)       -      $     8,321
    Securities .......................................          576           1,231               -           -            1,807
    Other interest-earning assets ....................           75              96               -           -              171
                                                         ----------     -----------     -----------      ------      -----------

        Total interest income ........................        6,715           3,634              50           -           10,299
                                                         ----------     -----------     -----------      ------      -----------

Interest expense:
    Deposits .........................................        2,815           1,784             290(11)     275(12)        4,614
    Other borrowings .................................           20             217               -          68(12)          169
                                                         ----------     -----------     -----------      ------      -----------

        Total interest expense .......................        2,835           2,001             290         343            4,783
                                                         ----------     -----------     -----------      ------      -----------

Net interest income ..................................        3,880           1,633             340         343            5,516

        Provision for loan losses ....................          149             308               -           -              457
                                                         ----------     -----------     -----------      ------      -----------

Net interest income after provision for loan losses ..        3,731           1,325             340         343            5,059
                                                         ----------     -----------     -----------      ------      -----------

Noninterest income:
    Service charges on deposit accounts ..............          176              48               -           -              224
    Other service charges and fees ...................           62             125               -           -              187
    Gain on sale of securities available for sale ....           30              24               -           -               54
    Other income .....................................            -               4               -           -                4
                                                         ----------     -----------     -----------      ------      -----------

        Total noninterest income .....................          268             201               -           -              469
                                                         ----------     -----------     -----------      ------      -----------

Noninterest expense:
    Salaries and employee benefits ...................        1,780           1,001               -           -            2,781
    Occupancy and equipment ..........................          754             260               -          53(15)          961
    Other ............................................          842             705               -           -            1,547
                                                          ---------     -----------     -----------      ------      -----------

        Total noninterest expenses ...................        3,376           1,966               -          53            5,289
                                                         ----------     -----------     -----------      ------      -----------

Earnings (loss) before income taxes ..................          623            (440)            340         396              239

        Income taxes (credit) ........................          234               -              22(14)     166(16)           90
                                                         ----------     -----------     -----------      ------      -----------

Net earnings..........................................   $      389     $      (440)    $       362      $  562      $       149
                                                         ==========     ===========                                  ===========

Basic earnings (loss) per share.......................   $      .32     $      (.38)                                 $       .08(13)
                                                         ==========     ===========                                  ===========

Weighted-average shares outstanding ..................    1,216,595       1,150,000                                  $ 1,929,595
                                                         ==========     ===========                                  ===========

Diluted earnings (loss) per share.....................   $      .32     $      (.38)                                 $       .08(13)
                                                         ==========     ===========                                  ===========

Weighted-average shares outstanding ..................    1,230,523       1,150,000                                  $ 1,943,523
                                                         ==========     ===========                                  ===========

               NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                           AND STATEMENT OF OPERATIONS

         The Pro Forma condensed Combined Balance Sheet as of December 31, 2002, assumes the proposed acquisition of Marine by Old Florida occurred on December 31, 2002. The proposed acquisition of Marine by Old Florida will be accounted for as a purchase transaction, and, in accordance with accounting principles generally accepted in the United States of America, the purchase price will be allocated to the assets and liabilities of Marine based upon their relative fair values, as determined by appraisals and studies to be undertaken as of the Effective Date. The adjustments will include, among others, a valuation of loans and investments, a valuation of premises and equipment and a determination of the value in excess of book value, if any, of customer checking, savings and other deposit accounts. In accordance with Statement of Financial Accounting Standards ("SFAS No. 141"), Business Combinations, the assets and liabilities were fair valued which resulted in an excess of fair value of acquired assets over cost which was allocated as a prorata reduction to the premises and equipment acquired.

         The Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2002, assumes that the proposed acquisition of Marine by Old Florida occurred on January 1, 2002.

         The Pro Forma financial information included in the Pro Forma Condensed Combined Balance Sheet and the Pro Forma Condensed Combined Statement of Operations assumes a purchase price of $8,913,000, represented by 713,000 Old Florida common shares valued at $12.50 per share, the price of recent trades known to management.

         The adjustments shown in these pro forma statements reflect approximate market values as of December 31, 2002, and do not reflect subsequent changes in interest rates. The actual adjustments as of the Effective Date can not be determined until that time and may have an impact on the pro forma financial position and results of operations which is different from that reflected in the accompanying Proforma Condensed Combined Balance Sheet and Statement of Operations.

         Costs incurred by Old Florida to complete this acquisition are not expected to be material and accordingly have not been considered in these pro forma statements.

(1) Reflects the issuance of 713,000 shares of Old Florida stock at an assumed price of $12.50 per share in exchange for 100% of the outstanding shares of Marine' common stock.

(2)      Reflects the write-up of Marine' loans to estimated fair value.

(3) Reflects the write-up of time deposits and Federal Home Loan Bank advances to estimated fair value.

(4)      Reflects the write-up of premises and equipment to fair market value.

(5)      Reflects the recording of a core deposit intangible asset.

(6) Reflects the deferred tax asset recorded for deferred tax assets for which Marine had established a valuation allowance.

(7)      Reflects the deferred tax liability on the fair market adjustments.

(8) Reflects the excess of the estimated fair value of the net assets acquired over the purchase price. Such excess has been allocated as a proforma reduction to premises and equipment acquired in the acquisition.

(9)      Reflects the elimination of stockholders' equity of Marine.

(10) Reflects the amortization or accretion of the premium or discount from the write-up of the loan portfolio using the straight line method over the remaining estimated lives of the related loans.

(11) Reflects the amortization of the core deposit intangible using an accelerated method over the remaining estimated life of the related deposits.

(12) Reflects the amortization of the premiums from the write-up of the deposits and Federal Home Loan Bank advances using the level yield method over the remaining estimated life of the related deposits and borrowings.

(13) Computed using the weighted average number of shares of Old Florida at the date indicated plus 713,000 shares of Old Florida issued as a result of the acquisition.

(14) Reflects the tax effect (37.63% effective tax rate) of the amortization of the write-up of Marine' loans receivable, premises and equipment, deposits and other borrowings.

(15) Reflects the adjustment for depreciation for write-down of building, equipment and furniture and fixtures.

(16) Reflects the deferred tax credit (37.63% effective tax rate) recorded for the loss incurred by Marine.

         The following table sets forth the pro forma effect on future periods results of operations, of the accretion and amortization of the valuation adjustments to be recorded in connection with the proposed acquisition of Marine by Old Florida. The actual effect of the accretion and amortization of these valuation adjustments may vary if the assumptions used are not realized.

                                                 INCREASE (DECREASE) IN NET EARNINGS
                                                 -----------------------------------
                                                           (IN THOUSANDS)
                                                   AMORTIZATION
                        ACCRETION/   AMORTIZATION      OF
                     (AMORTIZATION)    OF CORE       PREMIUM     AMORTIZATION                  INCOME    NET EFFECT
 FOR THE YEAR          OF PREMIUM      DEPOSIT       FOR FMV      OF PREMIUM                    TAX      ON RESULTS
ENDING DECEMBER 31,     ON LOANS      INTANGIBLE   ON DEPOSITS   FHLB ADVANCES  DEPRECIATION   EFFECT   OF OPERATIONS
-------------------  --------------  ------------  ------------  -------------  ------------  --------  -------------
2002 ..............    $ (50)          $  (290)       $ 275          $  68        $  53        $ (22)      $  34
2003 ..............      (49)             (254)         183              -           53           25         (42)
2004 ..............      (49)             (217)          92              -            5           64        (105)
2005 ..............        -              (181)           -              -            5           66        (110)
2006 ..............        -              (145)           -              -            5           53         (87)
2007 ..............        -              (109)           -              -            5           39         (65)
2008 ..............        -               (72)           -              -            4           26         (42)
2009 ..............        -               (36)           -              -            4           12         (20)
2010-2040 .........        -                 -            -              -          120(2)       (45)         75
                       -----           -------        -----          -----        -----        -----       -----

    Total .........    $(148)          $(1,304)       $ 550          $  68        $ 254(1)     $ 218       $(362)
                       =====           =======        =====          =====        =====        =====       =====

     (1) Of the total adjustments to premises and equipment, $88,000 was allocated to land and $(254,000) was allocated to depreciable fixed assets.

     (2)  Will be approximately $4,000 per year through the year ended 2040.

                             BUSINESS OF OLD FLORIDA

GENERAL

         Old Florida is a financial holding company which is incorporated under Florida law. Through its banking subsidiary, Old Florida Bank, Old Florida is engaged in a general commercial banking business in the Fort Myers, Florida metropolitan area. Old Florida competes for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions and operates two full-service offices.

         Old Florida Bank provides the following principal services:

         - the acceptance of deposits for demand, savings and time accounts and the servicing of those accounts;

         - commercial, industrial, consumer and real estate lending, including installment loans and personal lines of credit;

         -        safe deposit operations;

         -        cash management;

         -        electronic funds transfers; and

         - a variety of additional banking-related services tailored to the needs of individual customers.

         Old Florida has one other subsidiary, Old Florida Capital, Inc. Old Florida Capital, Inc. serves as a finder, introducing borrowers to suitable lenders, and receives fees for providing this service.

         Old Florida as a financial holding company, and Old Florida Capital, Inc., as a nonbank subsidiary of Old Florida, are subject to regulation by the Federal Reserve Board. As a Florida state-chartered bank, Old Florida Bank is supervised and regulated by the Florida Department of Financial Services. In addition, as insurer of its deposits and as its primary federal regulatory agency, the Federal Deposit Insurance Corporation has regulatory authority over Old Florida Bank.

PROPERTIES

         Old Florida Bank's main banking office is located at 6321 Daniels Parkway, Fort Myers, Florida. Old Florida Bank also operates a full service branch banking office at 24201 Walden Center Drive, Bonita Springs, Florida. Old Florida Bank owns the premises for its main office. The bank leases the premises for its branch office under a lease that terminates January 31, 2004. The bank has four options to renew this lease for an additional five years each. Old Florida believes those properties are suitable for its use. Old Florida believes that these properties are in excellent condition and are adequately covered by insurance.

LEGAL PROCEEDINGS

         Old Florida and its subsidiaries are not currently a party to any litigation nor is Old Florida aware of any threatened litigation against it or its subsidiaries other than routine litigation incidental to the conduct of our business.

                            MANAGEMENT OF OLD FLORIDA

BOARD OF DIRECTORS

         The following table gives information, as of December 31, 2002, concerning the individuals who are and after the merger, will be the members of the board of directors of Old Florida, the surviving corporation in the merger. Unless the table indicates otherwise, each individual has held his or her principal occupation for more than five years.

                                                                                            Director of Old
                                            Position(s) Held with Old Florida                   Florida
                                            and its Principal Subsidiaries;                  Continuously
          Name                 Age          Principal Occupations                                Since              Term Expires In
          ----                 ---          ---------------------                                -----              ---------------
Charles C. Bundschu III        52           Director, Builder and Real estate developer          1988                     2003

Joseph E. D'Jamoos             70           Director; Real estate developer                      1988                     2003

Frank H. Galeana               73           Director and Chairman; Automobile dealer             1988                     2004

Elmo J. Hurst                  72           Director; Business executive                         1988                     2004

Karl L. Johnson                50           Director; Attorney                                   1988                     2005

Larry W. Johnson               48           Director, President & CEO; Banker                    1988                     2005

Nicholas J. Panicaro           49           Director, Executive V. P. & CFO; Banker              2001                     2005

In addition, Old Florida and Marine have agreed that, following the merger, Pierce T. Neese and William L. McDaniel, Jr. will become directors of Old Florida. Mr. Neese is 63 years old and has served as a director of Marine since 1999. Mr. Neese also serves as the Chairman of the Board of Marine and as the Chairman of the

Board of Marine National Bank. Mr. Neese is Chairman of United Security Bank. Mr. McDaniel is 41 years old and has served as a director of Marine since 1999. Mr. McDaniel is President of Big Island Mining Company and a real estate broker.

EXECUTIVE OFFICERS

         The following table lists the names and ages of the executive officers of Old Florida as of December 31, 2002, the positions presently held by those individuals and their individual business experience during the past five years. These individuals will be the executive officers of the surviving corporation in the merger. The board of directors may remove any of the executive officers at any time.

                                     Positions Held with Old Florida and its
        Name              Age    Principal Subsidiaries and Principal Occupation
        ----              ---    -----------------------------------------------
Larry W. Johnson          48           President & Chief Executive Officer
Nicholas J. Panicaro      49              Executive Vice President & CFO

                       OLD FLORIDA EXECUTIVE COMPENSATION
                              AND OTHER INFORMATION

GENERAL

         The following information relates to compensation of management for the years ended December 31, 2002, 2001 and 2000, unless otherwise noted below.

EXECUTIVE COMPENSATION

         The following table sets forth the annual and long-term compensation for Old Florida's Chief Executive Officer and the only other executive officer with salary and bonus exceeding $100,000 for 2002, as well as the total compensation paid to each individual during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                                                   AWARDS
                                                                                                   ------
                                                            ANNUAL COMPENSATION                  SECURITIES        ALL OTHER
                                                      ---------------------------------          UNDERLYING       COMPENSATION
        NAME AND PRINCIPAL POSITION                   YEAR     SALARY ($)     BONUS ($)          OPTIONS (#)         ($)(1)
        ---------------------------                   ----     ----------     ---------          -----------      ------------
Larry W. Johnson
      President and Chief Executive Officer           2002     145,200.00     14,520.00             2,500            4,792
                                                      2001     132,000.00     13,200.00             1,396            4,356
                                                      2000     120,000.00          0.00             1,000            3,600
Nicholas J. Panicaro
             Executive Vice President and
                  Chief Financial Officer             2002     108,900.00     10,890.00             2,500            1,797
                                                      2001      99,000.00      9,900.00                 0            1,634
                                                      2000      90,000.00          0.00                 0            1,350

     (1) The amounts shown in this column for the most recently completed fiscal year were derived from 401(k) matching contributions in the amount of $4792.00 for Mr. Johnson and $1,797.00 for Mr. Panicaro.

                                              OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------------------------
                                       NUMBER OF          PERCENT OF TOTAL
                                      SECURITIES           OPTIONS/SARS
                                      UNDERLYING            GRANTED TO
                                     OPTIONS/SARS          EMPLOYEES IN         EXERCISE OR BASE
NAME                                 GRANTED(#)(1)          FISCAL YEAR          PRICE ($/SH)(2)         EXPIRATION DATE
----                                 -------------        ----------------      ----------------         ----------------
Larry W. Johnson                        2,500                  17%                   $12.50                  12/16/2012
Nicholas J. Panicaro                    2,500                  17%                   $12.50                  12/16/2012

-----------------
(1) All 2002 options shown in the above table were under the Officers' and Employees' Stock Option Plan. Options become exercisable in increments of 33% per year and vest fully on December 16, 2005.

(2) All options were granted with an exercise price of 100% of the fair market value on the date of the grant.

OPTION EXERCISES AND YEAR-END VALUE TABLE

         The following table presents information about stock options exercised during 2002 and unexercised stock options at December 31, 2002 for the two named executive officers.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

      AGGREGATED OPTION EXERCISES IN 2002 AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-
                                                                          OPTIONS                 THE-MONEY OPTIONS AT
                                                                   DECEMBER 31, 2002 (#)          DECEMBER 31, 2002 ($)
                                                                   --------------------           --------------------
                                  SHARES ACQUIRED     VALUE
NAME                               ON EXERCISE       REALIZED    EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                              ---------------    --------    -------------------------      -------------------------
Larry W. Johnson                        0               0             29,751 / 6,145                  $73,686 / $7,710
Nicholas J. Panicaro                    0               0             15,000 / 2,500                  $37,500 / 0

OLD FLORIDA BANK OFFICERS' AND EMPLOYEES' STOCK OPTION PLAN

            Old Florida and its shareholders have adopted the Old Florida Bank Officers' and Employees' Stock Option Plan. A total of 100,000 common shares have been reserved for issuance under the plan, subject to adjustment if Old Florida's capitalization changes as a result of a stock split, stock dividend, recapitalization, merger or similar event. A total of 33,439 common shares remain available for the grant of options under the Plan. The plan provides for the award of stock options to any Old Florida employee designated by a committee of Old Florida's Board consisting of non employee directors, which administers the plan. The committee's authority includes the power to (a) determine who will receive stock options under the plan, (b) establish the terms and conditions of stock options (other than the schedule on which options become exercisable), (c) determine the amount and the award, and whether the options are incentive stock options or nonqualified stock options, (d) interpret the plan, and (e) administer the plan.

            Stock options awarded under the plan have terms of up to 10 years and may be incentive or nonqualified stock options, meaning stock options that do not qualify under Section 422 of the Internal Revenue Code for the special tax treatment available for qualified, or "incentive", stock options. All stock option awards made to date are incentive stock options. The exercise price of incentive stock options may not be less than the fair market value of Old Florida's common stock on the date of grant. The plan provides that the exercise price of the option granted under the plan will be the greater of fair market value on the date of grant or $10.00.

         The plan provides for the vesting of the right to exercise all options awarded under the plan as follows: (i) thirty-three percent of the shares covered by the option may be acquired one year after the grant of the option;
(ii) sixty-six percent of the shares covered by the option may be acquired two years after the grant of the option; and (iii) the option is fully vested three years from the date of the grant of the option. The plan provides for acceleration of the vesting of the options in the event of a change in control of Old Florida.

         An option holder whose service terminates because of retirement, death, or disability has 90 days after termination within which he or his estate may exercise options, forfeiting any options not exercised by the end of 90 days from termination. An option holder whose service is terminated for any other reason, with or without cause, forfeits all unexercised stock options.

EMPLOYMENT AGREEMENTS WITH EXECUTIVES

         Old Florida Bank has employment agreements with Messrs. Johnson and Panicaro. These agreements were entered into in January 2000, are three years in duration and are renewable each year thereafter unless terminated by either the executive or Old Florida Bank. The Agreements have been renewed. The Agreements provide for base compensation, determined in the discretion of the board of directors or, in the case of Mr. Panicaro, by the President and Chief Executive Officer, benefits and insurance, vacation, reimbursement of business expenses and a car allowance, to be paid or provided to the executive for the performance of their duties. If the executive's employment is terminated by Old Florida Bank other than for cause, or by the executive due to a breach of the agreement by the Bank or a significant reduction in the executive's job at the Bank, the agreements obligate the Bank to make continuing salary and bonus payments to the Bank and to continue medical and life insurance for the greater of the duration of the agreement or one year. The agreements also provide for the payment to the executives of cash lump sum payments of two times their annual salary (including bonuses) if the executive's employment is terminated after a change in control of the Bank, or if the executive voluntarily terminates his employment within one year following a change in control of the Bank.

DIRECTOR COMPENSATION

         Directors of Old Florida receive a monthly retainer of $250.00 to compensate them for their services as a director.

OLD FLORIDA BANK DIRECTORS' STOCK OPTION PLAN

         Nonemployee directors have received grants of stock options under the Old Florida Bank Directors' Stock Option Plan.

         A total of 100,000 common shares were reserved for issuance under the plan, subject to adjustment if Old Florida's capitalization changes as a result of a stock split, stock dividend, recapitalization, merger or similar event. Outstanding options have been awarded covering all common shares reserved for issuance under the Plan. No options were awarded under the plan during 2002. The plan provides for the award of nonqualified stock options to Old Florida directors designated by a committee of Old Florida's Board consisting of non employee directors, which administers the plan. The committee's authority includes the power to (a) determine who will receive stock options under the plan, (b) establish the terms and conditions of stock options (other than the schedule on which options become exercisable), (c) determine the amount and the awards, (d) interpret the plan, and (e) administer the plan.

         Stock options awarded under the plan have terms of up to 10 years and are nonqualified stock options, meaning stock options that do not qualify under
Section 422 of the Internal Revenue Code for the special tax treatment available for qualified, or "incentive", stock options. The plan provides that the exercise price of all options granted under the plan will be the greater of fair market value on the date of grant or $10.00. Provisions as to vesting of the right to exercise options, including acceleration of vesting in the event of a change in control of Old Florida, are the same as in the Old Florida Officers' and Employees' Stock Option Plan.

         An option holder whose service terminates because of retirement, death or disability, has 90 days after termination within which he or his estate may exercise options, forfeiting any options not exercised by the end of 90 days from termination. An option holder whose service is terminated for any other reason, with or without cause, forfeits all unexercised stock options.

CERTAIN TRANSACTIONS

         Directors and executive officers of Old Florida and their associates were customers of, or had transactions with, Old Florida Bank in the ordinary course of business during 2002. We expect additional transactions to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

                        DESCRIPTION OF OLD FLORIDA SHARES

GENERAL

         We are authorized to issue 5,000,000 common shares, $.01 par value per share. As of December 31, 2002, 1,216,595 common shares were issued and outstanding. We are also authorized to issue 1,000,000 preferred shares, $.01 par value per share, none of which are issued and outstanding.

         Holders of common shares are entitled to dividends when and if declared by our board of directors out of legally available funds. Voting rights are vested in holders of our common shares, each share being entitled to one vote. Holders of common shares have no cumulative voting rights in electing directors. Holders of our common shares have no preemptive rights to subscribe to additional shares that we may issue.

ANTITAKEOVER PROVISIONS

         Several provisions of the Old Florida articles of incorporation and bylaws may discourage unilateral tender offers or other attempts to take over and acquire the business of the company. The following summarizes those provisions of the articles of incorporation and bylaws which might have a potential "anti-takeover" effect.

         - Classified Board of Directors. The Old Florida board of directors is divided into three classes of approximately equal numbers of directors, with the term of office of one class expiring each year. This provides a greater likelihood of continuity, knowledge and experience on the board of directors because at any one time, one third of the board of directors would be in its second year of service and one third of the board of directors would be in its third year of service. In addition, any person who may attempt to take over Old Florida would have to deal with the current board of directors because even if that person acquires a majority of the outstanding Old Florida common shares, that person would be unable to change the majority of the board of directors at any one special meeting.

         - Vacancies on the Board of Directors. Any vacancy occurring in the board of directors, including an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum of the board of directors. A director elected to fill a vacancy in a particular class will serve until the next shareholders' meeting. This provision may make it more difficult for any person who may attempt to take over Old Florida to elect new directors even if that person successfully removes existing directors.

AUTHORIZED PREFERRED SHARES

         Old Florida's articles of incorporation authorize the board of directors to issue so-called "blank check" preferred shares, which permits the board of directors to issue preferred shares in the voting powers, dividend rights and other rights and preferences as determined by the board of directors. The issuance of these shares could dilute the voting power of a person attempting to acquire control of Old Florida, increase the cost of acquiring control or otherwise hinder the efforts of the person to acquire control.

LIQUIDATION RIGHTS

In the event of liquidation, the holders of our common shares are entitled to certain rights as to assets distributable to shareholders on a pro rata basis after satisfaction of our debts.

DISSENTERS' RIGHTS

         Our common shareholders have dissenters' rights in certain transactions pursuant to Florida law, including mergers requiring the approval of our shareholders and certain amendments to our articles of incorporation.

               MARKET FOR OLD FLORIDA COMMON SHARES AND DIVIDENDS

Old Florida's common stock is not traded on any established securities market. For 2002 and 2001, we obtained the high and low bid quotations shown below from Robert W. Baird & Co. These quotations are inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

   2002                             Low Bid                         High Bid
   ----                             -------                         --------
1st Quarter                          $11.50                          $12.00
2nd Quarter                          $12.00                          $12.00
3rd Quarter                          $12.00                          $12.50
4th Quarter                          $12.50                          $12.50

   2001                             Low Bid                         High Bid
   ----                             -------                         --------
1st Quarter                          $11.00                          $11.50
2nd Quarter                          $11.50                          $11.50
3rd Quarter                          $11.50                          $11.50
4th Quarter                          $12.00                          $12.00

         We do not know what prices were actually paid. We have not verified the accuracy of those prices that have been reported. Because of the lack of an established market for our stock, these prices may not reflect the prices at which the stock would trade in an active market.

         We have not paid any cash dividends. Our ability to pay future dividends, should our board of directors choose to do so, is dependent on the ability of Old Florida Bank to pay dividends to Old Florida. The Bank's ability to pay dividends is subject to regulatory limits and oversight.

                  MARKET FOR MARINE COMMON SHARES AND DIVIDENDS

Our common stock is not traded on any established securities market. For 2002 and 2001, we obtained the high and low bid quotations shown below from Bloomberg Information Services. These quotations are inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

   2002                          Low Bid                      High Bid
   ----                          -------                      --------
1st Quarter                       $6.10                        $6.75
2nd Quarter                       $6.50                        $7.05
3rd Quarter                       $5.50                        $6.75
4th Quarter                       $4.80                        $6.00

   2001                          Low Bid                      High Bid
   ----                          -------                      --------
1st Quarter                       $3.00                        $6.25
2nd Quarter                       $4.80                        $7.75
3rd Quarter                       $6.70                        $8.30
4th Quarter                       $6.02                        $7.25

         We do not know what prices were actually paid. We have not verified the accuracy of those prices that have been reported. Because of the lack of an established market for our stock, these prices may not reflect the prices at which the stock would trade in an active market.

         We have not paid cash dividends.

                               BUSINESS OF MARINE

GENERAL

         Marine is a bank holding company incorporated under Florida law. Marine is headquartered in Naples, Florida. Marine was organized in 1997 under the laws of the State of Florida. Marine has one subsidiary, Marine National Bank. Marine National Bank is a national banking association organized under the statutes of the United States in 1999.

         Marine National Bank provides full service banking to individuals as well as to businesses through its banking office in Naples, Florida. Marine National Bank provides a variety of services, including personal checking accounts and savings programs, certificates of deposit, money market accounts, certificates of deposit and individual retirement accounts.

         Marine National Bank provides commercial loans, including loans under lines of credit and revolving credit, term loans, real estate mortgage loans and other specialized loans.

          COMPARISON OF RIGHTS OF HOLDERS OF OLD FLORIDA COMMON SHARES
                       AND HOLDERS OF MARINE COMMON SHARES

         As a result of the merger, the holders of Marine common shares will become holders of Old Florida common shares, subject to the exercise of dissenters' appraisal rights. Following the merger, the Old Florida articles and bylaws will govern the rights of those shareholders. Both Marine and Old Florida are incorporated in Florida, so the Florida Business Corporation Act will continue to govern the rights of Marine shareholders after the merger.

Differences exist between the rights of holders of Old Florida common shares and the rights of holders of Marine common shares arising from the distinctions between the articles and bylaws of Old Florida and Marine The rights, however, of holders of Old Florida common shares and those of holders of Marine common shares are similar in many material respects. The significant differences are summarized below. This summary is necessarily general and is not a complete discussion of, and is qualified by, the more detailed provisions of Florida law, and the articles and bylaws of each corporation.

AUTHORIZED CAPITAL

         Old Florida. Old Florida is authorized to issue 5,000,000 common shares and 1,000,000 preferred shares. As of December 31, 2002, 1,216,595 common shares of Old Florida were issued and outstanding and no preferred shares of Old Florida were issued and outstanding and no preferred shares of Old Florida were issued.

         Marine. Marine is authorized to issue 10,000,000 common shares and 2,000,000 preferred shares. As of the record date, 1,150,000 common shares of Marine were issued and outstanding and no preferred shares of Marine were issued.

AMENDMENT OF ARTICLES OF INCORPORATION

         Old Florida. The FBCA generally requires most amendments to a Florida corporation's articles of incorporation be adopted by the affirmative vote of a majority of the shares entitled to vote thereon upon recommendation of the board of directors, subject to amendments in certain minor respects which do not require stockholder action. Unless the FBCA requires a greater vote, amendments may be adopted by a majority of the shares entitled to vote, a quorum being present.

         Marine. The affirmative vote of at least 75% of the shares of Marine entitled to vote is required under Marine's articles of incorporation to amend or repeal provisions of the articles of incorporation that relate to (i) the number, classification and election of directors, (ii) certain business combinations and other transactions with a holder of 5% or more of Marine's voting shares; and (iii) the discretion of Marine's board of directors in considering acquisition proposals.

RECORD DATE

         Old Florida. The board of directors may fix a record date in order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends or voting rights. This record date must not be more than 70 days before a meeting or action requiring a determination of shareholders. The bylaws state the record date for shareholder action by written consent will be the date the first written consent is delivered to Old Florida. The bylaws state that the record date for shareholders entitled to demand a special meeting is the date the first shareholder delivers the demand for the special meeting to Old Florida.

         Marine. The board of directors may fix a record date in order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends or voting rights. This record date must (i) not be more than 70 days or less than 10 days before a shareholder meeting, (ii) less than 10 days after the date of a board of directors resolution fixing a record date for determination of shareholders entitled to take action by written consent without a meeting, or (iii) for any other action, not more than 70 days before the date for the action.

NUMBER OF DIRECTORS

         Old Florida. The number of directors is set by resolution of the Old Florida board of directors.

         Marine. The number of directors is set by resolution of the Marine board of directors but must be between 5 and 25 under Marine's articles and bylaws.

SHAREHOLDER PROPOSALS; ADVANCE NOTICE OF DIRECTOR NOMINATIONS

         Old Florida. Old Florida's articles of incorporation and bylaws do not contain any specific provisions relating to the notice and procedural requirements for shareholder nominations of candidates for director. Consequently, Old Florida's shareholders are subject to fewer restrictions concerning nomination of candidates for director than Marine's shareholders. Special meetings may be held upon call of the chairman of the board of directors, the president, the board of directors, or at the request of the holders of not less than 10% of all the shares entitled to vote at such meeting. A notice of a special meeting must state the purpose for which the meeting is to be called.

         Marine. Business conducted at annual meetings of shareholders is limited to business that is properly submitted to the meeting under Marine's bylaws. Matters are properly submitted by the board of directors, or by any other holder of voting securities of the corporation who is entitled to vote at the meeting and who complies with the notice requirements. All shareholder proposals must be in writing and delivered to or mailed to the Secretary of Marine at the principal executive offices of Marine between 30 and 60 days before the annual meeting of shareholders, however, if Marine gives less than 38 days' prior notice or public disclosure of the date of the meeting, then notice of the shareholders' proposal is timely if given within 8 days after notice or public disclosure of the meeting. The notice must provide (i) a brief description of the proposal and the reasons for it, (ii) the shareholder's name and address, (iii) the number and class of shares owned by the shareholder making the proposal, and (iv) any material interest of the shareholder in the matter addressed by the proposal. To be timely, director nominations made by shareholders must be given to Marine's Secretary in writing and within the same timeframes as for shareholder proposals. The notice of the director nomination must set forth for each nominee, (i) the name, age, and business and residence address of the person, (ii) the person's principal occupation or employment,
(iii) the number and class of shares owned by the person, and (iv) any other information required to be disclosed as to a director nominee by the SEC's proxy solicitation rules. The notice must also identify the name and record address and number and class of shares owned by the shareholder making the nomination.

CONTROL SHARE ACQUISITION PROVISIONS

         The FBCA precludes an acquiror of the shares of a Florida corporation who crosses one of three voting thresholds (20%, 33 1/3%, or 50%) from obtaining voting control of the shares, under certain circumstances, unless a majority in interest of the disinterested shareholders of the corporation votes to give voting power to those shares.

         The corporation's shareholders, other than holders of control shares, have dissenting shareholder appraisal rights in the event control shares are accorded voting rights and, as a consequence, the holders of the control shares have a majority of all voting power for the election of directors. The FBCA permits Florida corporations to opt out of these control share acquisition provisions by stating in their articles that they do not apply.

         Old Florida. Old Florida is subject to these control share acquisition provisions since it has not opted out. The control share acquisition provisions do not apply in the context of a merger, including the merger of Marine into Old Florida.

         Marine. Marine has opted out of the application of these control share acquisition provisions by stating in its articles that they do not apply to Marine.

         Certain other provisions of Marine's articles of incorporation may have the effect of discouraging attempts to acquire control of Marine. The affiliated transactions provisions of Marine's articles of incorporation limit the ability of an interested shareholder to enter into certain transactions involving Marine. An "interested shareholder" is defined in Marine's articles to mean any person who directly or indirectly beneficially owns, alone or with associates or affiliates, more than 5% of the outstanding voting shares of Marine. These provisions specify that supermajority shareholder or board of directors' approval is necessary for an interested shareholder to enter into any merger or consolidation with Marine and any of its subsidiaries, or any sale, lease, exchange or other disposition of assets having a fair market value of more than 25% of Marine's total assets. Such transactions may not be effected or consummated unless:

         - authorized and approved by at least three-fourths of the directors of Marine; or

         - authorized and approved by the affirmative vote of holders of not less than two-thirds of the outstanding voting shares.

OTHER ANTI-TAKEOVER PROVISIONS

         Marine. Marine's articles contain fair price provisions that require an interested shareholder to pay a "fair price" as specified in Marine's articles to shareholders in a transaction involving a merger, consolidation sale of assets with a fair market value greater than 25% of Marine's total assets, unless the transaction is approved by a majority of the voting shares other than those beneficially owned by the interested shareholder.

         Marine's articles expressly provide broad discretion to its board of directors to consider a number of factors and constituencies in evaluating any offer for a merger with the corporation, or tender or exchange offer for its shares or the acquisition of substantially all its assets.

         Old Florida. Old Florida's articles and bylaws do not contain comparable provisions.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         Old Florida. Old Florida's bylaws provide that the corporation has the power to indemnify its directors and officers if the director or officer conducted himself or herself in good faith, the director or officer reasonably believed the conduct was in, or not opposed to, the best interests of the corporation and the director or officer had no reason to believe that his or her conduct was unlawful. In accordance with Florida law, the Old Florida bylaws provide that a director will not be indemnified in connection with a proceeding in which the director was adjudged liable to the corporation or in connection with a proceeding in which the director was found to have received an improper personal benefit.

         Old Florida's bylaws provide that the directors and officers of the corporation are entitled to mandatory indemnification if the director or officer is successful on the merits or otherwise in the defense of any proceeding.

         The bylaws provide that the corporation may pay the expenses of an officer or director in defending a civil or criminal proceeding in advance of the final disposition of the proceeding if the director or officer provides an undertaking to repay the amount advanced to Old Florida if he is ultimately found not to be entitled to indemnification.

         Unless pursuant to a court order, the bylaws provide that the corporation may indemnify a director or officer only if it is authorized by a determination that the director or officer met the standard of conduct required for indemnification. The determination must be made by (i) a majority vote of a quorum made up of disinterested members of the board of directors, (ii) a majority vote of a board committee made up of a disinterested directors, (iii) a written opinion of special legal counsel or (iv) a vote of disinterested shareholders.

         Marine. Marine's bylaws, as permitted by Florida law, provide that Marine shall indemnify and hold harmless all of its directors and officers, and former directors and officers, from and against all liabilities and obligations, including attorneys' fees, incurred in connection with any actions taken or failed to be taken by such director, officer, employee and agent in their capacity as such to the fullest extent possible under law. In any event, it is mandatory for a Florida corporation to indemnify a director, officer, employee or agent against expenses actually and reasonably incurred in successfully defending an action, provided the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation.

SUPERVISION AND REGULATION OF OLD FLORIDA AND OLD FLORIDA BANK

         Old Florida and Old Florida Bank are subject to extensive regulation under federal and Florida banking laws and regulations. The following discussion of the material elements of the regulatory framework applicable to financial holding companies and banks is not intended to be complete and is qualified in its entirety by the text of the relevant federal and Florida laws and regulations. A change in the applicable banking laws or regulations may have a material effect on Old Florida's business.

REGULATION OF OLD FLORIDA

Bank Holding Company Act. As a financial holding company, Old Florida is subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. Under the Bank Holding Company Act, among other things:

         - bank holding companies generally may not acquire ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board;

         - bank holding companies, like Old Florida, that have elected to become financial holding companies may engage in a full range of financial actitivites but are limited to financial activities.

         The Federal Reserve Board has authority to issue cease and desist orders to terminate or prevent unsafe or unsound banking practices or violations of laws or regulations and to assess civil money penalties against bank holding companies and their non-bank subsidiaries, officers, directors and other institution-affiliated parties, and to remove officers, directors and other institution-affiliated parties.

         Riegle-Neal Interstate Banking and Branching Efficiency Act. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits adequately capitalized bank holding companies to acquire banks in any state subject to specified concentration limits and other conditions. The Interstate Act also authorizes the interstate merger of banks. In addition, among other things, the Interstate Act permits banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state.

         Financial Services Modernization Legislation. The Gramm-Leach-Bliley Act, enacted in 1999, eliminates many of the restrictions placed on the activities of certain qualified bank hold companies. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system, such as Old Florida, to engage in a full range of financial activities through a new entity known as a "financial holding company". Financial activities is broadly defined to include not only banking, insurance and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

         In order to become a financial holding company and engage in the new activities, a bank holding company, such as Old Florida, must meet certain tests. Specifically, all of a bank holding company's banks must be well-capitalized and well-managed, as measured by regulatory guidelines, and all of the bank holding company's banks must have been rated "satisfactory" or better in the most recent evaluation of each bank under the Community Reinvestment Act of 1977. A bank holding company that elects to be treated as a financial holding company may face significant consequences if its banks fail to maintain the required capital and management ratings, including entering into an agreement with the Federal Reserve Board which imposes limitations on its operations and may even require divestitures. These possible ramifications may limit the ability of a bank subsidiary to significantly expand or acquire less than well-capitalized and well-managed institutions. Old Florida has elected to become a financial holding company.

         Dividends. The Federal Reserve Board has authority to prohibit bank holding companies from paying dividends if such payment is deemed to be an unsafe or unsound practice. The Federal Reserve Board has indicated generally that is may be an unsafe and an unsound practice for bank holding companies to pay dividends unless the bank holding company's net income over the preceding year is sufficient to fund the dividends and the expected rate of earnings retention is consistent with the organization's capital needs, asset quality, and overall financial condition. Old Florida's ability to pay dividends is dependent upon the flow of dividend income to it from its banking subsidiaries, which may be affected or limited by regulatory restrictions imposed by federal or state bank regulatory agencies.

         Transactions by Bank Holding Companies with their Affiliates. There are various legal restrictions on the extent to which bank holding companies and their non-bank subsidiaries may borrow, obtain credit from or otherwise engage in "covered transactions" with their insured depository institution subsidiaries. "Covered transactions" are defined by statue for these purposes to include:

                  -        a loan or extension of credit to an affiliate:

                  - a purchase of or investment in securities issued by an affiliate;

                  - a purchase of assets from an affiliate unless exempted by the Federal Reserve Board;

                  - the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any person or company or

                  - the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate, including confirmation of a letter of credit issued by an affiliate and a cross-affiliate netting arrangement.

         These borrowings and other covered transactions by an insured depository institution subsidiary with its non-depository institution affiliates are generally limited to the following amounts:

                  - in the case of any one affiliate, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 10% of the capital stock and surplus of the insured depository institution; and

                  - in the case of all affiliates, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured depository institution.

         Certain of these covered transactions are also subject to collateral security requirements.

         Other types of transactions between a bank and a bank holding company must be on market terms and not otherwise unduly favorable to the bank holding company or an affiliate of the bank holding company. In October 2002, the Federal Reserve Board adopted a regulation which implements these restrictions on transactions with affiliates. Among other matters, this new regulation requires banks that engage in derivatives transactions with affiliates or that grant intra-day credit to affiliates to establish policies and procedures that address the credit risks associated with these types of transactions.

         Anti-Tying Rules. Under federal banking law, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property of any kind, or furnishing of any service.

         Holding Company Support of Subsidiary Banks. Under Federal Reserve Board policy, Old Florida is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support these subsidiaries. This support of its subsidiary banks may be required at times when, absent such Federal Reserve Board policy, Old Florida might not otherwise be inclined to provide it. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of its subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Liability of Commonly Controlled Depository Institutions. Under the Federal Deposit Insurance Act, a depository institution insured by the Federal Deposit Insurance Corporation can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with:

                  - the "default" of a commonly controlled FDIC- insured depository institution; or

                  - any assistance provided by the FDIC to any commonly controlled depository institution in "danger of default."

For these purposes, the term "default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur without federal regulatory assistance.

REGULATION OF OLD FLORIDA BANK

         General. Old Florida Bank is an FDIC-insured Florida chartered bank that is not a member of the Federal Reserve System and therefore is subject to supervision and regulation by the FDIC and the Florida Department of Financial Services.

         Examinations and Supervision. The FDIC and the Florida Department of Financial Services regularly examine the condition and operations of Old Florida Bank, including, among other things, its capital adequacy, reserves, loans, investments, earnings, liquidity, compliance with laws and regulations, record of performance under the Community Reinvestment Act and management practices. In addition, Old Florida Bank is required to furnish quarterly and annual reports of income and condition to the FDIC and periodic reports to the Florida Department of Financial Services. The enforcement authority of the FDIC includes the power to:

                  -        impose civil money penalties;

                  -        terminate insurance coverage;

                  -        remove officers and directors;

                  - issue cease-and-desist orders to prevent unsafe or unsound practices or violations of laws or regulations; and

                  - impose additional restrictions and requirements with respect to banks that do not satisfy applicable regulatory capital requirements.

         Dividends. As noted above, the principal source of Old Florida's revenue is dividends from Old Florida Bank. Payments of dividends by Old Florida Bank is subject to banking law restrictions such as:

                  - the FDIC's authority to prevent a bank from paying dividends if such payment would constitute an unsafe or unsound banking practice or reduce the bank's capital below safe and sound levels;

                  - federal legislation which prohibits FDIC-insured depository institutions from paying dividends or making capital distributions that would cause the institution to fail to meet minimum capital requirements; and

                  - Florida banking law restrictions which require that a bank may not, without the approval the Florida Department of Financial Services, declare dividends other than from current net profits and retained net profits from the prior 2 years.

         Affiliate Transactions. As noted above, banks are subject to restrictions imposed by federal law on extensions of credit to, purchases of assets from, and certain other transactions with affiliates and on investments in stock or other securities issued by affiliates. These restrictions prevent banks from making loans to affiliates unless the loans are secured by collateral in specified amounts and have terms at least as favorable to the bank as the terms of comparable transactions between the bank and non-affiliates. Further, federal law significantly restricts extensions of credit by banks to directors, executive officers and principal shareholders and other related parties.

         Deposit Insurance. Deposits made in Old Florida Bank are insured by the Bank Insurance Fund of the FDIC to the legal maximum of $100,000 for each insured depositor. The Federal Deposit Insurance Act provides that the FDIC shall set deposit insurance assessment rates on a semi-annual basis at a level sufficient to increase the ratio of Bank Insurance Fund reserves to BIF-insured deposits to at least 1.25% over a 15-year period commencing in 1991, and to maintain that ratio. Although the established framework of risk-based insurance assessments accomplished this increase in May 1995, and the FDIC has made a substantial reduction in the assessment rate schedule, the Bank Insurance Fund insurance assessments may be increased in the future if necessary to maintain reserves at the required level.

         Federal Reserve Board Policies. The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of banks in the past and are expected to continue to do so in the future. Federal Reserve Board policies affect the levels of bank earnings on loans and investments and the levels of interest paid on bank deposits through the Federal Reserve System's open-market operations in United States government securities, regulation of the discount rate on bank borrowings from Federal Reserve Banks and regulation of non-earning reserve requirements applicable to bank deposit account balances.

         Consumer Protection Regulation: Bank Secrecy Act; USA PATRIOT Act. Other aspects of the lending and deposit businesses of Old Florida Bank the are subject to regulation by the FDIC, include disclosure requirements with respect to the payment of interest, payment and other terms of consumer and residential mortgage loans and disclosure requirements with respect to the payment of interest, payment and other terms of consumer and residential mortgage loans and disclosure of interest and fees and other terms of, and the availability of, funds for withdrawal from consumer deposit accounts. In addition, Old Florida bank is subject to federal law prohibiting certain forms of discrimination in credit transaction, and imposing certain record keeping, reporting and disclosure requirements with respect to residential mortgage loan applications. Old Florida bank is also subject to federal laws establishing certain record keeping, customer identification and reporting requirements with respect to certain large cash transactions, sales and travelers checks or other monetary instruments, and international transportation of cash or monetary instruments. In addition, under the USA PATRIOT Act of 2001, financial institutions, such as Old Florida Bank, are required to implement additional policies and procedures with respect to, or additional measures designed to address, any or all of the following matters, among others; money laundering; suspicious activities and currency transaction reporting; and currency crimes.

         Community Reinvestment Act Regulations. The Community Reinvestment Act of 1977 requires lenders to identify the communities served by the bank's offices and to identify the types of credit the bank is prepared to extend within these communities. Failure of a bank to receive at least a "satisfactory" rating could inhibit the bank or its holding company from undertaking certain activities including engaging in activities newly permitted as a financial holding company under the Gramm-Leach-Bliley Act and acquisitions of other financial institutions, which require regulatory approval based, in part, on Community Reinvestment Act compliance considerations. The Federal Reserve Board must take into account the record of performance of banks in meeting the credit needs of the entire community served, including low and moderate-income neighborhoods.

         Capital Requirements. The FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by state chartered FDIC-insured banks that are not members of the Federal Reserve System and the Federal Reserve has established substantially identical guidelines for bank holding companies. If a banking organization's capital levels fall below the minimum requirements established by these guidelines, a bank or bank holding company will be expected to develop and implement a plan acceptable to the FDIC, or the Federal Reserve, as applicable, to achieve adequate levels of capital within a reasonable period, and may be denied approval to acquire or establish additional banks or non-bank businesses, merge with other institutions or open branch facilities until those capital levels are achieved. Federal legislation requires federal bank regulators to take "prompt corrective action" with respect to insured depository institutions that fail to satisfy minimum capital requirements and imposed significant restrictions on those institutions.

         In particular, FDIC guidelines and regulations and the Federal Deposit Insurance Corporation Improvement Act of 1991 include, among other things;

         - minimum leverage capital ratios or Tier 1 capital to total ratios and other required ratios;

         - minimum capital levels measured as a percentage of a bank's risk-adjusted assets;

         - as noted above, requirements that federal banking regulators take "prompt corrective action" with respect to, and impose significant restrictions on, any bank that fails to satisfy its applicable minimum capital requirements;

         - assignment of a bank by the FDIC to one of three capital categories consisting of (1) well capitalized, (2) adequately capitalized and (3) undercapitalized, and one of three supervisory categories, which category assignments determine the bank's assessment rate;

         - restrictions on the ability of a bank to accept brokered deposits;

         - authorization of the FDIC to appoint itself as conservator or receiver for a state-chartered bank under certain circumstances and expansion of the grounds for appointment of a conservator or receiver for an insured depository institution;

         -        adoption of uniform real estate lending standards;

         - standards for safety and soundness related to, among other things, internal controls and audit systems loan documentation, credit underwritings and interest rate risk expousre;

         - restrictions on the activities and investments of state-chartered banks; and

         -        consumer protection provisions.

                                  LEGAL MATTERS

The federal income tax consequences of the merger, along with other legal matters in connection with the merger and the issuance of Old Florida common shares to former Marine shareholders, will be passed upon for Old Florida by Werner & Blank, LLC.

                                     EXPERTS

OLD FLORIDA

         The consolidated financial statements of Old Florida as of December 31, 2002 and 2001, and for each of the two years in the period ended December 31, 2002, included in this proxy statement/prospectus as Appendix F have been audited by Hacker, Johnson & Smith PA, independent auditors, as set forth in their report thereon, incorporated by reference herein. Those consolidated financial statements are included in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

MARINE

         The consolidated financial statements of Marine as of December 31, 2002 and 2001, and for each of the two years in the period ended December 31, 2002, included in this proxy statement/prospectus as Appendix G, have been audited by Porter Keadle Moore, LLP, independent auditors, as set forth in their report thereon, incorporated by reference herein. Those consolidated financial statements are included in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

REGISTRATION STATEMENT

         Old Florida has filed with the SEC a registration statement on Form S-4 to register the Old Florida common shares to be issued to Marine shareholders in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Old Florida and Marine This proxy statement/prospectus is part of that registration statement. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

         Old Florida and Marine have not authorized anyone to give any information or make any representation about the merger or our corporations that differs from, or adds to, the information in this proxy statement/prospectus or in the reports that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

         This proxy statement/prospectus is dated [ ], 2003. The information contained in this proxy statement/prospectus speaks only as of that date, unless the information specifically indicates that another date applies. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to you nor the issuance to you of Old Florida common shares will create any implication to the contrary.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                December 31, 2002

                                 by and between

                          OLD FLORIDA BANKSHARES, INC.

                                       and

                             MARINE BANCSHARES, INC.

                                TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
RECITALS...........................................................................................    1

                                     ARTICLE I Certain Definitions

1.01     Certain Definitions.......................................................................    2

                                         ARTICLE II The Merger

2.01     The Merger................................................................................    7
2.02     Effectiveness of the Merger...............................................................    8
2.03     Effective Date and Effective Time.........................................................    8

                              ARTICLE III Consideration; Exchange Procedures

3.01     Merger Consideration......................................................................    8
3.02     Rights as Shareholders, Stock Transfers...................................................    9
3.03     Fractional Shares.........................................................................    9
3.04     Exchange Procedures.......................................................................    9
3.05     Anti-Dilution Provisions..................................................................    10

                                  ARTICLE IV Actions Pending Acquisition

4.01     Forbearances of Marine....................................................................    11
4.02     Forbearances of Old Florida...............................................................    13

                                  ARTICLE V Representations and Warranties

5.01     Disclosure Schedules......................................................................    14
5.02     Standard..................................................................................    15
5.03     Representations and Warranties of Marine..................................................    15
5.04     Representations and Warranties of Old Florida.............................................    26

                                            ARTICLE VI Covenants

6.01     Reasonable Best Efforts...................................................................    37
6.02     Carry on Business in Normal Manner........................................................    37
6.03     Shareholder Approval......................................................................    37
6.04     Registration Statement....................................................................    38
6.05     Press Releases............................................................................    39
6.06     Access; Information.......................................................................    39
6.07     Acquisition Proposals.....................................................................    39

6.08     Affiliate Agreements......................................................................    40
6.09     Takeover Laws.............................................................................    40
6.10     Regulatory Applications...................................................................    41
6.11     Cooperation with Filings..................................................................    41
6.12     Indemnification...........................................................................    41
6.13     Employees; Employee Benefits; Directors...................................................    42
6.14     Notification of Certain Matters...........................................................    43
6.15     Marine Stock Options; Marine Warrants.....................................................    43
6.16     Tax Treatment.............................................................................    44
6.17     No Breaches of Representations and Warranties.............................................    44
6.18     Consents..................................................................................    44
6.19     Insurance Coverage........................................................................    44
6.20     Correction of Information.................................................................    44
6.21     Supplemental Assurances...................................................................    44
6.22     Merger of Marine National Bank and Old Florida Bank.......................................    45
6.23     Marine and Old Florida Balance Sheets.....................................................    45

                            ARTICLE VII Conditions to Consummation of the Merger

7.01     Conditions to Each Party's Obligation to Effect the Merger................................    45
7.02     Conditions to Obligation of Marine........................................................    46
7.03     Conditions to Obligation of Old Florida...................................................    47

                                       ARTICLE VIII Termination

8.01     Termination...............................................................................    48
8.02     Effect of Termination and Abandonment; Enforcement of Agreement...........................    49

                                       ARTICLE IX Miscellaneous

9.01     Survival..................................................................................    49
9.02     Waiver; Amendment.........................................................................    49
9.03     Counterparts..............................................................................    49
9.04     Governing Law.............................................................................    50
9.05     Expenses..................................................................................    50
9.06     Notices...................................................................................    50
9.07     Entire Understanding; No Third Party Beneficiaries........................................    51
9.08     Interpretation; Effect....................................................................    51
9.09     Waiver of Jury Trial......................................................................    51
9.10     Successors and Assigns....................................................................    51

EXHIBIT A    Form of Marine Affiliate Agreement

EXHIBIT B    Agreement of Merger of Old Florida Bank and Marine National Bank

         AGREEMENT AND PLAN OF MERGER, dated as of December 31, 2002 (this "Agreement"), is by and between Old Florida Bankshares, Inc. ("Old Florida") and Marine Bancshares, Inc. ("Marine").

                                    RECITALS

         A. Marine. Marine is a Florida corporation, having its principal place of business in Naples, Florida.

         B. Old Florida. Old Florida is a Florida corporation, having its principal place of business in Fort Myers, Florida.

         C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         D. Board Action. The respective Boards of Directors of each of Old Florida and Marine have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combinations provided for herein.

         E. Marine Stock Option. As a condition and inducement to Old Florida's willingness to enter into this Agreement, Marine is concurrently entering into a Stock Option Agreement with Old Florida pursuant to which Marine is granting to Old Florida the option to purchase Marine Common Stock (as defined herein) under certain circumstances (the "Stock Option Agreement").

         F. Shareholder Agreement. As a condition and inducement to Old Florida's willingness to enter into this Agreement, certain shareholders of Marine and Marine are concurrently entering into an agreement with Old Florida that provides that such shareholders will vote their shares of Marine Common Stock to approve the Merger (as defined herein).

         G. Noncompetition Agreement. As a condition and inducement to Old Florida's willingness to enter into this Agreement, certain shareholders of Marine are concurrently entering into an agreement with Old Florida that provides (effective at the Effective Time) certain covenants prohibiting those shareholders from competing with Marine and related restrictions.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

         1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

         "Affiliate" means with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first Person, including without limitation all directors and executive officers of the first Person.

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         "Bank" means Marine National Bank, a wholly-owned subsidiary of Marine.

         "Bank Merger" has the meaning set forth in Section 6.22.

         "BHCA" means the Bank Holding Company Act of 1956, as amended.

         "Business Day" means a day on which the Federal Reserve Bank of Atlanta is open for business and which is not a Saturday or Sunday.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consultants" has the meaning set forth in Section 5.03(m).

         "Costs" has the meaning set forth in Section 6.12(a).

         "Directors" has the meaning set forth in Section 5.03(m).

         "Disclosure Schedule" has the meaning set forth in Section 5.01.

         "Dissenting Shares" means any shares of Marine Common Stock held by a holder who properly demands and perfects appraisal rights with respect to such shares in accordance with applicable provisions of the FBCA.

         "Effective Date" means the date on which the Effective Time occurs.

         "Effective Time" means the effective time of the Merger, as provided for in Section 2.03.

         "Employees" has the meaning set forth in Section 5.03(m).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Exchange Agent" has the meaning set forth in Section 3.04.

         "Exchange Fund" has the meaning set forth in Section 3.04.

         "Exchange Ratio" has the meaning set forth in Section 3.01.

         "FBCA" means the Florida Business Corporation Act.

         "FFIEC" means Federal Financial Institutions Examination Committee.

         "Florida Department" means the Florida Department of State.

         "GAAP" means generally accepted accounting principles.

         "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         "Hazardous Material" has the meaning set forth in Section 5.03(p).

         "Indemnified Party" has the meaning set forth in Section 6.12(a).

         "Insurance Amount" has the meaning set forth in Section 6.12(b).

         "IRS" has the meaning set forth in Section 5.03(m).

         The term "knowledge" means, with respect to a party hereto, actual knowledge of any officer of that party or its Subsidiary with the title of not less than a senior vice president, and actual knowledge of the compliance officer or internal auditor of that party or its Subsidiary.

         "Latest Statement Date" has the meaning set forth in Section 5.03(g).

         "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

         "Marine" has the meaning set forth in the preamble to this Agreement.

         "Marine Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Marine or any of its Subsidiaries or any proposal or offer to acquire in any manner 10% or more of the outstanding shares of any class of voting securities of, or 10% or more of the assets or deposits of, Marine or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         "Marine Affiliate" has the meaning set forth in Section 6.08(a).

         "Marine Articles" means the Articles of Incorporation of Marine, as amended.

         "Marine Board" means the Board of Directors of Marine.

         "Marine Bylaws" means the bylaws of Marine, as amended.

         "Marine Common Stock" means the common stock, $.01 par value per share, of Marine.

         "Marine Compensation and Benefit Plans" has the meaning set forth in
    Section 5.03(m).

         "Marine ERISA Affiliate" has the meaning set forth in Section 5.03(m).

         "Marine ERISA Affiliate Plan" has the meaning set forth in Section 5.03(m).

         "Marine Financial Statements" has the meaning set forth in Section 5.03(g).

         "Marine Meeting" has the meaning set forth in Section 6.03.

         "Marine Pension Plan" has the meaning set forth in Section 5.03(m).

         "Marine Preferred Stock" means the preferred stock, $.01 par value per share, of Marine.

         "Marine Shareholders' Equity" means the shareholders' equity of Marine Stock, calculated in accordance with GAAP, provided that, solely for purposes of such calculation, (i) losses reflected in shareholders' equity pursuant to GAAP in Marine's available for sale investment portfolio, if any, existing as of November 30, 2002, or which result after November 30, 2002, in Marine's available for sale investment portfolio shall be disregarded, and (ii) the effect of recording any deferred tax asset on shareholders' equity shall be disregarded.

         "Marine Stock" means Marine Common Stock.

         "Marine Stock Option" and collectively "Marine Stock Options" have the meanings set forth in Section 6.15.

         "Marine Stock Option Plans" has the meaning set forth in Section 6.15.

         "Marine Warrant" and collectively "Marine Warrants" have the meanings set forth in Section 6.15.

         "Marine Warrant Agreements" have the meanings set forth in Section
6.16.

         "Material Adverse Effect" means, with respect to Old Florida or Marine, any effect that (i) is material and adverse to the financial position, results of operations or business of Old Florida and its Subsidiaries taken as a whole, or Marine and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Old Florida or Marine to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities or other changes affecting depository institutions generally, including changes in prevailing interest and deposit rates, (b) any modifications or changes to valuation policies and practices in connection with the Merger directed by Old Florida or restructuring charges taken in connection with the Merger directed by Old Florida, in each case in accordance with GAAP,
(c) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred and Previously Disclosed in connection with this Agreement or the transactions contemplated herein, and (d) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.

         "Merger" has the meaning set forth in Section 2.01.

         "Merger Consideration" has the meaning set forth in Section 2.01.

         "New Certificate" has the meaning set forth in Section 3.04.

         "OCC" means The Office of the Comptroller of the Currency.

         "Old Certificate" has the meaning set forth in Section 3.04.

         "Old Florida" has the meaning set forth in the preamble to this Agreement.

         "Old Florida Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Old Florida or any of its Subsidiaries or any proposal or offer to acquire in any manner 10% or more of the outstanding shares of any class of voting securities of, or 10% or more of the assets or deposits of, Old Florida or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         "Old Florida Articles" means the Articles of Incorporation of Old Florida, as amended.

         "Old Florida Board" means the Board of Directors of Old Florida.

         "Old Florida Bylaws" means the Bylaws of Old Florida, as amended.

         "Old Florida Common Stock" means the common stock, $.01 par value per share, of Old Florida.

         "Old Florida Compensation and Benefit Plans" has the meaning set forth in Section 5.04(m).

         "Old Florida ERISA Affiliate" has the meaning set forth in Section 5.04(m).

         "Old Florida ERISA Affiliate Plan" has the meaning set forth in Section 5.04(m).

         "Old Florida Pension Plan" has the meaning set forth in Section
5.04(m).

         "Old Florida Preferred Stock" means the preferred stock, $.01 par value per share, of Old Florida.

         "Old Florida Stock" means the Old Florida Common Stock.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

         "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

         "Proxy/Prospectus" has the meaning set forth in Section 6.04.

         "Proxy Statement" has the meaning set forth in Section 6.04.

         "Registration Statement" has the meaning set forth in Section 6.04.

         "Regulatory Authority" has the meaning set forth in Section 5.03(i).

         "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

         "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, warrants, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Statute" has the meaning set forth in Section 3.04(g).

         "Stock Option Agreement" has the meaning set forth in the preamble to this Agreement.

         "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

         "Surviving Corporation" has the meaning set forth in Section 2.01.

         "Takeover Laws" has the meaning set forth in Section 5.03 (o).

         "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

         "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

         "Treasury Stock" shall mean shares of Marine Stock held by Marine or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                   THE MERGER

         2.01 THE MERGER. At the Effective Time, Marine shall merge with and into Old Florida (the "Merger"), the separate corporate existence of Marine shall cease and Old Florida shall survive and continue to exist as a Florida corporation (Old Florida, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Old Florida may at any time prior to the Effective Time change the method (as specified in this Agreement) of effecting the Merger if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Marine Stock as provided for in this

Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of Marine's shareholders as a result of receiving the Merger Consideration,
(iii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) otherwise be a change prohibited by Section 607.1103(8) of the FBCA.

         2.02 EFFECTIVENESS OF MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Florida Department of the articles of merger in accordance with Section 607.1105 of the FBCA or such later date and time as may be set forth in such filings. The Merger shall have the effects prescribed in the FBCA.

         2.03 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the third Business Day to occur after the last of the conditions set forth in
Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Old Florida, on the last Business Day of the month in which such third Business Day occurs); provided, no such election shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

         3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

         (a) Outstanding Marine Common Stock. Each share, excluding Treasury Stock, of Marine Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and in substitution and exchange therefor, the holders shall be entitled to receive .62 of a share of Old Florida Common Stock (the "Exchange Ratio"). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05.

         (b) Treasury Stock. Each share of Marine Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         (c) Outstanding Old Florida Stock. Each share of Old Florida Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

         3.02 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Marine Common Stock shall cease to be, and shall have no rights as, shareholders of Marine, other than to receive any dividend or other distribution with respect to such Marine Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this
Article III, or appraisal rights in the case of Dissenting Shares. After the third Business Day prior to the Effective Date, there shall be no transfers on the stock transfer books of Marine or the Surviving Corporation of any shares of Marine Stock.

         3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Old Florida Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation. Old Florida shall pay to each holder of Marine Common Stock who would otherwise be entitled to a fractional share of Old Florida Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional share of Old Florida Common Stock to which the holder would be entitled by $12.50.

         3.04 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Old Florida shall deposit, or shall cause to be deposited, with Old Florida Bank (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Marine Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Old Florida Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of Marine Common Stock.

         (b) As promptly as practicable after the Effective Date, Old Florida shall send or cause to be sent to each former holder of record of shares of Marine Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the consideration set forth in this Article III. Old Florida shall cause the New Certificates into which shares of a shareholder's Marine Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Marine Common Stock (or security or an indemnity affidavit reasonably satisfactory to Old Florida and the Exchange Agent, if any Old Florida Certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

         (c) Notwithstanding the foregoing, neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Marine Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (d) No dividends or other distributions with respect to Old Florida Common Stock with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate representing shares of Marine Common Stock converted in the Merger into the right to receive shares of such Old Florida Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Old Florida Common Stock such holder had the right to receive upon surrender of the Old Certificates.

         (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Marine for six months after the Effective Time shall be paid to Old Florida. Any shareholders of Marine who have not theretofore complied with this Article III shall thereafter look only to Old Florida for payment of the shares of Old Florida Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Old Florida Common Stock deliverable in respect of each share of Marine Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         (f) Old Florida may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III of this Agreement to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any other Person.

         (g) Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any person shall perfect dissenters' rights in respect of one or more Dissenting Shares in accordance with Section 607.1320 of the FBCA (sometimes hereafter called the "Statute"), then:

                  (i) Each such Dissenting Share shall nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement; and

                  (ii) Each person perfecting such dissenter's rights shall thereafter have only such rights (and shall have such obligations) as are provided in the Statute, and unless such rights and such obligations of such person are terminated in accordance with Section 607.1320(4) of the FBCA, Old Florida shall not be required to deliver any Old Florida Common Stock or cash payments to such person in substitution for each such Dissenting Share in accordance with this Agreement.

No person entitled to relief as a dissenting shareholder shall be entitled to submit a letter of transmittal, and any letter of transmittal submitted by a dissenting shareholder shall be invalid.

         3.05 ANTI-DILUTION PROVISIONS. In the event Old Florida changes (or establishes a record date for changing) the number of shares of Old Florida Common Stock issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Old Florida Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

                                   ARTICLE IV

                           ACTIONS PENDING ACQUISITION

         4.01 FORBEARANCES OF MARINE. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Marine Disclosure Schedule, without the prior written consent of Old Florida, Marine will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Except as otherwise provided in this Section 4.01, conduct the business of Marine and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Marine's ability to perform any of its obligations under this Agreement.

         (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Marine Stock, Marine Preferred Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Marine Stock to become subject to new Marine Stock Options or Marine Warrants, other Rights or similar stock-based director or employee rights.

         (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than dividends from wholly-owned Subsidiaries to Marine, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

         (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Marine or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit, (including incentive or bonus payments) except (i) for normal individual increases in compensation to employees whose annual base salary does not exceed $40,000, made in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, or (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

         (e) Benefit Plans. Enter into, establish, adopt or amend any pension, retirement, stock option, stock warrant, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Marine or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, stock warrants, restricted stock or other compensation or benefits payable thereunder; provided that Marine may (i) take such actions in order to satisfy either applicable law or Previously Disclosed contractual obligations existing as of the date hereof or regular annual renewal of insurance contracts; and (ii) terminate its defined contribution 401(k) plan at any time before the Effective Time, with benefit distributions deferred until the Internal Revenue Service issues a favorable determination with respect to the terminating plan's tax-qualified status upon termination and with Marine and Old Florida to cooperate in good faith to apply for such approval and to agree upon associated plan termination amendments that shall, among other things, provide for the application of all assets of a terminating plan for its participants, and allow plan participants not only to receive lump-sum distributions of their benefits, but also to transfer those benefits to the tax-qualified 401(k) plan that Old Florida maintains for its employees.

         (f) Dispositions. Sell, transfer, mortgage, and encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

         (g) Acquisitions; Reorganizations. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity; or merge or consolidate with any other Person or otherwise reorganize.

         (h) Governing Documents. Amend the Marine Articles, Marine Bylaws or the articles of incorporation, articles of association or bylaws (or similar governing documents) of any of Marine's Subsidiaries.

         (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

         (j) Contracts. Enter into or terminate any contract requiring the payment or receipt of $5,000 or more in any 12 month period or amend or modify in any material respect any of its existing material contracts, other than loans and contracts of deposit made by the Bank. Old Florida will not unreasonably withhold its consent to a request by Marine for Marine to enter into, terminate, amend or modify such a contract.

         (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Marine and its Subsidiaries, taken as a whole.

         (l) Adverse Actions. (a) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (b) take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

         (m) Risk Management. Except pursuant to applicable law or regulation, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         (n) Indebtedness. Incur any indebtedness for borrowed money or incur any material obligation or liability other than in the ordinary course of business.

         (o) Capital Expenditures. Make any capital expenditures in excess of $15,000 in the aggregate or for any item in excess of $5,000.

         (p) Maintenance of Insurance. Fail to maintain insurance described in Section 5.03(t).

         (q) Maintenance of Property. Fail to maintain its property and facilities in their present condition and working order, ordinary wear and tear excepted.

         (r)      Commitments. Agree or commit to do any of the foregoing.

         4.02 FORBEARANCES OF OLD FLORIDA. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Marine, Old Florida will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Except as otherwise provided in this Section 4.02, conduct the business of Old Florida and its Subsidiaries other than in the ordinary and usual course, provided that so long as no approval is required from any Regulatory Authority Old Florida and its Subsidiaries may enter into new lines of business, or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Old Florida's ability to perform any of its obligations under this Agreement.

         (b) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than dividends from wholly-owned Subsidiaries to Old Florida, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

         (c) Dispositions. Sell, transfer, mortgage, and encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

         (d) Acquisitions; Reorganizations. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity; or merge or consolidate with any other Person or otherwise reorganize.

         (e) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

         (f) Adverse Actions. (a) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (b) take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

         (g) Risk Management. Except pursuant to applicable law or regulation, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         (h) Maintenance of Insurance. Fail to maintain insurance described in Section 5.04(t).

         (i) Maintenance of Property. Fail to maintain its property and facilities in their present condition and working order, ordinary wear and tear excepted.

         (j)      Commitments. Agree or commit to do any of the foregoing.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, Marine and Old Florida have each delivered to the other a schedule (its "Disclosure Schedule") setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 as to Marine and Section
5.04 as to Old Florida, or to one or more of its covenants contained in Article IV and Article VI; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. Marine's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on Marine arising solely from actions taken in compliance with a written request of Old Florida.

         5.02 STANDARD. No representation or warranty of Marine or Old Florida contained in Section 5.03 or 5.04 (other than those paragraphs for which this standard shall not apply) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such breach of representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect. The standard set forth in this Section 5.02 shall not apply to paragraphs (a), (b), (c), (d) or
(g)(i), (g)(ii), or (g)(iii)(B) of Section 5.03 or paragraphs (a), (b), (c),
(d), or (g)(i), (g)(ii), or (g)(iii)(B) of Section 5.04.

         5.03     REPRESENTATIONS AND WARRANTIES OF MARINE. Subject to Sections
5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Marine hereby represents and warrants to Old Florida:

         (a) Organization, Standing and Authority. Marine is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Marine is registered as a bank holding company under the BHCA. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. As a national bank, Bank is qualified to do business where it does business. Marine has delivered to Old Florida accurate and complete copies of the Marine Articles and Marine Bylaws and the Bank's articles of association and bylaws.

         (b) Capital Structure of Marine. The authorized capital stock of Marine consists solely of 10,000,000 shares of Marine Common Stock, of which 1,150,000 shares are outstanding, and 2,000,000 shares of Marine Preferred Stock, none of which are outstanding. The outstanding shares of Marine Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. Except as Previously Disclosed in its Disclosure Schedule, (i) there are no shares of Marine Common Stock or Marine Preferred Stock authorized and reserved for issuance, (ii) Marine has no Rights issued or outstanding with respect to Marine Common Stock or Marine Preferred Stock, and (iii) Marine has no commitment to authorize, issue or sell any Marine Common Stock, Marine Preferred Stock or Rights, except pursuant to this Agreement. All Marine Common Stock has been issued in full compliance with all applicable federal and state securities laws.

         (c) Subsidiaries. (i)(A) Marine has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, Marine owns, of record and beneficially, all the issued and outstanding equity securities of each of its Subsidiaries, (C) except as Previously Disclosed, no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) except as Previously Disclosed, there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to Marine or its wholly-owned Subsidiaries), (E) except as Previously Disclosed, there are no contracts, commitments, understandings, or arrangements relating to Marine's rights to vote or to dispose of such securities and (F) except as Previously Disclosed, all the equity securities of each Subsidiary held by Marine or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by Marine or its Subsidiaries free and clear of any Liens.

                  (ii) Marine does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

                  (iii) Each of Marine's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (d) Corporate Power; Authorized and Effective Agreement. Each of Marine and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Marine has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement.

         (e) Corporate Authority. The Stock Option Agreement and, subject to receipt of the requisite adoption of this Agreement by the holders of a majority of the shares of Marine Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, and the transactions contemplated thereby have been authorized by all necessary corporate action of Marine and the Marine Board prior to the date hereof. This Agreement and the Stock Option Agreement are the valid and legally binding obligations of Marine, enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

         (f) Regulatory Filings; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Marine or any of its Subsidiaries in connection with the execution, delivery or performance by Marine of this Agreement or to consummate the Merger except for (A) filings of applications and notices, as applicable, with and the approval of certain federal and state banking authorities, (B) filings with the SEC and state securities authorities, and (C) the filing of the articles of merger with the Florida Department pursuant to the FBCA. As of the date hereof, Marine is not aware of (A) any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b), or (B) any reason why Regulatory Authority approval will not be provided for the Bank Merger.

                  (ii) Subject to receipt of the regulatory and shareholder approvals referred to above and expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Marine or of any of its Subsidiaries or to which Marine or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Marine Articles or the Marine Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g) Financial Statements and Reports; Material Adverse Effect. (i) The consolidated balance sheets of Marine as of December 31, 2001 and 2000 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the three (3) years in the period ended December 31, 2001 (the "Latest Statement Date"), certified by Porter Keadle Moore LLP for the one (1) year in the period ended December 31, 2001, and by Hill, Barth & King, Inc., for the two (2) years in the period ended December 31, 2000, copies of which have been furnished by Marine to Old Florida, the unaudited balance sheets of Marine (parent-only) and the Bank as of September 30, 2002, and the related statements of income and shareholders equity of Marine and the statement of income of the Bank for the nine (9) months then ended, accurate and complete copies of which have been furnished by Marine to Old Florida, in the form prepared for Marine's internal use, the Consolidated Report of Condition and Income of the Bank as of and for the nine (9) months ended September 30, 2002, and the FR Y-9SP Report for the six (6) months ended June 30, 2002, and the year ended December 31, 2001, as filed with the Federal Reserve Bank, accurate and complete copies of which have been furnished by Marine to Old Florida (collectively the "Marine Financial Statements"), have been prepared in accordance with GAAP in effect at the time as utilized in the Marine Financial Statements applied on a consistent basis except for the effect of the requirements of any Regulatory Authority in reporting such information, and present fairly in all material respects the consolidated financial condition of Marine or the Bank at the dates, and the consolidated results of operations and cash flows for the periods, stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, which management of Marine believes necessary for a fair presentation of such financial information, have been made.

                  (ii) Since September 30, 2002, Marine and its Subsidiaries have not incurred any material liability not disclosed in Marine's Financial Statements, other than in the ordinary course of business consistent with past practice.

                  (iii) Since September 30, 2002, except as disclosed in the Marine Financial Statements, (A) Marine and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Marine.

         (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Marine or any of its Subsidiaries and, to Marine's knowledge, no such litigation, claim or other proceeding has been threatened.

         (i)      Regulatory Matters.

                  (i) Neither Marine nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the Federal Reserve System, the FDIC and the Florida Department of Banking and Finance) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

                  (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (j)      Compliance with Laws. Each of Marine and its Subsidiaries:

                  (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Marine's knowledge, no suspension or cancellation of any of them is threatened; and

                  (iii) has received no notification or communication from any Governmental Authority (A) asserting that Marine or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Marine's knowledge, do any grounds for any of the foregoing exist).

         (k) Material Contracts; Defaults. Except for this Agreement and as Previously Disclosed, neither Marine nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision) or (iii) constitutes a power of attorney. Neither Marine nor any of its Subsidiaries, nor any other party to such contracts, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (l) No Brokers. No action has been taken by Marine that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

         (m) Employee Benefit Plans. (i) Section 5.03(m)(i) of Marine's Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Marine Pension Plans), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, "welfare plans" within the meaning of Section 3(1) of ERISA), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (a) Marine or any of its Subsidiaries and in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") officer or former officer (the "Officers"), or director or former director (the "Directors") of Marine or any of its Subsidiaries participates or to which any such Employees, Consultants, Officers or Directors either participate or are a party or (b) any Marine ERISA Affiliate (collectively, the "Marine Compensation and Benefit Plans"). Neither Marine nor any of its Subsidiaries has any commitment to create any additional Marine Compensation and Benefit Plan or to modify or change any existing Marine Compensation and Benefit Plan, except as otherwise contemplated by Section 4.01(e) of this Agreement.

                  (ii) Each Marine Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Marine Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Marine Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS"), and Marine is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Marine, threatened legal action, suit or claim relating to the Marine Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Marine nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Marine Compensation and Benefit Plan that would reasonably be expected to subject Marine or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                  (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Marine or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a "Marine ERISA Affiliate") which is considered one employer with Marine under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a "Marine ERISA Affiliate Plan"). None of Marine, any of its Subsidiaries or any Marine ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Marine Compensation and Benefit Plan or by any Marine ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Marine Pension Plan or Marine ERISA Affiliate Plan and, to Marine's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Marine, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Marine Compensation and Benefit Plan. Under each Marine Pension Plan and Marine ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Marine Pension Plan or Marine ERISA

Affiliate Plan), did not exceed the then current value of the assets of such Marine Pension Plan or Marine ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Marine Pension Plan or Marine ERISA Affiliate Plan nor any amendment or other change to such Marine Pension Plan or Marine ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

                  (iv) All contributions required to be made under the terms of any Marine Compensation and Benefit Plan or Marine ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Marine or any of its Subsidiaries is a party have been timely made or have been reflected on Marine's financial statements. Neither any Marine Pension Plan nor any Marine ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Marine Pension Plan or Marine ERISA Affiliate Plan have been made on or before their due dates. None of Marine, any of its Subsidiaries or any Marine ERISA Affiliate
(x) has provided, or would reasonably be expected to be required to provide, security to any Marine Pension Plan or to any Marine ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

                  (v) Neither Marine nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Marine Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to Employees by Marine or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                  (vi) Marine and its Subsidiaries do not maintain any Marine Compensation and Benefit Plans covering foreign Employees.

                  (vii) With respect to each Marine Compensation and Benefit Plan, if applicable, Marine has provided or made available to Old Florida, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC within the past year (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310, Form 5310A, Form 5300, or Form 5330 filed within the past year with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                  (viii) Except as disclosed on Section 5.03(m)(viii) of Marine's Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Marine Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Marine Compensation and Benefit Plan.

                  (ix) Except as disclosed on Section 5.03(m)(ix) of Marine's Disclosure Schedule, neither Marine nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                  (x) Except as disclosed on Section 5.03(m)(x) of Marine's Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Old Florida, Marine or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code) of Marine on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         (n) Labor Matters. Neither Marine nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Marine or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Marine or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Marine's knowledge, threatened, nor is Marine aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

         (o) Takeover Laws. Marine has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws") applicable to it, including, without limitation, the State of Florida.

         (p)      Environmental Matters.

         (i) Marine has not caused or permitted, and no claim exists regarding the environmental condition of the property or the generation, manufacture, use or handling or the release or presence of, any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Marine or adjacent to any properties so owned or leased, and has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Marine.

                  (ii) Neither Marine nor any of its officers, directors, employees or agents, in the course of such individual's employment by Marine, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern whose business relates in any way to the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material, nor has Marine foreclosed on any property on which there is a threatened release of any Hazardous Material, or on which there has been such a release and full remediation has not been completed, or any property on which contained (not released) Hazardous Material is or was located.

                  (iii) Neither Marine, nor any of its officers, directors, employees, or agents, is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Marine holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

                  (iv) The term "HAZARDOUS MATERIAL" means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material's investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of "hazardous substances" under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, "hazardous wastes" within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6921, any petroleum product, including any fraction of petroleum, or any asbestos containing materials. However, the term "HAZARDOUS MATERIAL" shall not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices).

         (q) Marine Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Marine and its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have not been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, and no such examination has been threatened (iv) except for Tax Returns for fiscal years ended on or after December 31, 1998, the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Marine or its Subsidiaries. Marine has made or will make available to Old Florida true and correct copies of the United States federal income Tax Returns filed by Marine and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2001. Neither Marine nor any of its Subsidiaries has any liability with respect to Taxes that accrued on or before the end of the most recent period covered by the Marine Financial Statements in excess of the amounts accrued with respect thereto that are reflected in the Marine Financial Statements. As of the date hereof, neither Marine nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Marine and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no Liens for Taxes upon the assets of Marine or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable. Neither Marine nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Neither Marine nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code. Neither Marine nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Marine is or was the common parent corporation.

                  (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

                  (iii) Marine and its Subsidiaries will not be liable for any taxes as a result of the transfer contemplated by this Agreement.

         (r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Marine's own account, or for the account of one or more of Marine's Subsidiaries or their customers (all of which are listed on Marine's Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Marine or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Marine nor its Subsidiaries, nor to Marine's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         (s) Books and Records. The books and records of Marine and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

         (t) Insurance. Marine's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Marine or its Subsidiaries and a description of all claims filed against the insurers of Marine and its Subsidiaries since December 31, 2000. Marine and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Marine reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Marine and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (u) Marine Disclosure. The representations and warranties contained in this Section 5.03, the Marine Disclosure Schedule, and the other written materials furnished by Marine to Old Florida pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading in light of the circumstances under which such statements were made.

         (v) Material Adverse Change. Marine has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since September 30, 2002.

         (w) Absence of Undisclosed Liabilities. Neither Marine nor any of its Subsidiaries has any liability (contingent or otherwise), except as disclosed in the Marine Financial Statements and except for liabilities and obligations incurred since the Last Statement Date in the ordinary course of business.

         (x) Properties. Marine and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the Marine Financial Statements as being owned by Marine as of September 30, 2002 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Marine or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Marine or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Marine's knowledge, the lessor. All of the assets of Marine and its Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted, and are adequate to conduct the business of Marine and its Subsidiaries as those businesses are presently being conducted.

         (y) Loans. Subject to adequate provision having been made specifically in the allowance for loan losses reflected in the Marine Financial Statements for any loan that does not meet the following standards, each loan reflected as an asset in the Marine Financial Statements as of December 31, 2001 and each balance sheet date subsequent thereto, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interest which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, the Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 10% shareholder of Marine or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Bank and that are subject either to Section 22(b) of the Federal Reserve Act, as amended, or to 12 C.F.R. Section 563.43, comply therewith.

         (z) Allowance for Loan Losses. The allowance for loan losses reflected in the Marine Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP.

         (aa) Repurchase Agreements. With respect to all agreements pursuant to which Marine or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Marine or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         (bb) Deposit Insurance. The deposits of Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and Bank has paid all assessments and filed all reports required by the FDIA.

         5.04 REPRESENTATIONS AND WARRANTIES OF OLD FLORIDA. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule, if any, corresponding to the relevant paragraph below, Old Florida hereby represents and warrants to Marine as follows:

         (a) Organization, Standing and Authority. Old Florida is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Old Florida is duly qualified to do business and is in good standing in the State of Florida and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Old Florida is registered as a financial holding company under the BHCA. Old Florida Bank is a state chartered bank duly organized, validly existing and in good standing under the Florida Statutes. Old Florida Bank is qualified to do business in Florida and in each other state, if any, where it does business. Old Florida has delivered to

Marine accurate and complete copies of the Old Florida Articles and Bylaws and Old Florida Bank's articles of incorporation and bylaws.

         (b) Old Florida Stock. (i) As of the date of this Agreement, the authorized capital stock of Old Florida consists of 5,000,000 shares of Old Florida Common Stock, of which 1,216,595 shares are outstanding, and 1,000,000 shares of Old Florida Preferred Stock, none of which are outstanding as of the date of this Agreement. As of the date hereof, except as set forth in its Disclosure Schedule, Old Florida does not have any Rights issued or outstanding with respect to Old Florida Common Stock and Old Florida does not have any commitment to authorize, issue or sell any Old Florida Common Stock, Old Florida Preferred Stock, or Rights, except pursuant to this Agreement. The outstanding shares of Old Florida Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. All Old Florida Common Stock has been issued in full compliance with all applicable federal and state securities laws.

                  (ii) The shares of Old Florida Common Stock to be issued in exchange for shares of Marine Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

         (c) Subsidiaries. (i)(A) Old Florida has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, Old Florida owns, of record and beneficially, all the issued and outstanding equity securities of each of its Subsidiaries, (C) except as Previously Disclosed, no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) except as Previously Disclosed, there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to Old Florida or its wholly-owned Subsidiaries), (E) except as Previously Disclosed, there are no contracts, commitments, understandings, or arrangements relating to Old Florida's rights to vote or to dispose of such securities and (F) except as Previously Disclosed, all the equity securities of each Subsidiary held by Old Florida or its Subsidiaries are fully paid and nonassessable (except pursuant to Sections 658.82 and 658.83 of the Florida Statutes) and are owned by Old Florida or its Subsidiaries free and clear of any Liens.

                  (ii) Old Florida does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

                  (iii) Each of Old Florida's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (d) Corporate Power. Each of Old Florida and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Old Florida has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         (e) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Old Florida and the Old Florida Board prior to the date hereof and no shareholder approval is required on the part of Old Florida. This Agreement is a valid and legally binding agreement of Old Florida, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors rights or by general equity principles).

         (f) Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Old Florida or any of its Subsidiaries in connection with the execution, delivery or performance by Old Florida of this Agreement or to consummate the Merger except for (A) the filing of applications or notices, as applicable, with and the approval of certain federal and state banking authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the articles of merger with the Florida Department pursuant to the FBCA; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Old Florida Common Stock in the Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Old Florida is not aware of (A) any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b) or (B) any reason why Regulatory Authority approval will not be provided for the Bank Merger.

                  (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Old Florida or of any of its Subsidiaries or to which Old Florida or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Old Florida Articles or Old Florida Bylaws or similar governing documents of Old Florida or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g) Financial Statements and Reports, Material Adverse Effect. (i) The consolidated balance sheets of Old Florida as of December 31, 2001 and 2000 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the three (3) years in the period ended December 31, 2001, certified by Hacker, Johnson & Smith PA, accurate and complete copies of which have been furnished by Old Florida to Marine, the unaudited balance sheets of Old Florida (parent-only) and the Bank as of September 30, 2002 and the related statements of income and shareholders equity of Old Florida and the statement of income of the Bank for the nine (9) months then ended, accurate and complete copies of which have been furnished by Old Florida to Marine, in the form prepared for Old Florida's internal use, the Consolidated Report of Condition and Income of Old Florida Bank as of and for the nine (9) months ended September 30, 2002, and the FR Y-9SP Report for the six (6) months ended June 30, 2002, and the year ended December 2001, as filed with the Federal Reserve Bank, accurate and complete copies of which have been furnished by Old Florida to Marine (collectively the Old Florida Financial Statements"), have been prepared in accordance with GAAP in effect at the time as utilized in the Old Florida Financial Statements applied on a consistent basis, except for the requirements of any Regulatory Authority in reporting such information, and present fairly in all material respects the consolidated financial condition of Old Florida or the Bank at the dates, and the consolidated results of operations and cash flows for the periods stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, which management of Old Florida believes necessary for a fail presentation of such financial information, have been made.

                  (ii) Since September 30, 2002, Old Florida and it Subsidiaries have not incurred any material liability not disclosed in Old Florida's Financial Statements, other than in the ordinary course of business consistent with past practice.

                  (iii) Since September 30, 2002, except as disclosed in the Old Florida Financial Statements, (A) Old Florida and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Old Florida.

         (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Old Florida or any of its Subsidiaries and, to Old Florida's knowledge, no such litigation, claim or other proceeding has been threatened.

         (i)      Regulatory Matters.

                  (i) Neither Old Florida nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

                  (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (j)      Compliance with Laws. Each of Old Florida and its
Subsidiaries:

                  (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Old Florida's knowledge, no suspension or cancellation of any of them is threatened; and

                  (iii) has received no notification or communication from any Governmental Authority (A) asserting that Old Florida or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Old Florida's knowledge, do any grounds for any of the foregoing exist).

         (k) Material Contracts; Defaults. Except for this Agreement and as Previously Disclosed, neither Old Florida nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision) or (iii) constitutes a power of attorney. Neither Old Florida nor any of its Subsidiaries, nor any other party to such contracts, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (l) Brokerage and Finder's Fees. Except for the engagement of Austin Associates, LLC, no action has been taken by Old Florida that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

         (m) Employee Benefit Plans. (i) Section 5.04(m)(i) of Old Florida's Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Old Florida Pension Plans), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, "welfare plans" within the meaning of Section 3(1) of ERISA), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (a) Old Florida or any of its Subsidiaries and in which any Employees, Consultants or Directors of Old Florida or any of its Subsidiaries participates or to which any such Employees, Consultants, Officers or Directors either participate or are a party or (b) any Old Florida ERISA Affiliate (collectively, the "Old Florida Compensation and Benefit Plans"). Neither Old Florida nor any of its Subsidiaries has any commitment to create any additional Old Florida Compensation and Benefit Plan or to modify or change any existing Old Florida Compensation and Benefit Plan, except as otherwise contemplated by Section 5.01(e) of this Agreement.

                  (ii) Each Old Florida Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Old Florida Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (an "Old Florida Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Old Florida Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and Old Florida is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Old Florida, threatened legal action, suit or claim relating to the Old Florida Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Old Florida nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Old Florida Compensation and Benefit Plan that would reasonably be expected to subject Old Florida or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                  (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Old Florida or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "Old Florida ERISA Affiliate") which is considered one employer with Old Florida under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "Old Florida ERISA Affiliate Plan"). None of Old Florida, any of its Subsidiaries or any Old Florida ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Old Florida Compensation and Benefit Plan or by any Old Florida ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Old Florida Pension Plan or Old Florida ERISA Affiliate Plan and, to Old Florida's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Old Florida, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Old Florida Compensation and Benefit Plan. Under each Old Florida Pension Plan and Old Florida ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Old Florida Pension Plan or Old Florida ERISA Affiliate Plan), did not exceed the then current value of the assets of such Old Florida Pension Plan or Old Florida ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Old Florida Pension Plan or Old Florida ERISA Affiliate Plan nor any amendment or other change to such Old Florida Pension Plan or Old Florida ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

                  (iv) All contributions required to be made under the terms of any Old Florida Compensation and Benefit Plan or Old Florida ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Old Florida or any of its Subsidiaries is a party have been timely made or have been reflected on Old Florida's financial statements. Neither any Old Florida Pension Plan nor any Old Florida ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Old Florida Pension Plan or Old Florida ERISA Affiliate Plan have been made on or before their due dates. None of Old Florida, any of its Subsidiaries or any Old Florida ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Old Florida Pension Plan or to any Old Florida ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

                  (v) Neither Old Florida nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Old Florida Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to Employees by Old Florida or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                  (vi) Old Florida and its Subsidiaries do not maintain any Old Florida Compensation and Benefit Plans covering foreign Employees.

                  (vii) With respect to each Old Florida Compensation and Benefit Plan, if applicable, Old Florida has provided or made available to Marine, true and complete copies of existing: (A) Old Florida Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC within the past year (other than for premium payments); (G) most recent determination letter issued by the IRS;
(H) any Form 5310, Form 5310A, Form 5300, or Form 5330 filed within the past year with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                  (viii) Except as disclosed on Section 5.03(m)(ix) of Old Florida's Disclosure Schedule, neither Old Florida nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

         (n) Labor Matters. Neither Old Florida nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Old Florida or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Old Florida or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Old Florida's knowledge, threatened, nor is Old Florida aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

         (o) Takeover Laws. Old Florida has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Old Florida.

         (p)      Environmental Matters.

                  (i) Old Florida has not caused or permitted, and no claim exists regarding the environmental condition of the property or the generation, manufacture, use or handling or the release or presence of, any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Old Florida or adjacent to any properties so owned or leased, and has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Old Florida.

                  (ii) Neither Old Florida nor any of its officers, directors, employees or agents, in the course of such individual's employment by Old Florida, has given advice with respect to, or participated in any respect in, the management or operation of any entity or transfer, production, use or processing of Hazardous Material, nor has Old Florida foreclosed on any property on which there is a threatened release of any Hazardous Material, or on which there has been such a release and full remediation has not been completed, or any property on which contained (not released) Hazardous Material is or was located.

                  (iii) Neither Old Florida, nor any of its officers, directors, employees, or agents, is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Old Florida holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

         (q) Old Florida Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Old Florida and its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete
(ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have not been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, and no such examination has been threatened (iv) except for Tax Returns for fiscal years ended on or after December 31, 1998, the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Old Florida or its Subsidiaries. Old Florida has made or will make available to Marine true and correct copies of the United States federal income Tax Returns filed by Old Florida and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2001. Neither Old Florida nor any of its Subsidiaries has any liability with respect to Taxes that accrued on or before the end of the most recent period covered by the Old Florida Financial Statements in excess of the amounts accrued with respect thereto that are reflected in the Old Florida Financial Statements. As of the date hereof, neither Old Florida nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Old Florida and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no Liens for Taxes upon the assets of Old Florida or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable. Neither Old Florida nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Neither Old Florida nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of

"excess parachute payments" within the meaning of Section 280G of the Code. Neither Old Florida nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Old Florida is or was the common parent corporation.

         (r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Old Florida's own account, or for the account of one or more of Old Florida's Subsidiaries or their customers (all of which are listed on Old Florida's Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Old Florida or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Old Florida nor its Subsidiaries, nor to Old Florida's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         (s) Books and Records. The books and records of Old Florida and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

         (t) Insurance. Old Florida's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Old Florida or its Subsidiaries and a description of all claims filed against the insurers of Old Florida and its Subsidiaries since December 31, 2000. Old Florida and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Old Florida reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Old Florida and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (u) Old Florida Disclosure. The representations and warranties contained in this Section 5.04, the Old Florida Disclosure Schedule, and the other written materials furnished by Old Florida to Marine pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading in light of the circumstances under which such statements were made.

         (v) Material Adverse Change. Old Florida has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since September 30, 2002.

         (w) Absence of Undisclosed Liabilities. Neither Old Florida nor any of its Subsidiaries has any liability (contingent or otherwise), except as disclosed in the Old Florida Financial Statements and except for liabilities and obligations incurred since the Last Statement Date in the ordinary course of business.

         (x) Properties. Old Florida and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the Old Florida Financial Statements as being owned by Old Florida as of September 30, 2002 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Old Florida or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Old Florida or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Old Florida's knowledge, the lessor. All of the assets of Old Florida and its Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted, and are adequate to conduct the business of Old Florida and its Subsidiaries as those businesses are presently being conducted.

         (y) Loans. Subject to adequate provision having been made specifically in the allowance for loan losses reflected in the Old Florida Financial Statements for any loan that does not meet the following standards, each loan reflected as an asset in the Old Florida Financial Statements as of December 31, 2001 and each balance sheet date subsequent thereto, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interest which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, the Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 10% shareholder of Old Florida or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Bank and that are subject either to
Section 22(b) of the Federal Reserve Act, as amended, or to 12 C.F.R. Section 563.43, comply therewith.

         (z) Allowance for Loan Losses. The allowance for loan losses reflected in the Old Florida Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP.

         (aa) Repurchase Agreements. With respect to all agreements pursuant to which Old Florida or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Old Florida or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         (bb) Deposit Insurance. The deposits of Old Florida Bank are insured by the FDIC in accordance with the FDIA, and Old Florida Bank has paid all assessments and filed all reports required by the FDIA.

                                   ARTICLE VI

                                    COVENANTS

         6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of Marine and Old Florida agrees to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

         6.02 CARRY ON BUSINESS IN NORMAL MANNER. From the date of this Agreement to the Effective Date, Marine shall carry on its business in substantially the same manner as heretofore and, without the written consent of Old Florida, Marine shall not (a) do any of the things which it represents and warrants herein have not been done since September 30, 2002 or the date hereof, as the case may be, except as necessary to carry out this Agreement on the part of Marine; (b) engage in any transaction which would be inconsistent with any other representation or warranty of Marine set forth herein or which would cause a breach of any such representation or warranty if made at or immediately following such transaction; or (c) engage in any lending activities other than in the ordinary course of business. Not less than twenty-four (24) hours prior thereto, Marine shall send to Old Florida via facsimile transmission a copy of all loan presentations to be made to Marine's Board and all other proposals for loans in excess of $ 500,000 to enable one of Old Florida's senior loan officers to review, comment and make reasonable recommendations to Marine with respect to such loan presentations within twenty-four (24) hours of receipt of such materials. Marine shall consult with Old Florida prior to (x) hiring any full-time officer and (y) purchasing any investment securities in an amount exceeding $ 1,000,000 per transaction. Marine will use its reasonable best efforts to keep its business organizations intact, to keep available the services of present employees, and to preserve the goodwill of customers, suppliers, and others having business relations with them.

         6.03 SHAREHOLDER APPROVAL. Marine agrees to take, in accordance with applicable law and the Marine Articles and Marine Bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by Marine's shareholders for consummation of the Merger (including any adjournment or postponement, the "Marine Meeting"), as promptly as practicable after the Registration Statement is declared effective. The Marine Board shall recommend that its shareholders adopt this Agreement at the Marine Meeting unless otherwise necessary under the applicable fiduciary duties of the Marine Board, as determined by the Marine Board in good faith after consultation with and based upon advice of its legal counsel.

         6.04 REGISTRATION STATEMENT. (a) Old Florida agrees to prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-4 (the "Registration Statement") to be filed by Old Florida with the SEC in connection with the issuance of Old Florida Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Marine constituting a part thereof (the "Proxy Statement") and all related documents). Marine agrees to cooperate, and to cause its Subsidiaries to cooperate, with Old Florida, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Marine and its Subsidiaries have cooperated as required above, Old Florida agrees to file the Proxy Statement and the Registration Statement (together, the "Proxy/Prospectus") with the SEC as promptly as reasonably practicable. Each of Marine and Old Florida agrees to use all reasonable efforts to cause the Proxy/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Old Florida also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Marine agrees to furnish to Old Florida all information concerning Marine, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

         (b) Each of Marine and Old Florida agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Marine shareholders and at the time of the Marine Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Marine and Old Florida further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

         (c) Old Florida agrees to advise Marine, promptly after Old Florida receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Old Florida Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.05 PRESS RELEASES. Each of Marine and Old Florida agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation.

         6.06 ACCESS; INFORMATION. (a) Each of Marine and Old Florida agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

         (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or other sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         (c) During the period from the date of this Agreement to the Effective Time, Marine shall promptly furnish Old Florida with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

         6.07 ACQUISITION PROPOSALS. (a) Marine agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Marine Acquisition Proposal, subject to the extent that the Marine Board determines in good faith, after consultations with independent legal counsel that it is required by its fiduciary duties to do so. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Old Florida with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to a Marine Acquisition Proposal. Marine shall promptly (within 24 hours) advise Old Florida following the receipt by Marine of any Marine Acquisition Proposal and the substance thereof (including the identity of the person making such Marine Acquisition Proposal), and advise Old Florida of any material developments with respect to such Marine Acquisition Proposal immediately upon the occurrence thereof.

         (b) Old Florida agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Old Florida Acquisition Proposal, subject to the extent that the Old Florida Board determines in good faith, after consultations with independent legal counsel that it is required by its fiduciary duties to do so. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Marine with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Old Florida Acquisition Proposal. Old Florida shall promptly (within 24 hours) advise Marine following the receipt by Old Florida of any Old Florida Acquisition Proposal and the substance thereof (including the identity of the person making such Old Florida Acquisition Proposal), and advise Marine of any material developments with respect to such Old Florida Acquisition Proposal immediately upon the occurrence thereof.

         6.08 AFFILIATE AGREEMENTS. In the Marine Disclosure Schedule and not later than the 15th day prior to the mailing of the Proxy Statement, Marine shall deliver to Old Florida a schedule of each person that is or is reasonably likely to be, as of the date of the Marine Meeting, deemed to be an "affiliate" of Marine (each, a "Marine Affiliate") as that term is used in Rule 145 under the Securities Act. Marine shall use its reasonable best efforts to cause each person who may be deemed to be a Marine Affiliate (who has not executed and delivered to Old Florida concurrently with the execution of this Agreement) to execute and deliver to Marine on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A.

         6.09 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.10. REGULATORY APPLICATIONS. Old Florida and Marine and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Old Florida and Marine shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         6.11. COOPERATION WITH FILINGS. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         6.12 INDEMNIFICATION. (a) Following the Effective Date, Old Florida shall indemnify, defend and hold harmless the present directors, officers and employees of Marine and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Marine is permitted to indemnify (and advance expenses to) its directors, officers, and employees under the laws of the State of Florida, the Marine Articles and the Marine Bylaws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under Florida law, the Marine Articles and the Marine Bylaws shall be made by independent counsel (which shall not be counsel that provides material services to Old Florida) selected by Old Florida and reasonably acceptable to such officer, director or employee.

         (b) For a period of three years from the Effective Time, Old Florida shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Marine or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that Old Florida may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; provided, however that in no event shall Old Florida be required to expend more than 200 percent of the current amount expended by Marine (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further that if Old Florida is unable to maintain or obtain the insurance called for by this Section 6.12(b), Old Florida shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of Marine or any Subsidiary may be required to make application and provide customary representations and warranties to Old Florida's insurance carrier for the purpose of obtaining such insurance.

         (c)      Any Indemnified Party wishing to claim indemnification under
Section 6.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Old Florida thereof; provided that the failure so to notify shall not affect the obligations of Old Florida under Section 6.12(a) unless and to the extent that Old Florida is actually prejudiced as a result of such failure.

         (d) If Old Florida or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Old Florida shall assume the obligations set forth in this Section 6.12.

         6.13 EMPLOYEES; EMPLOYEE BENEFITS; DIRECTORS (a) As soon as administratively practicable after the Effective Time, Old Florida shall take all reasonable action so that employees of Marine and the Marine Subsidiaries shall be entitled to participate in the Old Florida Compensation and Benefit Plans of general applicability to the same extent as similarly situated employees of Old Florida and its Subsidiaries (it being understood that inclusion of the employees of the Marine and its Subsidiaries in the Old Florida Compensation and Benefit Plans may occur at different times with respect to different plans). For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Old Florida Compensation and Benefit Plans, Old Florida and the Old Florida Compensation and Benefit Plans shall recognize years of service with Marine, any Marine Subsidiary or any predecessor thereof or entity acquired by Marine or a Marine Subsidiary as such service is recognized by and reflected on the records of Marine and the Marine Compensation and Benefit Plans. Old Florida and the Old Florida Compensation and Benefit Plans shall provide employees of Marine and Marine Subsidiaries with full credit for copayment, deductible amounts and out-of-pocket maximums under any Marine Compensation and Benefit Plans paid by such employees prior to the Effective Time and shall not apply any preexisting condition, waiting period or other similar limitations to such employees, except to the extent that any of the same is applicable to employees of Old Florida and its Subsidiaries.

         (b) All employees of Marine or a Marine Subsidiary as of the Effective Time shall become employees of Old Florida or an Old Florida Subsidiary as of the Effective Time, provided that Old Florida or the Old Florida Subsidiary shall have no obligation to continue the employment of any such person and nothing contained in this Agreement shall give any employee of Marine or any Marine Subsidiary a right to continuing employment with Old Florida or an Old Florida Subsidiary after the Effective Time.

         (c) Following the Effective Time, Old Florida shall, and shall cause its appropriate Subsidiaries to, honor in accordance with their terms the employment agreements and change-in-control agreements which have been Previously Disclosed by Marine to Old Florida as of the date hereof.

         (d)      Except as otherwise provided herein, nothing in this Section
6.13 shall be interpreted as preventing Old Florida or its Subsidiaries from amending, modifying or terminating any of the Marine Compensation and Benefit Plans, and any contracts, arrangements, commitments or understandings of Marine or its Subsidiaries, in accordance with their terms and applicable law.

         (e) Promptly following the Effective Time Old Florida shall, at a meeting of its directors (or pursuant to written consents), take those actions necessary to cause Pierce T. Neese and William L. McDaniel, Jr. who are directors of Marine, to become directors of Old Florida and Old Florida Bank.

         6.14 NOTIFICATION OF CERTAIN MATTERS. Each of Marine and Old Florida shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.15 MARINE STOCK OPTIONS; MARINE WARRANTS. (a) At and as of the Effective Time, Old Florida shall assume each and every outstanding option to purchase shares of Marine Common Stock ("Marine Stock Option") and each and every outstanding warrant to purchase shares of Marine Common Stock ("Marine Warrant") and all obligations of Marine under the Marine Bancshares, Inc. 1998 Stock Option Plan. Each and every Marine Stock Option and Marine Warrant so assumed by Old Florida under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Marine Stock Option Plans and agreements applicable to the Marine Warrants (the "Marine Warrant Agreements") and in the other documents governing such Marine Stock Option and Marine Warrant immediately prior to the Effective Time, except that: (i) such Marine Stock Option or Marine Warrant shall be exercisable for that number of whole shares of Old Florida Common Stock equal to the product of (A) the number of shares of Marine Common Stock that were purchasable under such Marine Stock Option or Marine Warrant immediately prior to the Effective Time multiplied by
(B) the Exchange Ratio, rounded down to the nearest whole number of shares of Old Florida Common Stock; and (ii) the per share exercise price for the shares of Old Florida Common Stock issuable upon exercise of such Marine Stock Option or Marine Warrant shall be equal to the quotient determined by dividing (A) the exercise price per share of Marine Common Stock at which such Marine Stock Option or Marine Warrant was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio. Following the Effective Time, Old Florida shall issue to each holder of an outstanding Marine Stock Option and Marine Warrant a document evidencing the assumption of such Marine Stock Option and Marine Warrant by Old Florida pursuant to this Section 6.16.

         (b) Old Florida shall comply with the terms of the Marine Stock Option Plans and Marine Warrant Agreements.

         (c) At or prior to the Effective Time, Old Florida shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Old Florida Common Stock for delivery upon exercise of Marine Stock Options and Marine Warrants assumed by it in accordance with this Section 6.16.

         6.16 TAX TREATMENT. Each of Old Florida and Marine agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability to treat the Merger as a tax-free reorganization under
Section 368(a) of the Code, and each of Old Florida and Marine agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of any past actions which would adversely impact the ability of Old Florida or Marine (as the case may be) to treat the Merger as a tax-free reorganization under Section 368(a) of the Code.

         6.17 NO BREACHES OF REPRESENTATIONS AND WARRANTIES. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Old Florida and Marine will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

         6.18 CONSENTS. Each of Old Florida and Marine shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

         6.19 INSURANCE COVERAGE. Marine shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

         6.20 CORRECTION OF INFORMATION. Each of Old Florida and Marine shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

         6.21 SUPPLEMENTAL ASSURANCES. (a) On the date the Registration Statement becomes effective and on the Effective Date, Marine shall deliver to Old Florida a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers' knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Marine, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         (b) On the date the Registration Statement becomes effective and on the Effective Date, Old Florida shall deliver to Marine a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers' knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Marine) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         6.22 MERGER OF MARINE NATIONAL BANK AND OLD FLORIDA BANK. Marine shall cooperate with Old Florida between the date of this Agreement and the Effective Time to take or cause to be taken all actions necessary or desirable, including the filing of any regulatory applications, so that the merger of the Bank with and into Old Florida Bank (the "Bank Merger") will occur substantially concurrent with, or as soon as practicable after, the Effective Time, or at such later time as Old Florida determines in its sole discretion. A copy of the Agreement of Merger of the Bank with and into Old Florida Bank is attached hereto as Exhibit B.

         6.23 MARINE AND OLD FLORIDA BALANCE SHEETS. Within fifteen (15) days after the calendar month end immediately following the later to occur of the Marine Shareholder Approval and the receipt of all Regulatory Approvals, Marine and Old Florida each shall deliver to the other a consolidated balance sheet of Marine and its Subsidiaries, or Old Florida and its Subsidiaries, as the case may be, as of the most recent month end, prepared in accordance with GAAP, such accounting principles having been consistently applied.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Old Florida and Marine to consummate the Merger is subject to the fulfillment or written waiver by Old Florida and Marine prior to the Effective Time of each of the following conditions:

         (a) Shareholder Approval. This Agreement (including the Plan of Merger) shall have been duly adopted by the requisite vote of the shareholders of Marine (the "Marine Shareholder Approval"), and notice of intent to exercise dissenter's rights under the Statute shall not have been given by the holders of more than twenty percent of the shares of Marine Stock entitled to vote on the Merger.

         (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule, or order shall contain any conditions, restrictions or requirements which Old Florida or Marine reasonably determines would either before or after the Effective Time (i) have a Material Adverse Effect on Old Florida and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger; or (ii) prevent Old Florida from realizing the major portion of the economic benefits of the Merger and the transactions contemplated thereby that Old Florida or Marine currently anticipates obtaining (the "Regulatory Approvals").

         (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced threatened, commenced a proceeding with respect to or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) prohibiting or delaying consummation of the transactions contemplated by this Agreement.

         (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Old Florida Common Stock to be issued in the Merger shall have been received and be in full force and effect.

         7.02 CONDITIONS TO OBLIGATION OF MARINE. The obligation of Marine to consummate the Merger is also subject to the fulfillment or written waiver by Marine prior to the Effective Time of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Old Florida set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date), and Marine shall have received a certificate, dated the Effective Date, signed on behalf of Old Florida by the Chief Executive Officer and the Chief Financial Officer of Old Florida to such effect.

         (b) Performance of Obligations of Old Florida. Old Florida shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Marine shall have received a certificate, dated the Effective Date, signed on behalf of Old Florida by the Chief Executive Officer and the Chief Financial Officer of Old Florida to such effect.

         (c) Tax Opinion. Marine shall have received an opinion of Werner & Blank, LLC, counsel to Old Florida, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of
Section 368 of the Code and (ii) no gain or loss will be recognized by shareholders of Marine who receive shares of Old Florida Common Stock in exchange for shares of Marine Common Stock, and cash in lieu of fractional share interests, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, counsel to Old Florida will require and rely upon representations contained in letters from Marine and Old Florida.

         (d) Opinion of Old Florida's Counsel. Marine shall have received an opinion of Werner & Blank, LLC, counsel to Old Florida, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Old Florida is a corporation duly organized and in good standing under the laws of the State of Florida, (ii) this Agreement has been duly executed by Old Florida and constitutes the binding obligation of Old Florida, enforceable in accordance with its terms against Old Florida, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and (iii) that the Old Florida Common Stock to be issued as Merger Consideration, when issued, shall be duly authorized, fully paid and non-assessable, and (iv) that, assuming Marine Shareholder Approval, upon the filing of the articles of merger with the Florida Department, the Merger shall become effective.

         7.03 CONDITIONS TO OBLIGATION OF OLD FLORIDA. The obligation of Old Florida to consummate the Merger is also subject to the fulfillment or written waiver by Old Florida prior to the Effective Time of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Marine set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date) and Old Florida shall have received a certificate, dated the Effective Date, signed on behalf of Marine by the Chief Executive Officer and the Chief Financial Officer of Marine to such effect.

         (b) Performance of Obligations of Marine. Marine shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Old Florida shall have received a certificate, dated the Effective Date, signed on behalf of Marine by the Chief Executive Officer and the Chief Financial Officer of Marine to such effect.

         (c) Opinion of Marine's Counsel. Old Florida shall have received an opinion of Kilpatrick Stockton LLP, counsel to Marine, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Marine is a corporation duly organized and in good standing under the laws of the State of Florida, (ii) this Agreement has been duly executed by Marine and constitutes a binding obligation on Marine, enforceable in accordance with its terms against Marine, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and (iii) that, assuming Marine

Shareholder Approval, upon the filing of the articles of merger with the Florida Department, the Merger shall become effective.

         (d) Affiliate Agreements. Old Florida shall have received the agreements referred to in Section 6.08 from each Marine Affiliate.

         (e) Articles of Merger. Old Florida shall have received from Marine articles of merger duly executed by Marine in accordance with Section
607.1105 of the FBCA and in appropriate form for filing with the Florida Department.

         (f) Corporate Resolutions. Old Florida shall have received from Marine copies of resolutions adopted by the directors and shareholders of Marine approving and adopting this Agreement and authorizing the consummation of the transactions described herein accompanied by a certificate of the secretary or assistant secretary of Marine dated as of the Effective Date and certifying (a) the date and manner of adoption of each such resolution; and (2) that each such resolution is in full force and effect, without amendment, as of the Effective Date.

         (g) Marine Shareholders' Equity. Old Florida shall have received the Marine balance sheet referred to in Section 6.23 and the Marine Shareholders' Equity shall not be less than $6,750,000 as of the calendar month end immediately following the later to occur of the Marine Shareholder Approval and the receipt of all Regulatory Approvals.

                                  ARTICLE VIII

                                   TERMINATION

                  8.01 TERMINATION. This Agreement may be terminated, and the Acquisition may be abandoned:

         (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Old Florida and Marine, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (b) Breach. At any time prior to the Effective Time, by Old Florida or Marine, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

         (c) Delay. At any time prior to the Effective Time, by Old Florida or Marine, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 30, 2003, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this
Section 8.01(c).

         (d) No Approval. By Marine or Old Florida, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority; (ii) the Marine shareholders fail to adopt this Agreement at the Marine Meeting; or (iii) any of the closing conditions have not been met as required by Article VII hereof.

         8.02 EFFECT OF TERMINATION AND ABANDONMENT; ENFORCEMENT OF AGREEMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01, (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination, and (iii) the Stock Option Agreement shall terminate in accordance with its terms and shall be unaffected by the termination of this Agreement, except in accordance with the terms of the Stock Option Agreement. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12, 6.13 and 6.15 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04(b), 6.05, 6.06(b), 8.02, the representations and warranties of Marine in Article V as they relate to the Stock Option Agreement, and this Article IX which shall survive such termination).

         9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Marine Meeting, this Agreement may not be amended if it would violate the FBCA or the federal securities laws.

         9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Florida applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

         9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between Marine and Old Florida. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by Old Florida.

         9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                  If to Marine, to:

                  Marine Bancshares, Inc.
                  c/o Pierce T. Neese, Chairman
                  8770 Main Street
                  Woodstock, Georgia 30188
                  Telecopy: (239) 593-6330

                  With a copy to:

                  Kilpatrick Stockton LLP
                  Suite 2800
                  1100 Peachtree Street
                  Atlanta, Georgia 30309
                  Attn: Richard R. Cheatham, Esq.
                  Telecopy: (404) 815-6555

                  If to Old Florida, to:

                  Old Florida Bankshares, Inc.
                  6321 Daniels Parkway
                  Fort Myers, Florida 33912
                  Attn: Larry W. Johnson
                        President and Chief Executive Officer
                  Telecopy: (941) 561-6223

                  With a copy to:

                  Werner & Blank, LLC
                  7205 West Central Avenue
                  Toledo, Ohio 43617
                  Attn: E. L. Herbert, Esq.
                  Telecopy: (419) 841-8380

         9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. The Disclosure Schedules shall be deemed to be a part of this Agreement and shall not be amended without the prior written consent of the other party hereto. Nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.09 WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

         9.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                             OLD FLORIDA BANKSHARES, INC.

                                             By:       /s/Larry W. Johnson
                                                 -------------------------------
                                                 Name : Larry W. Johnson
                                                 Title: President and Chief
                                                        Executive Officer

                                             MARINE BANCSHARES, INC.

                                             By:       /s/Pierce T. Neese
                                                 -------------------------------
                                                 Name : Pierce T. Neese
                                                 Title: Chairman

                                    EXHIBIT A

                         TO AGREEMENT AND PLAN OF MERGER

Old Florida Bankshares, Inc.
6321 Daniels Parkway
Fort Myers, Florida 33912
Attention: Larry W. Johnson, President and Chief Executive Officer

Gentlemen:

In connection with the proposed business combination in which Marine Bancshares, Inc. ("Marine") will be merged with and into Old Florida Bankshares, Inc. ("Old Florida"), in consideration of the exchange of common shares, $.01 par value per share ("Old Florida common shares"), of Old Florida for common stock, $.01 par value per share, of Marine, the undersigned hereby represents and agrees that he or she will not (a) offer, sell or transfer any Old Florida common shares (including any securities which may be paid as a dividend or otherwise distributed thereon) to be so received pursuant to the business combination; or
(b) offer, sell or transfer any Old Florida common shares received pursuant to the exercise of stock options or stock warrants; except that the undersigned may offer, sell or transfer such Old Florida common shares: (i) pursuant to a then-current effective registration under the Securities Act of 1933 ("1933 Act"); (ii) in a transaction permitted by the Securities and Exchange Commission's Rule 145; or (iii) in a transaction which, in the opinion of counsel satisfactory to Old Florida, is not required to be registered under the 1933 Act.

The undersigned acknowledges that the above agreements are supported by valid consideration.

Very truly yours,

___________________________
Signature

___________________________
Name

                                    EXHIBIT B

                         TO AGREEMENT AND PLAN OF MERGER

                     AGREEMENT OF MERGER OF OLD FLORIDA BANK
                            AND MARINE NATIONAL BANK

         This Agreement of Merger (the "Bank Agreement of Merger") is entered into as of _____________ ____, 2003, between Old Florida Bank, a Florida banking corporation ("Bank" or "Resulting Bank") and Marine National Bank ("Marine"), a nationally chartered banking association. This Bank Agreement of Merger is being entered into pursuant to an Agreement and Plan of Merger (the "Agreement") dated as of December 31, 2002, between Old Florida Bankshares, Inc., a Florida corporation ("Old Florida") and Marine Bancshares, Inc., a Florida corporation ("Marine Bancshares"). Bank and Marine are sometimes referred to herein as the "Constituent Corporations". Pursuant to the terms of the Agreement, Marine Bancshares will be merged with and into Old Florida.

         The Constituent Corporations do hereby agree, for the purpose of prescribing the terms and conditions of the merger of Marine with and into Bank (the "Bank Merger"), as follows:

         1.       The Parties.

                  (a) Bank is a Florida banking corporation and has 1,216,595 shares of its capital stock outstanding, all of which are owned of record and beneficially by Old Florida. Attached as Exhibit A hereto is a listing of each office and branch of the Bank.

                  (b) Marine is a national bank and has 900,000 shares of its capital stock outstanding, all of which are owned of record and beneficially by Marine Bancshares. Attached as Exhibit B hereto is a listing of each office and branch of Marine.

         2.       The Bank Merger. Marine shall be merged with and into Bank.

         3. Regulatory Approval and Effective Date. The Bank Merger is contingent upon both the prior approval of the Federal Deposit Insurance Corporation under the Bank Merger Act and the prior approval of the Bank Agreement of Merger by the Florida Department of Financial Services (the "Department"), and is also subject to the approval of the sole stockholders of each of the Constituent Corporations. The Bank Merger shall become effective upon the date of issuance of the certificate of merger by the Department (the "Bank Effective Date").

         4. Cancellation of Marine Shares. Upon the Bank Merger, the outstanding shares of capital stock of Marine are cancelled and no shares of Bank or other securities or consideration shall be issued in exchange therefor.

         5. Bank Shares. Upon the Bank Merger, the outstanding shares of capital stock of Bank shall remain outstanding and are not affected by the Bank Merger. The pro forma capital structure of the Resulting Bank is attached hereto as Exhibit C.

         6. Articles of Incorporation. The Articles of Incorporation of Bank, as in effect immediately prior to the Bank Effective Date, shall be the Articles of Incorporation of the Resulting Bank. A copy of the Articles of Incorporation of the Resulting Bank is attached hereto as Exhibit D.

         7. Board of Directors. Upon the Bank Merger, the membership of the Board of Directors of Bank shall remain the same, subject to the addition to the Board of Directors of the Bank of Pierce T. Neese and William L. McDaniel, Jr., who are currently directors of Marine. The names and respective addresses of each director that will serve until the next meeting of the stockholders at which directors are to be elected are provided as Exhibit E hereto.

         8. Executive Officers. The names and respective addresses of each executive officer of the Resulting Bank are provided as Exhibit F hereto.

         9. Corporate Existence. Upon the Bank Merger, the separate existence of Marine ceases and Bank shall succeed, without other transfer, to all the rights and property of Marine and shall be subject to all the debts and liabilities thereof in the same manner as if Bank had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of Marine shall be limited to the property affected thereby immediately prior to the time the Bank Merger is effective.

         10. Further Assurances. After the Bank Merger becomes effective, Marine, through the persons who were its officers immediately prior to the Bank Merger, shall execute or cause to be executed such further assignments, assurances or other documents as may be necessary or desirable to confirm title to properties, assets and rights in Bank.

         11. Bylaws. The Bylaws of Bank, as in effect immediately prior to the Bank Effective Date, shall be the Bylaws of the Resulting Bank.

         12. Location of Offices. Upon the Bank Effective Date, all offices (including authorized but unopened offices) of Marine shall be combined with those of Bank. All branches of Marine shall be maintained as separate branches of Bank. Attached as Exhibit G hereto is a listing of each main and branch office that will be operated by the Resulting Bank.

         13. Agreements. This Bank Agreement of Merger and the Agreement are intended to be construed together in order to effectuate their purposes.

         14. Termination Provision. This Bank Agreement of Merger shall be terminated and the Bank Merger abandoned at any time prior to the Bank Effective Date and whether before or after approval of this Bank Agreement of Merger by mutual agreement of the Board of Directors or shareholders of either of the respective Constituent Corporations or in the event that the Agreement is terminated in accordance with its terms.

         15. Counterparts. This Bank Agreement of Merger may be executed in one or more counterparts.

         16. Exhibits. Each of the Exhibits attached to this Bank Agreement of Merger is fully incorporated herein.

         17.      Trust Powers. The Resulting Bank will not have trust powers.

IN WITNESS WHEREOF, Bank and Marine have caused this Bank Agreement of Merger to be executed on their behalf by their officers pursuant to the approval and authority duly given by resolutions of their respective Boards of Directors, all as of the date set forth above.

                                       OLD FLORIDA BANK

                                       By: _____________________________________
                                           Name:  Larry W. Johnson
                                           Title: President and Chief Executive
                                                  Officer

                                       MARINE NATIONAL BANK

                                       By: _____________________________________
                                           Name:  Pierce T. Neese
                                           Title: Chairman

                                  EXHIBIT INDEX

Exhibit A.        Pre-Merger List of the Main and Branch Offices of Old Florida
                  Bank

Exhibit B.        Pre-Merger List of the Main and Branch Offices of Marine
                  National Bank

Exhibit C.        Pro Forma Capital Structure of Old Florida Bank

Exhibit D.        Articles of Incorporation of Old Florida Bank

Exhibit E.        Name and Address of Each Member of the Board of Directors of
                  Old Florida Bank

Exhibit F.        Name and Address of Each Executive Officer of Old Florida Bank

Exhibit G.        Post-Merger List of the Main and Branch Offices of Old Florida
                  Bank

EXHIBIT A.        PRE-MERGER LIST OF THE MAIN AND BRANCH OFFICES OF OLD FLORIDA
                  BANK

Main Office
6321 Daniels Parkway
Fort Myers, FL 33912

Bonita Springs Branch
24201 Walden Center Drive
Bonita Springs, FL 34134

EXHIBIT B.        PRE-MERGER LIST OF THE MAIN AND BRANCH OFFICES OF MARINE
                  NATIONAL BANK

Main Office
2325 Vanderbilt Beach Rd.
Naples, Florida 34109

EXHIBIT C.        PRO FORMA CAPITAL STRUCTURE OF OLD FLORIDA BANK

1. Number of shares of each class of capital stock

2. The par value of each share of each class of capital stock

3. Limitations, rights, preferences, or other special terms, if any, of each class of capital stock

4. Capital Surplus

5. Retained Earnings or Undivided Profits

EXHIBIT D.        ARTICLES OF INCORPORATION OF OLD FLORIDA BANK

EXHIBIT E.        NAME AND ADDRESS OF EACH MEMBER OF THE BOARD OF DIRECTORS OF
                  OLD FLORIDA BANK

Larry W. Johnson
6041 Tidewater Island Circle
Fort Myers, FL 33908

Nicholas J. Panicaro
2924 SW 3rd Place
Cape Coral, Florida 33914

Frank Galeana
13323 Rosewood Lane
Naples, FL 34119

Karl L. Johnson
2142 W. Lakeview Blvd.
N. Fort Myers, FL 33903

Charles (Chris) Bundschu, III
15301 Orange River Rd.
Fort Myers, FL 33905

Joseph E. D'Jamoos
7575 Pelican Bay Blvd.
Naples, FL 34108

Elmo J. Hurst
27281 Ibis Cove Ct.
Bonita Springs, FL 34134

William L. McDaniel, Jr.
561 Logan Blvd. N.
Naples, FL 34119

Pierce T. Neese
592 Beachwalk Circle
Naples, FL 34108

EXHIBIT F.        NAME AND ADDRESS OF EACH EXECUTIVE OFFICER OF OLD FLORIDA BANK

Larry W. Johnson
President & CEO
6041 Tidewater Island Circle
Fort Myers, FL 33908

Nicholas J. Panicaro
Executive Vice President and CFO
2924 SW 3rd Place
Cape Coral, Florida 33914

EXHIBIT G.        POST-MERGER LIST OF THE MAIN AND BRANCH OFFICES OF OLD FLORIDA
                  BANK

Main Office
6321 Daniels Parkway
Fort Myers, FL 33912

Naples Branch
2325 Vanderbilt Beach Rd.
Naples, FL 34109

Bonita Springs Branch
24201 Walden Center Drive
Bonita Springs, FL 34134

                                                                      APPENDIX B

                                OPTION AGREEMENT

         OPTION AGREEMENT, dated as of December 31, 2002 (the "Agreement"), by and between Old Florida Bankshares, Inc., a Florida corporation ("Old Florida"), and Marine Bancshares, Inc., a Florida corporation ("Marine").

         WHEREAS, Old Florida and Marine have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), providing for among other things, the merger of Marine with and into Old Florida with Old Florida as the surviving corporation; and,

         WHEREAS, as a condition and inducement to Old Florida's willingness to enter into the Merger Agreement, Old Florida has requested that Marine agree, and Marine has agreed, to grant Old Florida the Option (as defined below);

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and in the Merger Agreement, Old Florida and Marine agree as follows:

         1. Grant of Option. Subject to the terms and conditions set forth herein, Marine hereby irrevocably grants an option (the "Option") to Old Florida to purchase an aggregate of 218,500 authorized but unissued shares of Marine Common Stock, $.01 par value per share (the "Common Stock"), at a per share price of $ 8.00 (the "Option Price").

         2. Exercise of Option. Subject to the provisions of this Section 2 and of Section 14(a) of this Agreement, this Option may be exercised by Old Florida or any transferee as set forth in Section 5 of this Agreement, in whole or in part, at any time, or from time to time in any of the following circumstances:

                  (a) any entity, person, or group (other than Old Florida), within the meaning of Section 13(d)(3) of the Exchange Act of 1934, as amended (the "Exchange Act") (any of the foregoing hereinafter in this Section 2, a "Person"), shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such Person would own or control ten percent (10%) or more of the then outstanding Common Stock;

                  (b) Marine or any subsidiary of Marine shall have authorized, recommended, proposed, or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any Person (other than Old Florida) to (i) effect a merger, consolidation or similar transaction involving Marine or any of its subsidiaries, (ii) sell, lease, or otherwise dispose of assets of Marine or its subsidiaries representing ten percent (10%) or more of the consolidated assets of Marine and its subsidiaries, or (iii) issue, sell, or otherwise dispose of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing ten percent (10%) or more of the voting power of Marine or any of its subsidiaries (any of the foregoing an "Acquisition Transaction");

                  (c) any Person (other than Old Florida) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, ten percent (10%) or more of the then outstanding Common Stock provided, however, that a Person shall not be deemed the "beneficial owner" of, or to "beneficially own," Common Stock under this subparagraph (c) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (i) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (ii) is not also then reportable by such Person on
Schedule 13D or Schedule 13G under the Exchange Act (or any comparable or successor report); or

                  (d) the holders of Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement or Marine's Board of Directors shall have withdrawn or modified in a manner adverse to Old Florida the unanimous recommendation of Marine's Board of Directors with respect to the Merger Agreement, in each case after any Person (other than Old Florida) shall have (i) publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in an Acquisition Transaction, or (ii) filed an application (or given a notice), whether in draft or final form, under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978 for approval to engage in an Acquisition Transaction.

                  Notwithstanding the foregoing, the Option may not be exercised if either (A) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any applicable regulatory restrictions, or (B) at the time of exercise Old Florida is failing in any material respect to perform or observe its covenants or conditions under the Merger Agreement unless the reason for such failure is that Marine is failing to perform or observe its covenants or conditions under the Merger Agreement.

         3. Notice, Time, and Place of Exercise. Each time that Old Florida or any transferee wishes to exercise any portion of the Option, Old Florida or such transferee shall give written notice of its intention to exercise the Option specifying the number of shares as to which the Option is being exercised ("Option Shares") and the place and date for the closing of the exercise (which date shall be not later than ten (10) business days from the date such notice is mailed). If any law, regulation, or other restriction will not permit such exercise to be consummated during such ten-day period, the date for the closing of such exercise shall be within five (5) days following the cessation of such restriction on consummation.

         4. Payment and Delivery of Certificate(s). At any closing for an exercise of the Option or any portion thereof, (a) Old Florida and Marine will each deliver to the other certificates of their respective chief executive officers as to the accuracy, as of the closing date, of their respective representations and warranties hereunder, (b) Old Florida or the transferees will pay the aggregate purchase price for the shares of Common Stock to be purchased by delivery of a certified or bank cashier's check in immediately available funds payable to the order of Marine, and (c) Marine will deliver to Old Florida or the transferees a certificate or certificates representing the shares so purchased.

         5. Transferability of the Option and Option Shares. Prior to the time the Option, or a portion thereof, becomes exercisable pursuant to the provisions of Section 2 of this Agreement, neither the Option nor any portion thereof shall be transferable. Upon the occurrence of any of the events or circumstances set forth in Sections 2(a) through 2(d) above, the Option or any portion thereof or any of the Option Shares may be freely transferred by Old Florida. For purposes of this Agreement, a merger or consolidation of Old Florida (whether or not Old Florida is the surviving entity) or an acquisition of Old Florida shall not be deemed a transfer.

         6. Representations, Warranties, and Covenants of Marine. Marine hereby represents, warrants, and covenants to Old Florida as follows:

                  (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Marine, has been duly executed by a duly authorized officer of Marine, and constitutes a valid and binding obligation of Marine. No shareholder approval by Marine shareholders is required by applicable law or otherwise prior to the exercise of the Option in whole or in part.

                  (b) Option Shares. Marine has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof to such time as the obligation to deliver shares hereunder terminates will have reserved for issuance, at the closing(s) upon exercise of the Option, or any portion thereof, the Option Shares (subject to adjustment, as provided in Section 8 below), all of which, upon issuance pursuant hereto shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, and security interests, including any preemptive right of any of the shareholders of Marine.

                  (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the charter documents or bylaws of Marine or any agreement, instrument, judgment, decree, law, rule, or order applicable to Marine or any Subsidiary of Marine or to which Marine or any such Subsidiary is a party.

                  (d) Notification of Record Date. At any time from and after the date of this Agreement until such time as the Option is no longer exercisable, Marine shall give Old Florida or any transferee fifteen (15) days prior written notice before setting the record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution, or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the Common Stock.

         7. Representations, Warranties, and Covenants of Old Florida. Old Florida hereby represents, warrants, and covenants to Marine as follows:

                  (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Old Florida, has been duly executed by a duly authorized officer of Old Florida, and constitutes a valid and binding obligation of Old Florida.

                  (b) Transfers of Common Stock. No shares of Common Stock acquired upon exercise of the Option will be transferred except in a transaction registered or exempt from registration under any applicable securities laws.

                  (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the charter documents or bylaws of Old Florida or any agreement, instrument, judgment, decree, law, rule, or order applicable to Old Florida or any Subsidiary of Old Florida or to which Old Florida or any such Subsidiary is a party.

         8. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock shall be appropriately adjusted. If prior to the termination or exercise of the Option, Marine shall be acquired by another party, consolidate with or merge into another corporation or liquidate, Old Florida or any transferee shall thereafter receive upon exercise of the Option the securities or properties to which a holder of the number of shares of Common Stock then deliverable upon the exercise thereof would have been entitled upon such acquisition, consolidation, merger, or liquidation, and Marine shall take such steps in connection with such acquisition, consolidation, merger, or liquidation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

         9. Registration Under Applicable Securities Laws. Upon the written request of Old Florida or any transferee Marine agrees (a) to use its best efforts to effect a registration for Old Florida and any transferees under the Securities Act of 1933 (the "Securities Act"), if applicable, any other applicable federal law or regulation and any applicable state securities laws covering any part or all of the Option Shares owned by Old Florida or any transferee, no later than 120 days after Old Florida or any transferee requests such registration, and (b) to include any part or all of the Option Shares in any registration filed by Marine under the Securities Act and any other applicable federal law or regulation and in any related applicable state securities laws registrations or applications in which such inclusion is appropriate under applicable rules and regulations of the Securities and Exchange Commission, unless, in the written opinion of securities law counsel to Marine, addressed to Old Florida or any transferee,
(i) Old Florida would be able to dispose of all of the Option Shares owned by it pursuant to Rule 144 or Rule 144A under the Securities Act within three (3) months of such opinion, or (ii) registration is not otherwise required for the sale and distribution of such Option Shares. The registration effected under this Section 9 shall be effected at Marine's expense except for any underwriting commissions, fees, and disbursements of Old Florida's counsel and other experts and filing fees attributable to Option Shares, provided that such fees and expenses to be paid by Marine shall not exceed $100,000 (with the excess above $100,000, if any, to be paid by Old Florida or any transferee). In connection with registration under this Section 9, the parties agree to indemnify each other in the customary manner, and, in the case of an organized secondary or primary underwritten offering, Marine agrees to indemnify Old Florida or any transferee and the underwriters, and Old Florida or any transferee agrees to indemnify Marine and the underwriters, in the manner and to such extent as is customary in such secondary or primary underwritten offerings. In the event of any demand for registration pursuant to clause (a) above, Marine may delay the filing of such registration statement for a period of up to one hundred twenty
(120) days if, in the good faith. judgment of Marine's Board of Directors, such delay is necessary in order to avoid interference with a planned material transaction involving Marine or Marine is in possession of material information that it deems advisable in good faith not to disclose in a registration statement. With respect to any registration pursuant to clause (b) above, if such registration relates to a firm commitment underwriting of securities to be sold by Marine, Marine may decline to include all or any portion of the Option Shares owned by Old Florida or any transferee if the inclusion of such shares would, in the judgment of the managing underwriter in such underwriting, materially interfere therewith, and, further, nothing herein shall prevent Marine from abandoning or delaying at any time any registration pursuant to clause (b) above.

         10. Non-Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors of each of the undersigned. This Agreement and any right hereunder shall not be assignable by either party except that Old Florida may transfer the Option, the Option Shares, or any portion thereof in accordance with Section 5. A merger or consolidation of Old Florida (whether or not Old Florida is the surviving entity) or an acquisition of Old Florida shall not be deemed an assignment or transfer.

         11. Regulatory Restrictions. Marine shall use its best efforts to obtain or to cooperate with Old Florida or any transferee in obtaining all necessary regulatory consents, approvals, waivers, or other action (whether regulatory, corporate, or other) to permit the acquisition of any or all Option Shares by Old Florida or any transferee.

         12. Remedies. Marine agrees that if for any reason Old Florida or any transferee shall have exercised its rights under this Agreement and Marine shall have failed to issue the Option Shares to be issued upon such exercise or to perform its other obligations under this Agreement, unless such action would violate any applicable law or regulation by which Marine is bound, then Old Florida or any transferee shall be entitled to specific performance and injunctive and other equitable relief. Old Florida agrees that if it shall fail to perform any of its obligations under this Agreement, then Marine shall be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights that Marine or Old Florida or any transferee may have against the other party for any failure to perform its obligations under this Agreement.

         13. No Rights as Stockholder. This Option, prior to the exercise hereof, shall not entitle the holder hereof to any rights as a stockholder of Marine at law or in equity; specifically this Option shall not entitle the holder to vote on any matter presented to the stockholders of Marine or to any notice of any meetings of stockholders or any other proceedings of Marine.

         14.      Miscellaneous.

                  (a) Termination. This Agreement and the Option, to the extent not previously exercised, shall terminate upon the earliest of (i) September 30, 2003; (ii) the mutual agreement of the parties hereto; (iii) thirty-one (31) days after the date on which any application for regulatory approval for the Merger shall have been denied; provided, however, that if prior to the expiration of such thirty-one (31) day period Marine or Old Florida is engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, this Agreement will not terminate until the earlier of
(A) September 30, 2003 or (B) thirty-one (31) days after the completion of such litigation and appeal procedure; (iv) the ninetieth (90) day following the termination of the Merger Agreement for any reason other than noncompliance or default by Old Florida with respect to its conditions or obligations thereunder; or, (v) the date of termination of the Merger Agreement if such termination is due to a noncompliance or default by Old Florida with respect to its conditions or obligations thereunder; provided, however, that if the Option has been exercised, in whole or in part, prior to the termination of this Agreement, then such exercise shall close pursuant to Section 4 hereof even though such closing date is after the termination of this Agreement; and, provided further, that if the Option is sold prior to the termination of this Agreement, such Option may be exercised by the transferee at any time within thirty-one (31) days after the date of termination even though such exercise or the closing of such exercise occurs after the termination of this Agreement.

                  (b) Amendments. This Agreement may not be modified, amended, altered, or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (c) Severability of Terms. Any provision of this Agreement that is invalid, illegal, or unenforceable shall be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof or rendering any other provisions of this Agreement invalid, illegal, or unenforceable. Without limiting the generality of the foregoing, if the right of Old Florida or any transferee to exercise the Option in full for the total number of shares of Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, Old Florida or any transferee may, nevertheless, exercise the Option to the fullest extent permissible.

                  (d) Attorneys' Fees. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

                  (e) Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by telecopier, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

                                            If to Marine:

                                            Marine Bancshares, Inc.
                                            c/o Pierce T. Neese, Chairman
                                            8770 Main Street
                                            Woodstock, Georgia 30188
                                            Telecopy: (239) 593-6330

                                            With copies to:

                                            Kilpatrick Stockton LLP
                                            Suite 2800
                                            1100 Peachtree Street
                                            Atlanta, Georgia 30309
                                            Attn: Richard R. Cheatham, Esq.
                                            Telecopy: (404) 815-6555

                                            If to Old Florida:

                                            Old Florida Bankshares, Inc.
                                            6321 Daniels Parkway
                                            Fort Myers, Florida 33912
                                            Attn: Larry W. Johnson
                                                  President and
                                                  Chief Executive Officer
                                            Telecopy: (941) 561-6223

                                            With a copy to:

                                            Werner & Blank, LLC
                                            7205 West Central Avenue
                                            Toledo, Ohio 43617
                                            Attn: E. L. Herbert, Esq.
                                            Telecopy: (419) 841-8380

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

                  (f) Governing Law. This Agreement and the Option, in all respects, including all matters of construction, validity, and performance, are governed by the internal laws of the State of Florida without giving effect to the principles of conflicts of law thereof. This Agreement is being delivered in Fort Myers, Florida.

                  (g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                  (h) Effects of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

        Dated as of the day and year first written above.

OLD FLORIDA BANKSHARES, INC.                   MARINE BANCSHARES, INC.

By:    /s/ Larry W. Johnson                    By:    /s/ Pierce T. Neese
   ----------------------------------------       ------------------------------
       Larry W. Johnson                               Pierce T. Neese
Title: President and Chief Executive Officer   Title: Chairman

                                                                      APPENDIX C

                              SHAREHOLDER AGREEMENT

         This Shareholder Agreement (the "Agreement") dated as of December 31, 2002, is made by and among Old Florida Bankshares, Inc., a Florida corporation ("Old Florida"), the undersigned shareholders (the "Shareholders") of Marine Bancshares, Inc., a Florida corporation ("Marine"), and Marine.

         WHEREAS, the Shareholders are the record and beneficial owners, or the beneficial owners, and have the power to vote or to direct the vote of the respective number of shares of Marine's common stock, $.01 par value per share ("Marine Common Stock"), set forth opposite their respective names on Schedule A; and,

         WHEREAS, the Shareholders desire that Marine and Old Florida enter into an Agreement and Plan of Merger (the "Merger Agreement") with respect to the merger of Marine into Old Florida (the "Merger"); and,

         WHEREAS, in addition to obligating themselves to each other, the Shareholders are executing this Agreement as an inducement to Old Florida to enter into and execute the Merger Agreement.

         NOW THEREFORE, in consideration of the execution and delivery by Old Florida of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein the parties agree as follows:

         1. At any meeting of Marine shareholders called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which such vote or other approval of the Merger and the Merger Agreement is sought, and subject to the provisions of Section 4 hereof, the Shareholders severally shall vote (or cause to be voted) the shares of Marine Common Stock set forth opposite their respective names in Schedule A hereto in favor of the Merger and the Merger Agreement.

         2. At any meeting of Marine shareholders or at any adjournment thereof or in any other circumstances upon which their vote or approval is sought, subject to the provisions of Section 4 hereof, the Shareholders shall severally vote (or cause to be voted) such shares of Marine Common Stock against any proposal or transaction which would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

         3. During the period commencing on the date of this Agreement and ending on the earlier of either (a) the date that the Merger Agreement terminates in accordance with its terms or (b) the Effective Time of the Merger (as such term is defined in the Merger Agreement), each

Shareholder shall not transfer (which term shall include, without limitation, for the purposes of this Agreement any sale, gift or pledge) any or all of such Shareholder's shares of Marine Common Stock or any interest therein, except pursuant to the Merger. Except as permitted by the Merger Agreement, during such period the Shareholders shall not engage or cooperate in any discussion or negotiations with any person or entity other than Old Florida, or make or solicit any offers, with respect to the transfer of any or all of the shares of Marine Common Stock or the acquisition (by merger, tender offer or otherwise) of Marine or all or substantially all of its stock, business or assets, unless, based on the advice of counsel, such Shareholder determines in good faith that such action would violate his or her duties to Marine shareholders imposed by law or would violate his or her continuing fiduciary duty to the shareholders of Marine.

         4. Each of the Shareholders agrees that during the period referred to in Section 3 above, unless, based on the written advice of counsel, such Shareholder determines in good faith that such action would violate his or her duties to shareholders imposed by law or would violate his or her continuing fiduciary duty to the shareholders of Marine (a) to cooperate with and assist Old Florida and Marine to obtain all regulatory approvals required to complete the Merger and the merger of Marine National Bank and Old Florida Bank (b) to use his or her best efforts to the extent permitted by law, to cause Marine (i) to perform its obligations under the Merger Agreement and (ii) to recommend approval of the Merger and the Merger Agreement and the principal terms thereto to the shareholders of Marine, and (c) to recommend to the Board of Directors and shareholders of Marine the approval of the Merger and the Merger Agreement.

         5. Each of the Shareholders severally represents and warrants to Old Florida that such Shareholder is the beneficial and record owner of, or the beneficial owner of, and has power and authority to dispose of, and the unrestricted right to vote, the number of shares of Marine Common Stock set forth opposite such Shareholder's name in Schedule A hereto.

         6. The Shareholders hereby severally agree that if the shareholders of Marine vote to approve the Merger and the Merger Agreement, the Shareholder's shares of Marine Common Stock will, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. The Shareholders hereby waive any rights of appraisal, or rights to dissent from the Merger, that they may have.

         7. The Shareholders hereby severally agree to provide the affiliate letters contemplated by Section 6.08 of the Merger Agreement upon request to do so by Marine.

         8. Marine represents and warrants to each of Old Florida and the Shareholders that it has the corporate power and authority to enter into this Agreement.

         9. Each of the Shareholders severally agrees that this Agreement and the obligations hereunder shall attach to the shares of Marine Common Stock and shall be binding upon any person or entity to whom legal or beneficial ownership of the shares of Marine Common Stock shall pass, whether by operation of law or otherwise, including without limitation their respective heirs, guardian, administrator or successor. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Marine affecting the Marine Common Stock, or acquisition of additional shares of Marine Common

Stock by any of the Shareholders, the number of shares listed in Schedule A beside the name of each Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Marine Common Stock or other securities issued to or acquired by the Shareholders.

         10. Each Shareholder hereby agrees to tender to Marine any and all certificates representing the shares of Marine Common Stock and Marine, upon tender of such shares, will inscribe upon those certificates the following legend: "The shares of Common Stock, $.01 par value per share, of Marine represented by this certificate are subject to a Shareholder Agreement dated December 31, 2002. Copies of such Shareholder Agreement may be obtained at the principal executive offices of Marine Bancshares, Inc."

         11. No person executing this Agreement who is or becomes during the term hereof a director of Marine makes any agreement or understanding herein in his or her capacity as such director. The parties sign solely in their capacities as owners or holders of the power to vote shares of Marine Common Stock.

         12. Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions.

         13. This Agreement may be executed in two or more counterparts, each of which shall be considered an original but all of which together shall constitute the same instrument.

         14. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by telecopier, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

If to the Shareholders, at the addresses appearing below their respective signatures at the end of this Agreement, with a copy, if any, to the person and at the address shown below their respective signatures at the end of this Agreement.

                                     If to Marine, to:

                                     Marine Bancshares, Inc.

                                     c/o Pierce T. Neese, Chairman
                                     8770 Main Street
                                     Woodstock, Georgia 30188
                                     Telecopy: (239) 593-6330

                                     With a copy to:

                                     Kilpatrick Stockton LLP
                                     Suite 2800
                                     1100 Peachtree Street
                                     Atlanta, Georgia 30309
                                     Attn: Richard R. Cheatham, Esq.
                                     Telecopy: (404) 815-6555

                                     If to Old Florida, to:

                                     Old Florida Bankshares, Inc.

                                     6321 Daniels Parkway
                                     Fort Myers, Florida 33912
                                     Attn: Larry W. Johnson
                                           President and Chief Executive Officer
                                     Telecopy: (941) 561-6223

                                     With a copy to:

                                     Werner & Blank, LLC
                                     7205 West Central Avenue
                                     Toledo, Ohio 43617
                                     Attn: E. L. Herbert, Esq.
                                     Telecopy: (419) 841-8380

or to such other address as any of the foregoing parties may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         15. This Agreement is intended as an exclusive statement of the terms of the agreement among the parties with respect to its subject matter, supersedes all prior agreements with respect thereto, and cannot be changed or terminated except by written instrument executed by the party or parties against whom enforcement thereof is sought and shall be governed by and construed in accordance with the substantive laws of the State of Florida without giving effect to the principles of conflicts of law thereof.

         Executed as of the date first written above.

                                       OLD FLORIDA BANKSHARES, INC.

                                       By: /s/ Larry W. Johnson
                                          --------------------------------------
                                          Name:  Larry W. Johnson
                                          Title: President and Chief Executive
                                                 Officer

                                       MARINE BANCSHARES, INC.

                                       By: /s/ Pierce T. Neese
                                          --------------------------------------
                                          Name:  Pierce T. Neese
                                          Title: Chairman

                                  SHAREHOLDERS

/s/ Pierce T. Neese
----------------------------
Signature

Pierce T. Neese
----------------------------
Print Name

Address:  8770 Main Street
          Woodstock, Georgia 30188

Number of Shares: ______________________________

With a copy, if any, to : ______________________________

                          ______________________________

                          ______________________________

                                  SHAREHOLDERS

/s/ Earl T. Hodges
----------------------------
Signature

Earl T. Hodges
----------------------------
Print Name

Address: ______________________________

         ______________________________

Number of Shares: _____________________

With a copy, if any, to : ______________________________

                          ______________________________

                          ______________________________

                                  SHAREHOLDERS

/s/ Donald T. Keeter
----------------------------
Signature

Donald T. Keeter
----------------------------
Print Name

Address: ______________________________

         ______________________________

Number of Shares: ______________________________

With a copy, if any, to : ______________________________

                          ______________________________

                          ______________________________

                                  SHAREHOLDERS

/s/ Donald W. Ketterhagen, M.D.
--------------------------------------
Signature

Donald W. Ketterhagen, M.D.
--------------------------------------
Print Name

Address: ______________________________

         ______________________________

Number of Shares: ______________________________

With a copy, if any, to : ______________________________

                          ______________________________

                          ______________________________

                                  SHAREHOLDERS

/s/ William L. McDaniel, Jr.
--------------------------------------
Signature

William L. McDaniel, Jr.
--------------------------------------
Print Name

Address: ______________________________

         ______________________________

Number of Shares: ______________________________

With a copy, if any, to : ______________________________

                          ______________________________

                          ______________________________

                                  SHAREHOLDERS

/s/ John R. Hurley
----------------------------
Signature

John R. Hurley
----------------------------
Print Name

Address: ______________________________

         ______________________________

Number of Shares: ______________________________

With a copy, if any, to : ______________________________

                          ______________________________

                          ______________________________

                                   SCHEDULE A

                                  SHAREHOLDERS

             Shareholder                           Number of Shares
             -----------                           ----------------
Pierce T. Neese
------------------------------------      _____________________________________

Earl T. Hodges
------------------------------------      _____________________________________

Donald T. Keeter
------------------------------------      _____________________________________

Donald W. Ketterhagen, M.D.
------------------------------------      _____________________________________

William L. McDaniel, Jr.
------------------------------------      _____________________________________

John R. Hurley
------------------------------------      _____________________________________

                                                                      APPENDIX D

(TSJ&A LETTERHEAD)

March 6, 2003

Board of Directors
Marine Bancshares, Inc.
P.O. Box 110699
Naples, Florida 34108

Dear Directors:

T. Stephen Johnson & Associates, Inc., Alpharetta, Georgia ("TSJ&A") has been asked to render an opinion as to the fairness from a financial point of view of the consideration to be received by the shareholders of Marine Bancshares, Inc ("Marine") in connection with the proposed merger of Marine with and into Old Florida Bancshares, Inc. ("Old Florida"), pursuant to an Agreement and Plan of Merger dated as of December 31, 2002 (the "Merger Agreement"). The Merger Agreement states that Marine shareholders will receive .62 shares of Old Florida common stock for each share of Marine common stock they own. This exchange ratio equates to a true book-to-book merger as of December 31, 2002.

TSJ&A is an investment banking and consulting firm that specializes in the valuation of closely-held corporations and provides fairness opinions as part of its practice. Because of its prior experience in the appraisal of southeastern financial institutions involved in mergers, it has developed an expertise in fairness opinions related to the securities of southeastern financial institutions. Marine retained TSJ&A to serve as financial advisor to provide a fairness opinion for which compensation will be received.

In performing its analysis, TSJ&A relied upon and assumed without independent verification, the accuracy and completeness of all information provided to it. TSJ&A has not performed any independent appraisal or evaluation of the assets of Marine or of Old Florida or any of its subsidiaries. As such, TSJ&A does not express an opinion as to the fair market value of Marine. The opinion of financial fairness expressed herein is necessarily based on market, economic and other relevant considerations as they exist and can be evaluated as of February 28, 2003.

In arriving at its opinion, TSJ&A reviewed and analyzed audited and unaudited financial information regarding Marine and Old Florida, the merger, and the Merger Agreement, as well as publicly available information and actual comparable transactions.

Board of Directors
March 6, 2003
Page 2

The merger consideration to be received by Marine Shareholders is based on an exchange ratio of .62 shares of Old Florida for each share of Marine owned. This exchange ratio is set to a book-to-book exchange as of December 31, 2002. This exchange ratio is not subject to change due to changes in the book value of either company prior to closing, except in the event that Old Florida changes the number of shares outstanding prior to the effective date of the merger.

TSJ&A reviewed the Merger as of February 28, 2003, for the purpose of determining purchase premiums that could be used in comparing the Merger with other announced transactions. TSJ&A reviewed the purchase premiums paid in transactions that were announced since January 1, 2002 involving selling institutions with that have reported a net loss for each of the last three years. A listing of these transactions is included with the Fairness Opinion. On average, the comparable transactions reported an announced deal price to book value of 1.064 times, a purchase as a percent of assets of 7.36 percent and a purchase price as a percent of deposits of 8.86 percent. Median figures of the comparable transactions reported an announced deal price to book value of 1.0816 times, a purchase as a percent of assets of 4.45 percent and a purchase price as a percent of deposits of 4.95 percent. The Merger ranks well within the range of the comparable transactions.

TSJ&A reviewed the financial results for Old Florida and also developed a combined balance sheet and income statement as of December 31, 2002 of the two companies. Old Florida has a history of positive earnings and on a combined basis the two companies would have reported a net loss of only $.03 per share for the year. Based on this review, TSJ&A determined the Marine shareholders would have a better chance of future success combined with Old Florida rather than remaining independent.

Therefore, in consideration of the above, it is the opinion of TSJ&A that, based on the structure of the Merger and the analyses that have been performed, the consideration to be received by the shareholders of Marine is fair from a financial point of view.

Sincerely,

/s/ T. Stephen Johnson & Associates, Inc.

T. Stephen Johnson & Associates, Inc.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                PRICE/     PRICE/
                                                                                                      PRICE/   TANGIBLE     LTM
                                                                                                       BOOK      BOOK     EARNINGS
                             BUYER/ TARGET                        TARGET CITY             ANNOUNCE      (%)       (%)       (X)
-----------------------------------------------------------------------------------------------------------------------------------

2002 ACQUISITION OF BANKS WITH NO EARNINGS DURING THE LAST THREE YEARS
-----------------------------------------------------------------------------------------------------------------------------------
Old Florida Bankshares, Inc./ Marine Bancshares Inc.
(as publicly reported)                                         Naples              FL    12/31/2002   126.81    126.81      NM
-----------------------------------------------------------------------------------------------------------------------------------
CBS Banc-Corporation/ Community Financial Services             Bolivar             TN    12/17/2002    70.82     70.82      NM
Synergy Finl Group Inc. (MHC)/ First Bank of Central Jersey    North Brunswick     NJ    10/11/2002    69.15     69.15      NM
NASB Financial Inc./ CBES Bancorp Inc.                         Excelsior Springs   MO    09/05/2002   108.16    108.16      NM
Adbanc Inc./ VBI Inc.                                          Colorado Springs    CO    07/15/2002   186.44    186.44      NM
Legacy Bank of Harrisburg/ Northern State Bank                 Towanda             PA    07/10/2002   144.67    145.25      NM
Beresford Bancorporation, Inc./ First American SB, FSB         Omaha               NE    05/20/2002    32.10     32.10      NM
Garfield Acquisition Corp./ Findlay Savings Bank               Cincinnati          OH    05/03/2002   150.00    150.00      NM
First Federal Finl Bncp Inc./ Lincoln S&LA                     Ironton             OH    04/25/2002    85.14     85.14      NM
Berkshire Financial Holdings/ USABancShares.com Inc.           Philadelphia        PA    03/11/2002   111.11    113.21      NM

                                                                                         Average(1)   106.40    106.70      NM
                                                                                         Median(1)    108.16    108.16      NM

Old Florida Bankshares, Inc./ Marine Bancshares Inc.           Naples              FL    Actual       100.00    100.00      NM

---------------------------------------------------------------------------------------------------------------------------
                                                                 PRICE/       PRICE/                               EQUITY/
                                                                 ASSETS      DEPOSITS          NET INCOME          ASSETS
                             BUYER/ TARGET                        (%)          (%)      RECENT    2001     2000      (%)
---------------------------------------------------------------------------------------------------------------------------

2002 ACQUISITION OF BANKS WITH NO EARNINGS DURING THE LAST THREEE YEARS
---------------------------------------------------------------------------------------------------------------------------
Old Florida Bankshares, Inc./ Marine Bancshares Inc.
(as publicly reported)                                           14.18        17.59        -60     -333   -1,579    10.57
---------------------------------------------------------------------------------------------------------------------------
CBS Banc-Corporation/ Community Financial Services                3.48         3.76       -397   -1,906      -83     6.91
Synergy Finl Group Inc. (MHC)/ First Bank of Central Jersey       3.56         3.78       -346   -1,722     -264     5.15
NASB Financial Inc./ CBES Bancorp Inc.                           13.64        17.54       -598     -954     -217    12.55
Adbanc Inc./ VBI Inc.                                            10.32        13.96       -234   -1,299     -756     5.54
Legacy Bank of Harrisburg/ Northern State Bank                   16.66        19.55       -115   -1,343   -1,477    11.52
Beresford Bancorporation, Inc./ First American SB, FSB            1.80         2.56       -293     -644     -805     5.62
Garfield Acquisition Corp./ Findlay Savings Bank                 11.15        12.16        -92     -393     -938     7.43
First Federal Finl Bncp Inc./ Lincoln S&LA                        4.45         4.95        -22      -53     -169     5.23
Berkshire Financial Holdings/ USABancShares.com Inc.              1.21         1.46     -5,449   -9,665   -2,490     1.06
                                                                  7.36         8.86                                  6.78
                                                                  4.45         4.95                                  5.62
Old Florida Bankshares, Inc./ Marine Bancshares Inc.             11.15        13.98                                 11.15

(1) Does not include reported Old Florida/Marine Numbers

                                                                      APPENDIX E

                        FLORIDA BUSINESS CORPORATION ACT

                 PROVISIONS OF FLORIDA BUSINESS CORPORATION ACT

                         RELATING TO DISSENTERS' RIGHTS

607.1301 Dissenter's Rights, Definitions. The following definitions apply to ss.
607.1302 and 607.1320:

         (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302 Right of Shareholders to Dissent.

         (1) Any shareholder has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

                  (a) Consummation of a plan of merger to which the corporation is a party:

                           1. If the shareholder is entitled to vote on the merger, or

                           2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

                  (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

                  (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

                  (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

                  (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

                           1. Altering or abolishing any preemptive rights attached to any of his or her shares;

                           2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

                           3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

                           4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

                           5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative:

                           6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

                           7. Reducing any stated preferential amount payable on any of his or her preferred shares upon voluntary or involuntary liquidation; or

                  (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares;

         (2) A shareholder dissenting from any amendment specified in paragraph
         (i)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

         (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders;

         (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

         (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320 Procedure for Exercise of Dissenters' Rights.

         (l) (a) If a proposed corporate action creating dissenters' rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320.
                  A shareholder who wishes to assert dissenters' rights shall:

                           1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

                           2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

                  (b) If proposed corporate action creating dissenters' rights under s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his or her written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

         (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

         (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his or her name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

         (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

                  (a) Such demand is withdrawn as provided in this section;

                  (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

                  (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

                  (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

         (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

                  (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

                  (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

         (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

         (7) If the corporation falls to make such offer within the period specified there for in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

         (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

         (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

         (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                                      APPENDIX F

                          OLD FLORIDA BANKSHARES, INC.
                               Ft. Myers, Florida

                    Audited Consolidated Financial Statements

           At December 31, 2002 and 2001 and For the Years Then Ended

                  (Together with Independent Auditors' Report)

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Old Florida Bankshares, Inc.
Ft. Myers, Florida:

         We have audited the accompanying consolidated balance sheets of Old Florida Bankshares, Inc. and Subsidiaries (the "Company") at December 31, 2002 and 2001, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ HACKER, JOHNSON & SMITH PA

Tampa, Florida
January 8, 2003

                          OLD FLORIDA BANKSHARES, INC.

                           CONSOLIDATED BALANCE SHEETS
                     ($ IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                             DECEMBER 31,
                                                                      ------------------------
                                                                       2002            2001
                                                                     ---------      ---------
       ASSETS

Cash and due from banks                                               $   2,804          3,444
Interest-bearing deposits with banks                                      2,472          2,595
Federal funds sold                                                        1,337          3,216
                                                                      ---------      ---------

            Total cash and cash equivalents                               6,613          9,255

Securities available for sale                                             8,934          8,458
Loans, net of allowance for loan losses of
    $965 in 2002 and $825 in 2001                                        87,272         72,909
Premises and equipment, net                                               4,131          4,179
Federal Home Loan Bank stock, at cost                                       169            169
Accrued interest receivable                                                 372            337
Deferred income taxes                                                       262            532
Other assets                                                                395            128
                                                                      ---------      ---------

            Total assets                                              $ 108,148         95,967
                                                                      =========      =========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Noninterest-bearing demand deposits                                   7,206          6,767
    Savings, NOW and money-market deposits                               38,839         30,005
    Time deposits                                                        45,882         43,400
                                                                      ---------      ---------

            Total deposits                                               91,927         80,172

    Official checks                                                         566            625
    Federal Home Loan Bank advances                                       3,360          3,373
    Accrued interest payable and other liabilities                          321            283
                                                                      ---------      ---------

            Total liabilities                                            96,174         84,453
                                                                      ---------      ---------

Commitments (Notes 4, 7 and 16)

Stockholders' equity:
    Preferred stock, $.01 par value; 1,000,000 shares authorized,
        none issued or outstanding                                            -              -
    Common stock, $.01 par value; 5,000,000 shares authorized,
        1,216,595 shares issued and outstanding
        in 2002 and 2001                                                     12             12
    Additional paid-in capital                                           12,426         12,426
    Accumulated deficit                                                    (577)          (966)
    Accumulated other comprehensive income                                  113             42
                                                                      ---------      ---------

            Total stockholders' equity                                   11,974         11,514
                                                                      ---------      ---------

            Total liabilities and stockholders' equity                $ 108,148         95,967
                                                                      =========      =========

See Accompanying Notes to Consolidated Financial Statements.

                          OLD FLORIDA BANKSHARES, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEARS ENDED DECEMBER 31,
                                                                  ------------------------
                                                                     2002          2001
                                                                  ----------    ----------
Interest income:
    Loans                                                         $    6,064         6,151
    Securities                                                           576           502
    Other interest-earning assets                                         75           229
                                                                  ----------    ----------

            Total interest income                                      6,715         6,882
                                                                  ----------    ----------

Interest expense:
    Deposits                                                           2,815         3,846
    Other borrowings                                                      20             6
                                                                  ----------    ----------

            Total interest expense                                     2,835         3,852
                                                                  ----------    ----------

            Net interest income                                        3,880         3,030

Provision for loan losses                                                149            80
                                                                  ----------    ----------

            Net interest income after provision for loan losses        3,731         2,950
                                                                  ----------    ----------

Noninterest income:
    Service charges on deposit accounts                                  176            99
    Other service charges and fees                                        62            83
    Gain on sale of securities available for sale                         30            13
                                                                  ----------    ----------

            Total noninterest income                                     268           195
                                                                  ----------    ----------

Noninterest expenses:
    Salaries and employee benefits                                     1,780         1,401
    Occupancy and equipment                                              754           717
    Advertising                                                           53            47
    Insurance                                                             29            27
    Data processing                                                      203           125
    Telephone                                                             81            74
    Professional fees                                                     74           100
    Other                                                                402           300
                                                                  ----------    ----------

            Total noninterest expenses                                 3,376         2,791
                                                                  ----------    ----------

            Earnings before income taxes                                 623           354

Income taxes                                                             234           146
                                                                  ----------    ----------

            Net earnings                                          $      389           208
                                                                  ==========    ==========

Basic earnings per share                                          $      .32           .18
                                                                  ==========    ==========

Weighted average number of shares outstanding for basic            1,216,595     1,163,188
                                                                  ==========    ==========

Diluted earnings per share                                        $      .32           .18
                                                                  ==========    ==========

Weighted average number of shares outstanding for diluted          1,230,523     1,177,116
                                                                  ==========    ==========

See Accompanying Notes to Consolidated Financial Statements.

                          OLD FLORIDA BANKSHARES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                ($ IN THOUSANDS)

                                                                                ACCUMULATED
                                                     ADDITIONAL                    OTHER             TOTAL
                                           COMMON     PAID-IN     ACCUMULATED   COMPREHENSIVE     STOCKHOLDERS'
                                           STOCK      CAPITAL       DEFICIT     INCOME (LOSS)        EQUITY
                                           ------    ----------   -----------   -------------     -------------
Balance at December 31, 2000               $   10      9,961        (1,174)          (12)             8,785
                                                                                                     ------

Issuance of common stock
          (216,595 shares)                      2      2,465             -             -              2,467
                                                                                                     ------

Comprehensive income:

      Net earnings                              -          -           208             -                208

      Net change in unrealized
          loss on securities available
          for sale, net of tax                  -          -             -            54                 54
                                                                                                     ------

Comprehensive income                                                                                    262
                                           ------     ------        ------        ------             ------

Balance at December 31, 2001               $   12     12,426          (966)           42             11,514
                                                                                                     ------

Comprehensive income:

      Net earnings                              -          -           389             -                389

      Net change in unrealized
          gain on securities available
          for sale, net of tax                  -          -             -            71                 71
                                                                                                     ------

Comprehensive income                                                                                    460
                                           ------     ------        ------        ------             ------

Balance at December 31, 2002               $   12     12,426          (577)          113             11,974
                                           ======     ======        ======        ======             ======

See Accompanying Notes to Consolidated Financial Statements.

                          OLD FLORIDA BANKSHARES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                YEARS ENDED DECEMBER 31,
                                                                                ------------------------
                                                                                  2002            2001
                                                                                --------        --------
Cash flows from operating activities:
   Net earnings                                                                 $    389             208
   Adjustments to reconcile net earnings to net cash provided by
    (used in) by operating activities:
       Depreciation                                                                  361             363
       Provision for loan losses                                                     149              80
       Provision for deferred income taxes                                           234             146
       Amortization of loan fees, costs, premiums and discounts                     (286)           (353)
       Gain on sale of securities available for sale                                 (30)            (13)
       (Increase) decrease in accrued interest receivable                            (35)             76
       Increase in other assets                                                      (73)            (17)
       Decrease in official checks, accrued interest
          payable and other liabilities                                              (21)         (1,223)
                                                                                --------        --------

             Net cash provided by (used in) operating activities                     688            (733)
                                                                                --------        --------

Cash flows from investing activities:
   Purchase of securities available for sale                                      (9,976)         (6,444)
   Principal collected on securities available for sale                            2,871           1,040
   Call of securities available for sale                                           4,485           4,000
   Sale of securities available for sale                                           2,247           1,180
   Net increase in loans                                                         (14,192)         (6,191)
   Purchase of Federal Home Loan Bank stock                                            -             (69)
   Purchase of premises and equipment                                               (313)           (778)
   Cash received in acquisition of deposit accounts                                8,052               -
                                                                                --------        --------

             Net cash used in investing activities                                (6,826)         (7,262)
                                                                                --------        --------

Cash flows from financing activities:
   Net increase in deposits                                                        3,509           1,449
   Net (decrease) increase in Federal Home Loan Bank advances                        (13)          3,373
   Proceeds from sale of common stock                                                  -           2,467
                                                                                --------        --------

             Net cash provided by financing activities                             3,496           7,289
                                                                                --------        --------

Net decrease in cash and cash equivalents                                         (2,642)           (706)

Cash and cash equivalents at beginning of year                                     9,255           9,961
                                                                                --------        --------

Cash and cash equivalents at end of year                                        $  6,613           9,255
                                                                                ========        ========

Supplemental disclosure of cash flow information:
   Cash paid during the year for:
       Interest                                                                 $  2,815           3,899
                                                                                ========        ========

       Income taxes                                                             $      -        $      -
                                                                                ========        ========
       Noncash transaction-
       Accumulated other comprehensive income,
          change in unrealized gain (loss) on securities available for sale     $     71              54
                                                                                ========        ========

See Accompanying Notes to Consolidated Financial Statements.

                          OLD FLORIDA BANKSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           AT DECEMBER 31, 2002 AND 2001 AND FOR THE YEARS THEN ENDED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    GENERAL. Old Florida Bankshares, Inc. (the "Holding Company") owns 100% of the outstanding common stock of Old Florida Bank (the "Bank") and Old Florida Capital, Inc. ("OFC") (collectively the "Company"). On April 16, 2001, the Bank's stockholders approved a plan of corporate reorganization under which the Bank would become a wholly-owned subsidiary of the Holding Company and the Holding Company was approved on July 1, 2001. The Bank's stockholders exchanged their common shares for shares of the Holding Company. As a result, all of the previously issued $5 par value common shares of the Bank were exchanged for 1,216,595 shares of the $0.01 par value common shares of the Holding Company. The Holding Company's acquisition of the Bank was accounted for similar to a pooling of interests and, accordingly, the financial data for periods presented include the results of the Bank. In 2002, the Holding Company established OFC which will broker commercial mortgage loans. OFC was inactive in 2002.

        The Holding Company's only business activities are those of its subsidiaries. The Bank is a state (Florida) chartered commercial bank. The Bank offers a variety of community banking services to individual and corporate customers through its two banking offices located in Ft. Myers and Bonita Springs, Florida. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation.

        In February 2002, the Company acquired deposits from another financial institution in South Fort Myers, Florida. The deposits were transferred to the Fort Myers branch. The excess of the fair value of liabilities assumed over the fair value of tangible assets acquired in this transaction is being amortized on the straight-line basis over ten years. The intangible asset at December 31, 2002 was $194,276 and is included in other assets on the consolidated balance sheet.

    BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company, the Bank and OFC. All significant intercompany accounts and transactions have been eliminated in consolidation.

    USE OF ESTIMATES. In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

    CASH AND CASH EQUIVALENTS. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits with banks and federal funds sold, all of which mature within ninety days.

        The Company's banking subsidiary is required by law or regulation to maintain cash reserves with the Federal Reserve Bank. The reserve balances at December 31, 2002 and 2001 were approximately $350,00 and $245,000, respectively.

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

    SECURITIES. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity.

    LOANS. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

        Commitment fees, loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

        The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well-collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

    ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

    ALLOWANCE FOR LOAN LOSSES, CONTINUED. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual installment, home equity or residential loans for impairment disclosures.

    PREMISESAND EQUIPMENT. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is computed using the straight-line method over the estimated useful life of each type of asset or the lease term if shorter.

    TRANSFEROF FINANCIAL ASSETS. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

    INCOME TAXES. Deferred tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. The Company recognized a deferred tax asset because management believes it will utilize the deferred tax asset to offset income tax liabilities generated in future periods.

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

    STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards (SFAS)
        No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure (collectively, "SFAS 123") encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (Opinion No. 25), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net earnings and other disclosures, as if the fair value based method of accounting had been applied.

    OFF-BALANCE-SHEET INSTRUMENTS. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and unused lines of credit. Such financial instruments are recorded in the financial statements when they are funded.

    FAIR VALUES OF FINANCIAL INSTRUMENTS. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

            CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents approximates their fair value.

            SECURITIES. Fair values for securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of Federal Home Loan Bank stock approximates fair value.

            LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

            ACCRUED INTEREST. The carrying amount approximates fair value.

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

    FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED.

            DEPOSIT LIABILITIES. The fair values disclosed for demand, savings, NOW and money market deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits.

            FHLB ADVANCES. The carrying amount approximates fair value.

            OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

    EARNINGS PER SHARE. Earnings per share ("EPS") of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. For 2002 and 2001, outstanding stock options are considered dilutive securities for purposes of calculating diluted EPS which is computed using the treasury stock method. The following tables present the calculations of EPS (dollars in thousands, except per share amounts).

                                                            FOR THE YEAR ENDED DECEMBER 31, 2002
                                                            ------------------------------------
                                                                          WEIGHTED-      PER
                                                                           AVERAGE      SHARE
                                                             EARNINGS      SHARES       AMOUNT
                                                            ---------     ---------     -------
Basic EPS:
  Net earnings available to common stockholders             $     389     1,216,595     $  .32
                                                                                        ======

Effect of dilutive securities-
  Incremental shares from assumed conversion of options             -        13,928
                                                            ---------     ---------

Diluted EPS:
  Net earnings available to common stockholders
    and assumed conversions                                 $     389     1,230,523     $  .32
                                                            =========     =========     ======

                                                            FOR THE YEAR ENDED DECEMBER 31, 2002
                                                            ------------------------------------
                                                                          WEIGHTED-      PER
                                                                           AVERAGE      SHARE
                                                             EARNINGS      SHARES       AMOUNT
                                                            ---------     ---------     -------
Basic EPS:
  Net earnings available to common stockholders             $     208     1,163,188     $  .18
                                                                                        ======

Effect of dilutive securities-
  Incremental shares from assumed conversion of options             -        13,928
                                                            ---------     ---------

Diluted EPS:
  Net earnings available to common stockholders
    and assumed conversions                                 $     208     1,177,116     $  .18
                                                            =========     =========     ======

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

    COMPREHENSIVE INCOME. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net earnings, are components of comprehensive income. The components of other comprehensive income and related tax effects are as follows (in thousands):

                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                                   2002         2001
                                                                  ------        ----
Unrealized holding gains on available-for-sale securities         $ 144          95
Reclassification adjustment for gains realized in earnings          (30)        (13)
                                                                  -----         ---

Net unrealized gains                                                114          82

Income taxes                                                        (43)        (28)
                                                                  -----         ---

Net amount                                                        $  71          54
                                                                  =====         ===

    ADVERTISING. The Company expenses all media advertising as incurred.

    RECENT PRONOUNCEMENTS. In November 2002, the FASB issued FASB Interpretation
        No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others" ("FIN 45"), which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires the Company to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospectusive basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to materially affect the consolidated financial statements.

    RECLASSIFICATIONS. Certain balances in the 2001 consolidated financial statements have been reclassified to conform to 2002 presentation.

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

(2)  SECURITIES AVAILABLE FOR SALE

     Securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values are as follows (in thousands):

                                             AMORTIZED            UNREALIZED            UNREALIZED               FAIR
                                                COST                GAINS                 LOSSES                VALUE
                                             ---------            ----------            ----------              -----
AT DECEMBER 31, 2002:
       U.S. Government
            Agency securities                 $ 1,971                 37                     -                  2,008
       Collateralized mortgage
            obligations                         1,328                 14                    (1)                 1,341
       Mortgage-backed securities               5,465                120                     -                  5,585
                                              -------                ---                   ---                  -----

                                              $ 8,764                171                    (1)                 8,934
                                              =======                ===                   ===                  =====
AT DECEMBER 31, 2001:
       U.S. Government
            Agency securities                   2,984                 24                   (17)                 2,991
       Collateralized mortgage
            obligations                         4,264                 47                    (7)                 4,304
       Mortgage-backed securities               1,146                 17                     -                  1,163
                                              -------                ---                   ---                  -----

                                              $ 8,394                 88                   (24)                 8,458
                                              =======                ===                   ===                  =====

     Sales of securities available for sale were as follows (in thousands):

                             YEARS ENDED DECEMBER 31,
                             ------------------------
                                2002          2001
                                ----          ----
Gross proceeds                $ 2,247        1,180
                              =======        =====

Gross gains                        30           15
Gross losses                        -           (2)
                              -------        -----

     Net gains                $    30           13
                              =======        =====

     The scheduled maturities of securities available for sale at December 31, 2002 are as follows (in thousands):

                                            AMORTIZED                FAIR
                                               COST                 VALUE
                                            ---------               -----
Due from one to five years                  $     974                 995
Due from five to ten years                        997               1,013
Collateralized mortgage obligations             1,328               1,341
Mortgage-backed securities                      5,465               5,585
                                            ---------               -----
                                            $   8,764               8,934
                                            =========               =====

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

(3)  LOANS

     The components of loans are as follows (in thousands):

                                                                            AT DECEMBER 31,
                                                                    -------------------------------
                                                                      2002                    2001
                                                                      ----                    ----
Commercial                                                          $  3,778                  4,123
Commercial real estate                                                78,928                 62,094
Residential real estate                                                4,370                  5,686
Installment                                                              650                  1,114
Home equity                                                              807                  1,017
                                                                    --------                 ------

                                                                      88,533                 74,034

Deduct:
     Net deferred loan and commitment fees                              (296)                  (300)
     Allowance for loan losses                                          (965)                  (825)
                                                                    --------                 ------

Loans, net                                                          $ 87,272                 72,909
                                                                    ========                 ======

     An analysis of the change in the allowance for loan losses follows (in thousands):

                                        YEARS ENDED DECEMBER 31,
                                        ------------------------
                                          2002             2001
                                          ----             ----
Beginning balance                        $ 825              745
Provision for loan losses                  149               80
(Charge-offs), net of recoveries            (9)               -
                                         -----              ---

Ending balance                           $ 965              825
                                         =====              ===

     The Company had no impaired loans in 2002 or 2001.

     The Company had no nonaccrual loans or loans which were over ninety days past due but still accruing interest.

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

(4)  PREMISES AND EQUIPMENT

     A summary of premises and equipment follows (in thousands):

                                                                  AT DECEMBER 31,
                                                           -----------------------------
                                                             2002                 2001
                                                             ----                 ----
Land                                                       $ 1,109                1,109
Building                                                     2,415                2,400
Leasehold improvements                                         230                  230
Furniture and fixtures                                         709                  633
Computer equipment and software                                996                  735
Construction in progress                                         -                   59
                                                           -------               ------

     Total, at cost                                          5,459                5,166

     Less accumulated depreciation and amortization         (1,328)                (987)
                                                           -------               ------

     Premises and equipment, net                           $ 4,131                4,179
                                                           =======               ======

     The Company has an operating lease for a branch facility. The term of the lease is for five years and contains four five year renewal options. Also, the Company leases certain equipment and automobiles under operating leases with lease terms ranging from two to three years. Rent expense under operating leases during the years ended December 31, 2002 and 2001 was $101,368 and $101,954, respectively. Approximate future minimum annual rental payments under noncancellable leases are as follows (in thousands):

YEAR ENDING
DECEMBER 31,                         AMOUNT
------------                         ------
 2003                                 $139
 2004                                  128
 2005                                   99
 2006                                   98
 2007                                  101
 Thereafter                            110
                                      ----
                                      $675
                                      ====

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

(5)  DEPOSITS

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000, was approximately $21.9 million and $19.3 million at December 31, 2002 and 2001, respectively.

     A schedule of maturities of time deposits at December 31, 2002 follows (in thousands):

YEAR ENDING
DECEMBER 31,                     AT DECEMBER 31
------------                     --------------
    2003                            $ 21,503
    2004                              13,408
    2005                               7,133
    2006                               1,346
    2007                               2,492
                                    --------
                                    $ 45,882
                                    ========

(6)  FEDERAL HOME LOAN BANK ADVANCES

     Maturities and interest rates on Federal Home Loan Bank ("FHLB") advances were as follows (dollars in thousands):

                                              AT DECEMBER 31,
YEAR ENDING            INTEREST            --------------------
DECEMBER 31,             RATE               2002           2001
------------             ----               ----           ----
    2002                 2.0%              $    -         3,000
    2003                 1.6%               3,000             -
    2011                 1.5%                 360           373
                                           ------         -----
                                           $3,360         3,373
                                           ======         =====

     At December 31, 2002, FHLB advances were collateralized by all of the Company's FHLB stock, a blanket lien on commercial real estate and residential real estate loans and pledged securities of approximately $1.2 million.

(7)  FINANCIAL INSTRUMENTS

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit and commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for unused lines of credit and commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

     The estimated fair values of the Company's financial instruments at December 31, 2002 were as follows (in thousands):

                                                      CARRYING             FAIR
                                                       AMOUNT              VALUE
                                                      --------             -----
Financial assets:
     Cash and cash equivalents                         $ 6,613             6,613
                                                       =======            ======

     Securities available for sale                     $ 8,934             8,934
                                                       =======            ======

     Loans, net                                        $87,272            87,571
                                                       =======            ======

     Accrued interest receivable                       $   372               372
                                                       =======            ======

     Federal Home Loan Bank stock                      $   169               169
                                                       =======            ======

Financial liabilities:
     Deposits                                          $91,927            94,829
                                                       =======            ======

     FHLB advances                                     $ 3,360             3,360
                                                       =======            ======

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

     Unused lines of credit and commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company's financial instruments, with off-balance-sheet risk follows at December 31, 2002 (in thousands):

                                                                                     ESTIMATED
                                    NOTIONAL                CARRYING                   FAIR
                                     AMOUNT                  AMOUNT                    VALUE
                                    --------                --------                 ---------
Unused lines of credit              $ 18,130                       -
                                    ========                ========                 =========

Commitments to extend credit        $  2,063                       -
                                    ========                ========                 =========

(8)  CREDIT RISK

     The Company grants the majority of its loans to borrowers throughout the Ft. Myers, Bonita Springs and Naples, Florida areas. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy of Ft. Myers, Bonita Springs and Naples, Florida.

(9)  INCOME TAXES

     The income tax provision consisted of the following (in thousands):

                                                 YEARS ENDED DECEMBER 31,
                                                 ------------------------
                                                 2002                2001
                                                 ----                ----
Deferred:
     Federal                                     $200                 125
     State                                         34                  21
                                                 ----                 ---

                 Total deferred                  $234                 146
                                                 ====                 ===

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

     The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows ($ in thousands):

                                                             YEARS ENDED DECEMBER 31,
                                                 --------------------------------------------
                                                        2002                    2001
                                                 --------------------    --------------------
                                                               % OF                    % OF
                                                              PRETAX                  PRETAX
                                                 AMOUNT      EARNINGS    AMOUNT      EARNINGS
                                                 ------      --------    ------      --------
Income taxes at Federal statutory rate            $212         34.0%      $120         34.0%
Increase resulting from:
     State taxes, net of Federal tax benefit        22          3.6         14          3.9
     Other                                           -            -         12          3.3
                                                  ----         ----       ----         ----

                                                  $234         37.6%      $146         41.2%
                                                  ====         ====       ====         ====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

                                                            AT DECEMBER 31,
                                                           ----------------
                                                           2002        2001
                                                           ----        ----
Deferred tax assets:
     Net operating loss carryforwards                      $145         425
     Allowance for loan losses                              184         128
     Organizational and preopening costs                     19          25
     Accumulated depreciation                                63          54
     Intangible assets                                        2           -
     Other                                                    -           7
                                                           ----         ---

                 Deferred tax assets                        413         639
                                                           ----         ---

Deferred tax liabilities:
     Accrual to cash adjustment                              94          86
     Unrealized gain on securities available for sale        57          21
                                                           ----         ---

                 Deferred tax liabilities                   151         107
                                                           ----         ---

                 Net deferred tax asset                    $262         532
                                                           ====         ===

     At December 31, 2002, the Company has approximately the following net operating loss carryforwards available to offset future taxable income (in thousands):

EXPIRATION                AMOUNT
----------                ------
   2019                    $216
   2020                     170
                           ----
                           $386
                           ====

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

(10) RELATED PARTY TRANSACTIONS

     At December 31, 2002 and 2001, officers and directors of the Company and entities in which they hold a financial interest had loan balances outstanding to the Company of approximately $1.6 million and $144,000, respectively. At December 31, 2002 and 2001, such parties owned approximately 36.3% of the common stock of the Company.

(11) STOCK OPTION PLANS

     The Company has an incentive stock option plan for officers and employees of the Company and has reserved 100,000 shares of common stock for the plan. The exercise price of the stock options is the greater of $10 or the fair market value of the common stock on the date of grant. The options vest 33% during the second and third year, respectively, after grant and are fully exercisable during the fourth year after the grant date. The options must be exercised within 10 years from the date of grant. At December 31, 2002, 33,439 shares remain available for grant.

     The Company also has a nonqualified stock option plan for directors of the Company and has reserved 100,000 shares of common stock for the plan. The exercise price of the stock options is the greater of $10 or the fair market value of the common stock on the date of grant. The options vest 33% during the second and third year, respectively, after grant and are fully exercisable during the fourth year after the grant date. The options must be exercised within 10 years from the date of grant. As of December 31, 2002 all available options had been granted.

     A summary of stock option transactions follows (dollars in thousands, except per share amounts):

                                                               RANGE
                                                              OF PER             WEIGHTED-
                                                               SHARE              AVERAGE           AGGREGATE
                                           NUMBER OF          OPTION             PER SHARE           OPTION
                                            SHARES             PRICE               PRICE              PRICE
                                           ---------          ------             ---------          ---------
Outstanding at December 31, 2000            153,000        $      10.00            10.00              1,530
Options granted                               9,896               11.50            11.50                114
Options forfeited                           (10,670)              10.00            10.00               (107)
Options exercised                              (665)              10.00            10.00                 (7)
                                            -------                                                   -----

Outstanding at December 31, 2001            151,561         10.00-11.50            10.10              1,530
Options granted                              15,000               12.50            12.50                187
                                            -------                                                   -----

Outstanding at December 31, 2002            166,561        $10.00-12.50            10.35              1,717
                                            =======        ============            =====              =====

     The weighted-average remaining contractual life of the outstanding stock options at December 31, 2002 and 2001 was 7.0 years and 7.7 years, respectively.

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

     These options are exercisable as follows:

                        NUMBER                   WEIGHTED-AVERAGE
YEAR ENDING           OF SHARES                   EXERCISE PRICE
-----------           ---------                  ----------------
 Currently             138,660                       $ 10.00
 2003                   13,944                         10.00
 2004                    8,958                         11.50
 2005                    4,999                         12.50
                       -------

                       166,561                       $ 10.35
                       =======                       =======

     The Company accounts their stock option plans under the recognition and measurement principles of APB No. 25. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                                2002         2001
                                                                ----         ----
Net earnings, as reported                                       $389          208

Deduct: Total stock-based employee compensation
     determined under the fair value based method for all
     awards, net of related tax effect                           (44)         (79)
                                                                ----          ---

Proforma net earnings                                           $345          129
                                                                ====          ===

Earnings per share, basic and diluted                           $.32          .18
                                                                ====          ===

Proforma earnings per share, basic and diluted                  $.28          .11
                                                                ====          ===

     The Statement requires proforma fair value disclosures if the intrinsic value method is being utilized. In order to calculate the fair value of the options granted using the minimum value method as defined in SFAS 123, it was assumed that the risk-free interest rate for 2002 and 2001 was 4.3% and 6.0%, respectively, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be ten years and stock volatility would be zero due to the lack of an active market for the stock. For purposes of pro forma disclosures, the estimated fair value is included in expense during the vesting period (in thousands, except per share amounts).

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 2002         2001
                                                                 ----         ----
Grant-date fair value of options issued during the period        $ 63          40
                                                                 ====          ==

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

(12) PROFIT SHARING PLAN

     The Company sponsors a profit sharing plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The profit sharing plan is available to all employees electing to participate after meeting certain length-of-service requirements. The Company contributed $34,031 and $26,694 to the plan during the years ended December 31, 2002 and 2001, respectively.

(13) STOCKHOLDERS' EQUITY

     Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Holding Company.

(14) REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's and Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percents (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

     As of December 31, 2002, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percents as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages are also presented in the table (dollars in thousands).

                                                                                                                FOR WELL
                                                                                  FOR CAPITAL                 CAPITALIZED
                                                     ACTUAL                    ADEQUACY PURPOSES                PURPOSES
                                           ---------------------------       ---------------------     -------------------------
                                            AMOUNT             PERCENT       AMOUNT        PERCENT     AMOUNT            PERCENT
                                            ------             -------       ------        -------     ------            -------
AS OF DECEMBER 31, 2002:
      Total capital (to Risk-
      Weighted Assets)                     $12,287              13.35%       $7,362         8.00%      $9,202             10.00%
      Tier I Capital (to Risk-
      Weighted Assets)                      11,322              12.30         3,681         4.00        5,521              6.00
      Tier I Capital
      (to Average Assets)                   11,322              10.96         4,133         4.00        5,166              5.00

AS OF DECEMBER 31, 2001:
      Total capital (to Risk-
      Weighted Assets)                      11,779              15.20         6,200         8.00        7,750             10.00
      Tier I Capital (to Risk-
      Weighted Assets)                      10,954              14.14         3,100         4.00        4,650              6.00
      Tier I Capital
      (to Average Assets)                   10,954              11.65         3,760         4.00        4,700              5.00

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

(15) HOLDING COMPANY FINANCIAL INFORMATION

     The Holding Company's financial information as of December 31, 2002 and
          2001 and for the years then ended follows (in thousands):

                            CONDENSED BALANCE SHEETS

                                                               AT DECEMBER 31,
                                                       -----------------------------
                                                         2002                  2001
                                                         ----                  ----
           ASSETS

Cash                                                   $    27                     -
Investment in subsidiaries                              11,949                11,549
                                                       -------                ------

     Total assets                                      $11,976                11,549
                                                       =======                ======

           LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities                                            2                    35
Stockholders' equity                                    11,974                11,514
                                                       -------                ------

     Total liabilities and stockholders' equity        $11,976                11,549
                                                       =======                ======

                        CONDENSED STATEMENTS OF EARNINGS

                                       FOR THE YEARS ENDED
                                            DECEMBER 31,
                                       -------------------
                                        2002         2001
                                        ----         ----
Expenses                                $  -         (35)
Income of subsidiaries                   389         243
                                        ----         ---
 Net earnings                           $389         208
                                        ====         ===

                                                                     (continued)

                          OLD FLORIDA BANKSHARES, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                    FOR THE YEARS ENDED
                                                                        DECEMBER 31,
                                                                    -------------------
                                                                     2002        2001
                                                                     ----        ----
Cash flows from operating activities:
     Net earnings                                                    $389         208
     Adjustments to reconcile net earnings to net cash used in
       operating activities:
           (Decrease) increase in other liabilities                   (33)         35
           Equity in undistributed earnings of subsidiaries          (389)       (243)
                                                                     ----        ----

           Net cash used in operating activities                      (33)          -
                                                                     ----        ----

Cash flows from investing activity-
     Cash dividends received from subsidiary                           60           -
                                                                     ----        ----

Net increase in cash                                                    -

Cash at beginning of the year                                           -           -
                                                                     ----        ----

Cash at end of year                                                  $ 27           -
                                                                     ====        ====
Noncash transaction:
     Change in investment in subsidiary due to change in
           accumulated other comprehensive income, change in
           unrealized gain on securities available
           for sale, net of income tax                               $ 71          54
                                                                     ====        ====

(16) OTHER EVENTS

     On December 31, 2002, the Holding Company entered into an Agreement and
          Plan of Merger (the "Merger Agreement") with Marine Bancshares, Inc. ("Marine") pursuant to which Marine agreed to merge with and into the Holding Company under the terms of the Merger Agreement, each share of Marine common stock will be exchanged for .62 of a share of the common stock of the Holding Company. Marine is the parent company of Marine National Bank, which operates from one office in Collier County, Florida. The merger is expected to be consummated in the second quarter of 2003. Marine has total assets of approximately $60 million and stockholders' equity of approximately $6 million. The Holding Company will account for this transaction using the purchase method of accounting.

                                                                      APPENDIX G

                             MARINE BANCSHARES, INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2002 AND 2001

                 (WITH INDEPENDENT ACCOUNTANTS' REPORTS THEREON)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Marine Bancshares, Inc.

We have audited the accompanying consolidated balance sheets of Marine Bancshares, Inc. and subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marine Bancshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Porter Keadle Moore LLP

Atlanta, Georgia
January 24, 2003

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2002 AND 2001

                               Assets                                                2002                 2001
                                                                                     ----                 ----
Cash and due from banks                                                          $  1,001,385             688,427
Interest-bearing deposits with banks                                                2,194,000                   -
Federal funds sold and securities purchased under agreements to resell              2,375,872                   -
                                                                                 ------------          ----------

         Cash and cash equivalents                                                  5,571,257             688,427

Investment securities available for sale                                           19,053,262          17,874,779
Other investments                                                                     617,575             694,425
Loans, net                                                                         32,753,312          34,624,074
Premises and equipment                                                              4,504,287           4,591,618
Accrued interest receivable and other assets                                          352,503             513,915
                                                                                 ------------          ----------

                                                                                 $ 62,852,196          58,987,238
                                                                                 ============          ==========

                    Liabilities and Stockholders' Equity

Deposits:
   Non-interest bearing demand                                                   $  1,940,859           2,052,114
   Money market, interest bearing demand and savings                               20,123,640          14,934,076
   Time deposits                                                                   28,074,075          30,050,233
                                                                                 ------------          ----------

              Total deposits                                                       50,138,574          47,036,423

   Federal funds purchased                                                                  -           1,750,000
   Federal Home Loan Bank advances                                                  4,800,000           2,000,000
   Accrued interest payable and other liabilities                                     903,497           1,012,089
                                                                                 ------------          ----------

         Total liabilities                                                         55,842,071          51,798,512
                                                                                 ------------          ----------

Commitments

Shareholders' equity:
   Preferred stock, par value $.01 per share, 2,000,000 shares authorized,
      no shares issued and outstanding                                                      -                   -
   Common stock, par value $.01 per share, 10,000,000 shares authorized;
      1,150,000 shares issued and outstanding                                          11,500              11,500
   Additional paid-in capital                                                      10,831,123          10,831,123
   Accumulated deficit                                                             (3,980,004)         (3,539,649)
   Accumulated other comprehensive income (loss)                                      147,506            (114,248)
                                                                                 ------------          ----------

         Total shareholders' equity                                                 7,010,125           7,188,726
                                                                                 ------------          ----------

                                                                                 $ 62,852,196          58,987,238
                                                                                 ============          ==========

See accompanying notes to consolidated financial statements.

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                             2002                2001
                                                                             ----                ----
Interest income:
   Loans, including fees                                                 $ 2,307,327          2,844,427
   Investment securities                                                   1,230,593            670,812
   Federal funds sold                                                         47,224            320,712
   Other                                                                      48,978             58,773
                                                                         -----------          ---------

               Total interest income                                       3,634,122          3,894,724
                                                                         -----------          ---------

Interest expense:
   Deposits                                                                1,784,022          2,299,386
   Other borrowings                                                          217,092            307,809
                                                                         -----------          ---------

               Total interest expense                                      2,001,114          2,607,195
                                                                         -----------          ---------

               Net interest income                                         1,633,008          1,287,529

Provision for loan losses                                                    308,086             40,000
                                                                         -----------          ---------

               Net interest income after provision for loan losses         1,324,922          1,247,529
                                                                         -----------          ---------

Non-interest income:
   Service charges on deposit accounts                                        48,347             43,105
   Other service charges and fees                                            125,076             93,824
   Other income                                                                3,653              6,049
   Gain on sale of securities                                                 23,438             52,480
                                                                         -----------          ---------

            Total other income                                               200,514            195,458
                                                                         -----------          ---------

Non-interest expenses:
   Salaries and employee benefits                                          1,000,785            786,621
   Occupancy expense                                                         259,521            315,115
   Other operating                                                           705,485            683,527
                                                                         -----------          ---------

               Total other expenses                                        1,965,791          1,785,263
                                                                         -----------          ---------

               Net loss                                                  $  (440,355)          (342,276)
                                                                         ===========          =========

Loss per share                                                           $      (.38)              (.30)
                                                                         ===========          =========

Weighted average shares outstanding                                        1,150,000          1,150,000
                                                                         ===========          =========

See accompanying notes to consolidated financial statements.

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                             2002             2001
                                                                             ----             ----
Net loss                                                                  $(440,355)        (342,276)
                                                                          ---------         --------
Other comprehensive income:
     Unrealized gains (losses) on investment
        securities available for sale                                       417,680         (168,451)
     Reclassification adjustment for gains on
        sales of investment securities available for sale                   (23,438)         (52,480)
                                                                          ---------         --------

     Total other comprehensive income (loss),
        before income taxes                                                 394,242         (220,931)
                                                                          ---------         --------

Income tax (expense) benefit related to other comprehensive income:
     Unrealized holding gains (losses) on investment
        securities available for sale                                      (132,488)          78,827
                                                                          ---------         --------

     Total other comprehensive income (loss),
        net of tax                                                          261,754         (142,104)
                                                                          ---------         --------

Total comprehensive loss                                                  $(178,601)        (484,380)
                                                                          =========         ========

See accompanying notes to consolidated financial statements.

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                                             Accumulated
                                                        Additional                              Other
                                         Common           Paid-In        Accumulated        Comprehensive
                                          Stock           Capital          Deficit              Income           Total
                                          -----           -------          -------              ------           -----
Balance, December 31, 2000             $   11,500       10,831,123       (3,197,373)            27,856         7,673,106

Net loss                                        -                -         (342,276)                 -          (342,276)

Change in accumulated other
    comprehensive income (loss),
    net of tax                                  -                -                -           (142,104)         (142,104)
                                       ----------       ----------       ----------           --------         ---------

Balance, December 31, 2001                 11,500       10,831,123       (3,539,649)          (114,248)        7,188,726

Net loss                                        -                -         (440,355)                 -          (440,355)

Change in accumulated other
    comprehensive income (loss),
    net of tax                                  -                -                -            261,754           261,754
                                       ----------       ----------       ----------           --------         ---------

Balance, December 31, 2002             $   11,500       10,831,123       (3,980,004)           147,506         7,010,125
                                       ==========       ==========       ==========           ========         =========

See accompanying notes to consolidated financial statements.

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                                    2002                2001
                                                                                    ----                ----
Cash flows from operating activities:
   Net loss                                                                    $   (440,355)           (342,276)
   Adjustments to reconcile net loss to net cash
      provided (used) by operating activities:
         Depreciation, amortization and accretion                                   321,725             181,637
         Provision for loan losses                                                  308,086              40,000
         Gain on sale of securities                                                 (23,438)            (52,480)
         Change in:
            Interest receivable and other assets                                    128,760             (58,622)
            Interest payable and other liabilities                                 (192,728)            163,749
                                                                               ------------         -----------

                        Net cash provided (used) by operating activities            102,050             (67,992)
                                                                               ------------         -----------

Cash flows from investing activities:
   Purchases of securities available for sale                                   (23,339,823)        (20,796,875)
   Purchases of other investments                                                         -             (50,000)
    Proceeds from sales of other investments                                         76,850                   -
   Proceeds from sales of securities available for sale                           7,023,438           1,818,000
   Proceeds from calls, pay-downs and maturities of securities
      available for sale                                                         15,475,578          10,738,888
   Net change in loans                                                            1,562,676          (4,237,343)
   Purchase of premises and equipment                                              (170,090)           (268,828)
                                                                               ------------         -----------

                        Net cash provided (used) by investing activities            628,629         (12,796,158)
                                                                               ------------         -----------

Cash flows from financing activities:
   Net increase in deposits                                                       3,102,151           8,335,831
   Net change in federal funds purchased                                         (1,750,000)            690,509
   Proceeds from Federal Home Loan Bank advances                                  2,800,000                   -
   Repayments of Federal Home Loan Bank advances                                          -          (4,000,000)
                                                                               ------------         -----------

                        Net cash provided by financing activities                 4,152,151           5,026,340
                                                                               ------------         -----------

Net change in cash and cash equivalents                                           4,882,830          (7,837,810)

Cash and cash equivalents at beginning of year                                      688,427           8,526,237
                                                                               ------------         -----------

Cash and cash equivalents at end of year                                       $  5,571,257             688,427
                                                                               ============         ===========

Supplemental disclosures of cash flow information and noncash transactions:
   Cash paid during the year for interest                                      $  2,155,018           2,230,799
   Change in unrealized gain (loss) on investment
      securities available for sale, net of tax                                $    261,754            (142,104)

See accompanying notes to consolidated financial statements.

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization

         Marine Bancshares, Inc. (the "Company") was incorporated under the laws of the state of Florida on January 23, 1997. The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, Marine National Bank (the "Bank"). All significant intercompany balances and transactions have been eliminated.

         The Company is primarily regulated by the Federal Reserve Bank, and serves as the one bank holding company for the Bank. The Bank operates under a national bank charter and provides a full range of banking services primarily within the Naples, Florida area. As a national bank, the bank is subject to regulation of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

         Basis of Presentation

         The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP"), and with general practices in the banking industry.

         The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and valuation allowances associated with the realization of deferred tax assets, the recognition of which are based on future taxable income.

         Cash and Cash Equivalents

         Cash and due from banks, interest-bearing deposits with banks, securities purchased under agreements to resell and federal funds sold are considered cash and cash equivalents for cash flow reporting purposes. Generally, securities purchased under agreements to resell and federal funds are sold for one-day periods.

         Investment Securities

         The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2002 and 2001, the Company had classified all of its investment securities as available for sale.

         Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

         A decline in the market value of any available for sale investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

         Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

         Other Investments

         Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

         Loans and Allowance for Loan Losses

         Loans are stated at principal amount outstanding, net of deferred loan fees and the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination fees, net of certain origination costs, are deferred and recognized as income over the life of the related loan.

         Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected.

         Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings and the recognition of interest is placed on a cash basis when such loans are placed on nonaccrual status.

         The allowance for loan losses is established through a provision for loan losses charged to earnings. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount, which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

         Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates loans in different grading categories. Grades five, six and seven, which represent criticized or classified loans (loans with greater risk of loss potential), are assigned allocations of loss based on published regulatory guidelines. These loans are inadequately protected by the current net worth or paying capacity of the borrower or the collateral pledged. Loans classified in this manner have well-defined weaknesses that jeopardize liquidation of the debt. Loans graded one through four are stratified by type and allocated loss ranges based on management's perception of the inherent loss for the strata. The combination of these results are compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an independent external loan reviewer to challenge and corroborate the internal loan ratings and provide additional analysis in determining the adequacy of the allowance for loan losses.

         Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

         Premises and Equipment

         Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

Buildings and improvements                      10 - 40 years
Furniture, fixtures and equipment                3 - 20 years

         Income Taxes

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the recognition of future tax benefits, such as net operating loss carryforwards, is required to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

         In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

         Derivative Financial Instruments

         In the normal course of business, the Company enters into derivative contracts, such as interest rate floors and caps, to manage interest rate risk by modifying the characteristics of the related balance sheet instruments in order to reduce the adverse effect of changes in interest rates. Interest rate floors and caps are agreements whereby the Company obtains the right to receive interest payments when an interest rate moves above or below a specified floor or cap rate. All derivative financial instruments are recorded at fair value in the financial statements.

         On the date a derivative contract is entered into, the Company designates the derivative as a fair value hedge, a cash flow hedge, or a trading instrument. Changes in the fair value of instruments used as fair value hedges are accounted for in the earnings of the period simultaneous with accounting for the fair value change of the item being hedged. Changes in the fair value of the effective portion of cash flow hedges are accounted for in other comprehensive income rather then earnings. Changes in fair value of instruments that are not intended as a hedge are accounted for in the earnings of the period of the change. At December 31, 2002 and 2001, the Company's derivative contracts were accounted for as cash flow hedges.

         Net Loss Per Share

         Net loss per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares. As the Company was in a net loss position at December 31, 2002 and 2001, the inclusion of any potential common shares related to

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

         Net Loss Per Share (continued)

         stock options or warrants would have had an antidilutive effect on the Company's earnings per share. Antidilutive options and warrants totaled 243,125 and 233,125 as of December 31, 2002 and 2001, respectively.

         Stock-Based Compensation

         The Company has an incentive stock option plan for certain of its key officers and employees in order that they may purchase Company stock at a certain price. A total of 200,000 shares were reserved for possible issuance under this plan. Of the options granted in 2001, 50,000 vested immediately and 80,000 vest over a four-year period. The options granted in 2002 vest over a three-year period. All options expire after ten years. All options granted prior to 2001 have been forfeited and are no longer outstanding.

                                                2002                         2001
                                      ------------------------    ------------------------
                                                      Weighted                    Weighted
                                                      Average                     Average
                                                      Option                      Option
                                                       Price                       Price
                                       Shares        Per Share     Shares        Per Share
                                       ------        ---------     ------        ---------
Outstanding, beginning of year        130,000          $ 5.29      65,000          $10.00
Forfeited during the year             (20,000)         $ 6.00     (65,000)         $10.00
Granted during the year                30,000          $ 6.00     130,000          $ 5.62
                                      -------          ------     -------          ------

Outstanding, end of year              140,000          $ 5.64     130,000          $ 5.62
                                      =======          ======     =======          ======

Number of shares exercisable           90,000          $ 5.44      70,000          $ 5.29
                                      =======                     =======

         The weighted average grant-date fair value of options granted in 2002 and 2001 was $1.62 and $2.41, respectively. Options outstanding at December 31, 2002 are exercisable at option prices ranging from $5.00 to $6.00 and have a weighted average remaining contractual life of approximately 8 years.

         The Plan is accounted for under Accounting Principles Board Opinion No. 25 and related interpretations. No compensation expense has been recognized related to the grant of the incentive stock options. Had compensation cost been determined based upon the fair value of the options at the grant dates, the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below. For disclosure purposes, the Company immediately recognized the expense associated with the option grants assuming that all awards will vest.

                                                     2002              2001
                                                     ----              ----
Net loss               As reported                $(440,355)         (342,276)
                          Compensation cost         (48,660)         (313,300)
                          Forfeitures                48,200            13,601
                                                  ---------          --------

                       Proforma                   $(440,815)         (641,975)
                                                  =========          ========

Net loss per share     As reported                $    (.38)             (.30)
                       Proforma                   $    (.38)             (.56)

         The fair value of each option granted in 2002 and 2001 is estimated on the date of grant using the Minimum Value pricing model with the following weighted average assumptions: dividend yield of 0%; risk free interest rate of 4% and 5% respectively, and an expected life of 8 years.

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

(2)      INVESTMENT SECURITIES

         Investment securities available for sale at December 31, 2002 and 2001 are as follows:

                                                         December 31, 2002
                                 -----------------------------------------------------------------
                                                       Gross              Gross         Estimated
                                  Amortized          Unrealized         Unrealized        Fair
                                     Cost              Gains              Losses          Value
                                 -----------         ----------         ----------      ----------
Mortgage-backed securities       $11,808,502           117,901             2,111        11,924,292
U.S. Treasuries and U.S.
     Government agencies           7,004,368           124,602                 -         7,128,970
                                 -----------           -------             -----        ----------

                                 $18,812,870           242,503             2,111        19,053,262
                                 ===========           =======             =====        ==========

                                                         December 31, 2001
                                 -----------------------------------------------------------------
                                                       Gross              Gross         Estimated
                                  Amortized          Unrealized         Unrealized        Fair
                                     Cost              Gains              Losses          Value
                                 -----------         ----------         ----------      ----------
Mortgage-backed securities       $ 5,016,054           62,863                 469        5,078,448
U.S. Treasuries and U.S.
     Government agencies          12,996,875                -             200,544       12,796,331
                                 -----------           ------             -------       ----------

                                 $18,012,929           62,863             201,013       17,874,779
                                 ===========           ======             =======       ==========

         The amortized cost and estimated fair value of investment securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                   Amortized             Estimated
                                     Cost                Fair Value
                                  -----------            ----------
Due within one year               $   504,368               507,965
Due from one to five years          1,500,000             1,506,725
Due from five to ten years          1,000,000             1,000,000
Due after ten years                 4,000,000             4,114,280
Mortgage-backed securities         11,808,502            11,924,292
                                  -----------            ----------

                                  $18,812,870            19,053,262
                                  ===========            ==========

         Proceeds from sales of investment securities available for sale during 2002 and 2001 were $7,023,438 and $1,818,000, respectively. Gross gains of $23,438 and $52,480 were realized on 2002 and 2001 sales, respectively.

         Securities with a carrying value of approximately $10,224,000 and $5,078,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits as required by law and for other purposes.

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

(3)      LOANS

         Major classifications of loans at December 31, 2002 and 2001 are summarized as follows:

                                                     2002             2001
                                                     ----             ----
Commercial and commercial real estate           $  19,766,252      22,009,225
Real estate - mortgage                              9,592,318      10,554,067
Lines of credit                                       498,284         621,063
Consumer                                            3,518,173       1,768,179
                                                -------------      ----------
                                                   33,375,027      34,952,534

Less:    Net deferred loan fees                        55,796          67,344
         Allowance for loan losses                    565,919         261,116
                                                -------------      ----------

                                                $  32,753,312      34,624,074
                                                =============      ==========

         The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of the city of Naples, Collier County, Florida and adjoining counties. Commercial loans are primarily extended to small and mid-sized corporate borrowers in service and manufacturing related industries. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate. Therefore the Bank could be susceptible to economic downturns and natural disasters that affect real estate values or development.

         In the normal course of business, the Bank buys and sells loan participations to other financial institutions. Loan participations are typically entered into to comply with legal lending limits to one borrower imposed by regulatory authorities. The participations are sold without recourse to the Bank and the Bank imposes no transfer or ownership restrictions on the purchaser. The Bank uses the same credit policies and standards in purchasing loan participations as it does for loans it originates. At December 31, 2002, the Bank had $10,405,344 in loan participations purchased and $2,879,460 in loan participations sold.

         Changes in the allowance for loan losses were as follows:

                                          2002              2001
                                          ----              ----
Balance at beginning of year          $    261,116        230,000
Provisions for loan losses                 308,086         40,000
Loans charged off                           (3,430)        (8,884)
Recoveries                                     147              -
                                      ------------        -------

Balance at end of year                $    565,919        261,116
                                      ============        =======

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

(4)      PREMISES AND EQUIPMENT

         Major classifications of premises and equipment are summarized as follows:

                                                   2002              2001
                                                   ----              ----
Land                                           $  1,050,000       1,050,000
Buildings                                         3,327,371       3,307,442
Furniture, fixtures and equipment                   845,546         704,085
                                               ------------       ---------

                                                  5,222,917       5,061,527
Less accumulated depreciation                       718,630         469,909
                                               ------------       ---------

                                               $  4,504,287       4,591,618
                                               ============       =========

         Depreciation expense amounted to $257,910 and $222,414 in 2002 and 2001, respectively.

(5)      DEPOSITS

         The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $12,826,000 and $14,255,000 at December 31, 2002 and 2001, respectively.

         Maturities of time deposits at December 31, 2002 are as follows:

2003                        $15,891,905
2004                         10,331,823
2005                            872,253
2006                             10,000
2007                            968,094
                            -----------

                            $28,074,075
                            ===========

(6)      HEDGING TRANSACTIONS

         In 2000, the Bank entered into three interest rate cap agreements with two financial institutions at a total cost of $47,100. The interest rate cap agreements provide for a variable cash flow if interest rates exceed the cap rate, based on a notional principle amount and maturity date and are accounted for as of cash flow hedges. The agreements are recorded at fair value and related gains or losses are deferred in shareholders' equity (as a component of comprehensive income). The premiums paid for these agreements are amortized over the life of the agreement and are reflected as an adjustment to interest expense. For the years ended December 31, 2002 and 2001, the fair value of these agreements was $0 and the Bank expensed $15,700 and $7,350, respectively, related to the amortization of the premiums paid. The table below summarizes the Bank's interest rate cap agreements at December 31, 2002:

Notional amount                 $3,000,000              $3,000,000
Fair market value                        -                       -
Cap rate                              7.50%                   7.50%
Termination date           August 25, 2003      September 22, 2003

(7)      OTHER BORROWINGS

         The Bank has an agreement with the Federal Home Loan Bank ("FHLB") to provide the Bank with credit facilities. FHLB advances at December 31, 2002 and 2001 consist of the following and are collateralized by securities held in the Bank's portfolio:

  Maturity Date         Interest Rate                        2002                    2001
  -------------         -------------                        ----                    ----
December 5, 2003            6.44%          Fixed         $ 2,000,000              2,000,000
January 11, 2012            2.39%          Fixed           2,800,000                      -
                                                         -----------              ---------
                                                         $ 4,800,000              2,000,000
                                                         ===========              =========

         As of January 11, 2003 and each payment date thereafter, the FHLB has the option to convert the $2,800,000 advance into a three month LIBOR-based floating rate advance. If the FHLB elects to convert the advance, the Bank may terminate the transaction without payment of a prepayment fee.

         The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB advances. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 2002 and 2001 the Bank owned FHLB stock amounting to $350,000.

         Additionally, at December 31, 2002, the Bank had unused lines of credit totaling $14,000,000. Those lines of credit included $4,000,000 available for the purchase of overnight federal funds from two correspondent financial institutions and $10,000,000 available under a line of credit agreement secured by marketable securities. At December 31, 2002 the Bank had no borrowings outstanding under these lines of credit.

(8)      EMPLOYEE AND DIRECTOR BENEFIT PROGRAMS

         The Company has a 401(k) profit sharing plan which is available to substantially all employees, subject to certain age and service requirements. The Company contributes to the plan 50% of an eligible employee's deferral on the first 4% that the eligible employee defers, and may make discretionary contributions in excess of that amount based on the Company's profitability and approval of the Board of Directors. Employee contributions are 100% vested as amounts are credited to the employee's account. Company contributions become 25% vested when an employee has completed one year of service, and vest at a rate of 25% per year thereafter, fully vesting when an employee has completed four years of service. The Company's contribution amounted to $3,824 and $6,608 in 2002 and 2001, respectively.

         In connection with the initial offering of common stock, the Company granted to certain organizers warrants to purchase .65 shares of common stock (at an exercise price of $10 per share) for each initial share purchased by such organizers in the offering. The warrants will vest in equal increments over a three year period commencing on February 10, 1999, the date of grant, and expire ten years after the date of grant. The Company has 103,125 warrants outstanding for issuance of shares of its common stock.

(9)      INCOME TAXES

         At December 31, 2002, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $3,045,000, which will expire beginning in 2018 if not previously utilized. No income tax expense or benefit was recorded for the years ended December 31, 2002 or 2001 due to this loss carryforward.

         The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax balance is included as a component of other assets at December 31, 2002 and 2001.

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

                                                                   2002               2001
                                                                   ----               ----
Deferred income tax assets:
   Allowance for loan losses                                   $   203,796             87,863
   Pre-opening expenses                                            139,444            217,772
   Net operating loss carryforwards                              1,145,879          1,035,494
   Net unrealized loss on securities available for sale                  -             48,352
                                                               -----------         ----------

          Total gross deferred income tax assets                 1,489,119          1,389,481
                                                               -----------         ----------

Deferred income tax liabilities:
   Net unrealized gain on securities available for sale            (84,136)                 -
   Premises and equipment                                           (3,024)           (18,354)
                                                               -----------         ----------

          Total gross deferred income tax liability                (87,160)           (18,354)
                                                               -----------         ----------

          Net deferred income tax assets                         1,401,959          1,371,127

          Valuation allowance                                   (1,486,095)        (1,322,775)
                                                               -----------         ----------

          Net deferred income tax asset (liability)            $   (84,136)            48,352
                                                               ===========         ==========

         The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the deferred tax assets as their realization is dependent on future taxable income.

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

(10)     COMMITMENTS

         The Bank leases a banking facility under an operating lease arrangement. Future minimum lease payments required for this operating lease at December 31, 2002 are as follows:

2003                               $ 36,000
2004                                 36,000
2005                                 36,000
2006                                 36,000
2007                                 27,000
                                   --------
Total minimum obligation           $171,000
                                   ========

         Total rent expense was approximately $16,000 and $23,000 for 2002 and 2001, respectively. The Company leases office space located in the Bank's building and recorded rental income in 2002 and 2001 of approximately $144,000 and $58,000, respectively.

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         In most cases, the Bank does require collateral to support financial instruments with credit risk.

                                                                                    Contractual Amount
                                                                            --------------------------------
                                                                                2002                  2001
                                                                                ----                  ----
Financial instruments whose contract amounts represent credit risk:
    Commitments to extend credit                                            $  8,048,000           4,904,000
    Standby letters of credit                                               $     55,000              55,000

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting these commitments for which collateral is deemed necessary. Most letters of credit were not collateralized at December 31, 2002 and 2001.

         On September 11, 2001, the Bank entered into a written agreement with the Office of the Comptroller of the Currency ("OCC") to take certain corrective actions involving management of its liquidity, interest rate risk, loan portfolio administration, and review of its bank information systems and effectiveness of its internal audit program. On January 15, 2003, the Bank received notification from the OCC that the Bank was considered to be in full compliance with the written agreement. Until the agreement has been formally terminated by the OCC, failure to comply with the various proposed provisions could subject the Bank to more restrictive and onerous regulatory actions.

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

         In 2002, the Bank entered into employment agreements with certain key employees. The agreements, among other things, include salary and bonus, incentive stock option, and change in control provisions. In the event of a change in control, the employee may elect to terminate the agreement and receive a lump sum cash payment in an amount specified by each employment agreement.

(11)     RELATED PARTY TRANSACTIONS

         The Company conducts transactions with directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following summary reflects activity for related party loans for 2002:

Beginning balance                                 $  540,000
New loans                                            705,000
Repayments                                           (50,000)
                                                  ----------
Ending balance                                    $1,195,000
                                                  ==========

         The Bank had deposits for related parties totaling approximately $1,990,000 and $944,000 at December 31, 2002 and 2001, respectively.

(12)     REGULATORY MATTERS

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets and of Tier I Capital (as defined) to average assets. Management believes, as of December 31, 2002 and 2001, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

         As of December 31, 2002, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

         The Company's shareholders' equity is approximately $450,000 in excess of the Bank's capital. As such, the Company's capital amounts and ratios are categorized as well capitalized.

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

         The Bank's actual capital amounts (in thousands) and ratios are presented in the table.

                                                                                              To Be Well
                                                                                           Capitalized Under
                                                                        For Capital        Prompt Corrective
                                                      Actual         Adequacy Purposes     Action Provisions
                                                 ----------------    -----------------     -----------------
                                                 Amount     Ratio    Amount      Ratio     Amount      Ratio
                                                 ------     -----    ------      -----     ------      -----
AS OF DECEMBER 31, 2002:
   Total Capital (to Risk Weighted Assets)       $6,925    16.85%    $3,288      8.00%     $4,110     10.00%
   Tier I Capital (to Risk Weighted Assets)      $6,411    15.60%    $1,644      4.00%     $2,466      6.00%
   Tier I Capital (to Average Assets)            $6,411    10.31%    $2,487      4.00%     $3,109      5.00%

AS OF DECEMBER 31, 2001:
   Total Capital (to Risk Weighted Assets)       $7,098    17.35%    $3,272      8.00%     $4,090     10.00%
   Tier I Capital (to Risk Weighted Assets)      $6,837    16.72%    $1,636      4.00%     $2,454      6.00%
   Tier I Capital (to Average Assets)            $6,837    11.53%    $2,373      4.00%     $2,966      5.00%

         Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory capital and retained net earnings in prior years. As of December 31, 2002, the Bank could not distribute dividends without prior regulatory approval.

(13)     MARINE BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                 Balance Sheets

                           December 31, 2002 and 2001

                 Assets                                 2002                   2001
                                                        ----                   ----
Cash                                                 $  343,288               356,802
Investment in Marine National Bank                    6,557,962             6,723,049
Other investments                                        74,425                74,425
Premises and equipment                                   34,450                34,450
                                                     ----------             ---------

                                                     $7,010,125             7,188,726
                                                     ==========             =========

    Liabilities and Shareholders' Equity

Shareholders' equity                                 $7,010,125             7,188,726
                                                     ==========             =========

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

                            Statements of Operations

                 For the Years Ended December 31, 2002 and 2001

                                                             2002                  2001
                                                             ----                  ----
Interest on investment securities and other               $   6,598                30,390

Other operating expenses                                     20,112                39,921
                                                          ---------              --------

             Loss before equity in undistributed
                 earnings of subsidiary                     (13,514)               (9,531)

Equity in undistributed net loss of subsidiary             (426,841)             (332,745)
                                                          ---------              --------

             Net earnings                                 $(440,355)             (342,276)
                                                          =========              ========

(13) MARINE BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                            Statements of Cash Flows

                 For the Years Ended December 31, 2002 and 2001

                                                                              2002             2001
                                                                              ----             ----
Cash flows from operating activities:
   Net loss                                                                $(440,355)        (342,276)
   Adjustments to reconcile net loss to net cash
      used by operating activities:
         Equity in undistributed earnings of subsidiaries                    426,841          332,745
         Change in other assets                                                    -            4,395
                                                                           ---------         --------

                  Net cash used by operating activities                      (13,514)          (5,136)
                                                                           ---------         --------

Net cash flows used by investing activities, consisting of
   infusion of capital in Bank                                                     -         (500,000)

Net change in cash                                                           (13,514)        (505,136)
                                                                           ---------         --------

Cash at beginning of year                                                    356,802          861,938
                                                                           ---------         --------

Cash at end of year                                                        $ 343,288          356,802
                                                                           =========         ========

Supplemental schedule of noncash financing and investing activities:
   Change in net unrealized gain (loss) on investment
      securities available for sale                                        $ 261,754         (142,104)

                     MARINE BANCSHARES, INC. AND SUBSIDIARY

(14)     PROPOSED MERGER

         On December 31, 2002, the Board of Directors of the Company signed a definitive agreement to merge with Old Florida Bancshares, Inc. ("Old Florida"), a Fort Myers, Florida bank holding company. The proposed merger provides for the conversion of each common share and share equivalent of the Company into .62 shares of Old Florida common stock and contains certain provisions for the maintenance of minimum capital levels until the date the merger is consummated. The proposed merger is subject to the consent of various regulatory authorities and shareholder approval.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act ("FBCA") provides that Florida corporations may indemnify an individual made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, because the individual is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employer or agent of another corporation, trust if the person: (i) acted in good faith and (ii) believed his conduct was in the corporation's best interest or was not opposed to the corporation's best interest and with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful. Certain additional limitations apply to the right to indemnification when the lawsuit is brought by or in the name of the corporation.

         The FBCA further provides that a corporation shall indemnify an individual who was successful on the merits or otherwise in the defense of any proceeding to which the director, officer, employee or agent was a party because the individual was or is a director, officer, employee or agent of the corporation, for reasonable expenses incurred by the director in connection with the proceeding. The FBCA also provides that a corporation may purchase and maintain insurance on behalf of the individual who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee, or agent, regardless of whether the corporation would have the power to indemnify the person for such liability under the FBCA.

         Article VI of the Registrant's Bylaws provides that the Registrant has the power to indemnify its directors and officers under certain circumstances, consistent with the provisions of the FBCA.

         The Registrant has purchased a standard directors' and officers' liability insurance policy which, subject to any limitations set forth in the policy, indemnifies the Registrant's directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed while serving in their official capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits.

EXHIBIT
 NUMBER           DESCRIPTION OF EXHIBITS

   2.1 Agreement and Plan of Merger, dated as of December 31, 2002, by and between Old Florida and Marine (included in Appendix A to the proxy statement/prospectus and incorporated by reference herein)

   2.2 Option Agreement, dated as of December 31, 2002, between Old Florida and Marine (included in Appendix B to the proxy statement/prospectus and incorporated by reference herein)

   2.3 Shareholder Agreement, dated as of December 31, 2002, among Old Florida, Marine and certain directors of Marine (included in Appendix C to the proxy statement/prospectus and incorporated by reference herein)

   3.1 Articles of Incorporation of Old Florida as filed with the Florida Department of State

   3.2            Bylaws of Old Florida

     5 Opinion of Werner & Blank, LLC, counsel to Old Florida, as to the legality of the securities being issued

    *8 Opinion of Werner & Blank, LLC, counsel to Old Florida, as to tax matters

  10.1 Lease Agreement dated December 21, 1998, between Old Florida Bank and Colony Corporate Centre, Inc., together with Option Term and Addendum to Lease Agreement

  10.2            Old Florida Bank Directors' Stock Option Plan

  10.3            Assumption of Directors' Stock Option Plan, dated
                  July 1, 2001, between Old Florida and Old Florida Bank

  10.4 Form of Directors' Stock Option Agreement used under Old Florida Bank Directors' Stock Option Plan

  10.5            Old Florida Bank Officers' and Employees' Stock Option Plan

  10.6 Assumption of Officers' and Employees' Stock Option Plan, dated July 1, 2001, between Old Florida and Old Florida Bank

  10.7 Form of Incentive Stock Option Agreement used under Old Florida Bank Officers' and Employees' Stock Option Plan

  10.8 Employment Agreement, dated as of January 17, 2000, between Old Florida Bank and Larry W. Johnson

  10.9 Employment Agreement, dated as of January 17, 2000, between Old Florida Bank and Nicholas J. Panicaro

 10.10 Engagement letter, dated October 3, 2002, between Old Florida and Austin Associates, LLC

 10.11 Agreement and Plan of Share Exchange among Old Florida Bank and Old Florida Bankshares, Inc. dated as of March 12, 2001

    21            Subsidiaries of Old Florida

  23.1 Consent of Werner & Blank, LLC with respect to its opinion relating to the legality of the securities being issued (included in Exhibit 5)

 *23.2 Consent of Werner & Blank, LLC with respect to its tax opinion (included in Exhibit 8)

  23.3            Consent of Hacker, Johnson & Smith PA (with respect to Old
                  Florida)

  23.4            Consent of Porter Keadle Moore, LLP (with respect to Marine)

  23.5 Consent of T. Stephen Johnson & Associates, Inc., financial advisor to Marine

   24 Power of Attorney of Directors of Old Florida authorizing the signing of their names to this Registration Statement and any and all amendments to this Registration Statement and other documents submitted in connection herewith

 99.1 Form of Proxy to be used in connection with Special Meeting of Shareholders of Marine

 99.2 Form of Letter to be Sent to Shareholders of Marine (set forth following the cover page of this Registration Statement)

 99.3 Form of Notice of Special Meeting of Shareholders of Marine (set forth following the form of letter to be sent to shareholders of Marine in this Registration Statement)

 99.4             Fairness Opinion of T. Stephen Johnson & Associates, Inc.
                  (included in Appendix D to the proxy statement/prospectus and incorporated by reference herein)

--------------------
*   To be filed by amendment

(b)      FINANCIAL STATEMENT SCHEDULES.

         Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

(A)      The undersigned small business issuer hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(C)      The undersigned small business issuer hereby undertakes:

         (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on the 18th day of March, 2003.

                                    OLD FLORIDA BANKSHARES, INC.

                                    By:   /s/ Larry W. Johnson
                                        --------------------------------
                                        Larry W. Johnson
                                        Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated below on the 18th day of March, 2003.

            NAME                                    TITLE

              *                     Chairman of the Board and Director
-----------------------------
Frank Galeana

  /s/ Larry W. Johnson              President, Chief Executive Officer and
-----------------------------       Director (Principal Executive Officer)
Larry W. Johnson

  /s/ Nicholas J. Panicaro          Chief Financial Officer, Principal
-----------------------------       Accounting Officer, and Director
Nicholas J. Panicaro

              *                     Director
-----------------------------
Charles Bundschu, III

              *                     Director
-----------------------------
Joseph E. D'Jamoos

              *                     Director
-----------------------------
Elmo J. Hurst

              *                     Director
-----------------------------
Karl L. Johnson

---------------------
* By Larry W. Johnson pursuant to Power of Attorney executed by the directors and executive officers listed above, which Power of Attorney has been filed with the Securities and Exchange Commission.

  /s/ Larry W. Johnson
---------------------------------------
Larry W. Johnson
President and Chief Executive Officer

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER                              DESCRIPTION OF EXHIBITS

   2.1 Agreement and Plan of Merger, dated as of December 31, 2002, by and between Old Florida and Marine (included in Appendix A to the proxy statement/prospectus and incorporated by reference herein)

   2.2 Option Agreement, dated as of December 31, 2002, between Old Florida and Marine (included in Appendix B to the proxy statement/prospectus and incorporated by reference herein)

   2.3 Shareholder Agreement, dated as of December 31, 2002, among Old Florida, Marine and certain directors of Marine (included in Appendix C to the proxy statement/prospectus and incorporated by reference herein)

   3.1 Articles of Incorporation of Old Florida as filed with the Florida Department of State

   3.2          Bylaws of Old Florida

     5 Opinion of Werner & Blank, LLC, counsel to Old Florida, as to the legality of the securities being issued

    *8 Opinion of Werner & Blank, LLC, counsel to Old Florida, as to tax matters

  10.1 Lease Agreement dated December 21, 1998, between Old Florida Bank and Colony Corporate Centre, Inc., together with Option Term and Addendum to Lease Agreement

  10.2          Old Florida Bank Directors' Stock Option Plan

  10.3 Assumption of Directors' Stock Option Plan, dated July 1, 2001, between Old Florida and Old Florida Bank

  10.4 Form of Directors' Stock Option Agreement used under Old Florida Bank Directors' Stock Option Plan

  10.5          Old Florida Bank Officers' and Employees' Stock Option Plan

  10.6 Assumption of Officers' and Employees' Stock Option Plan, dated July 1, 2001, between Old Florida and Old Florida Bank

  10.7 Form of Incentive Stock Option Agreement used under Old Florida Bank Officers' and Employees' Stock Option Plan

  10.8 Employment Agreement, dated as of January 17, 2000, between Old Florida Bank and Larry W. Johnson

  10.9 Employment Agreement, dated as of January 17, 2000, between Old Florida Bank and Nicholas J. Panicaro

 10.10 Engagement letter, dated October 3, 2002, between Old Florida and Austin Associates, LLC

 10.11 Agreement and Plan of Share Exchange among Old Florida Bank and Old Florida Bankshares, Inc. dated as of March 12, 2001

    21          Subsidiaries of Old Florida

  23.1 Consent of Werner & Blank, LLC with respect to its opinion relating to the legality of the securities being issued (included in Exhibit 5)

 *23.2 Consent of Werner & Blank, LLC with respect to its tax opinion (included in Exhibit 8)

  23.3          Consent of Hacker, Johnson & Smith PA (with respect to Old
                Florida)

  23.4          Consent of Porter Keadle Moore, LLP (with respect to Marine)

  23.5 Consent of T. Stephen Johnson & Associates, Inc. , financial advisor to Marine

    24 Power of Attorney of Directors of Old Florida authorizing the signing of their names to this Registration Statement and any and all amendments to this Registration Statement and other documents submitted in connection herewith

  99.1 Form of Proxy to be used in connection with Special Meeting of Shareholders of Marine

  99.2 Form of Letter to be Sent to Shareholders of Marine (set forth following the cover page of this Registration Statement)

  99.3 Form of Notice of Special Meeting of Shareholders of Marine (set forth following the form of letter to be sent to shareholders of Marine in this Registration Statement)

  99.4          Fairness Opinion of T. Stephen Johnson & Associates, Inc.
                (included in Appendix D to the proxy statement/prospectus and incorporated by reference herein)

--------------------
*   To be filed by amendment